                        As filed with the Securities and Exchange Commission on June 5, 2002.
                                                                                    Registration No. 333-88944
=====================================================================================================================
                                          SECURITIES AND EXCHANGE COMMISSION
                                                 Washington, DC 20549
                                                  ------------------
                                                  AMENDMENT NO. 1
                                                          TO
                                                       FORM S-1

                                                REGISTRATION STATEMENT
                                                         UNDER
                                              THE SECURITIES ACT OF 1933
                                                  -------------------
                                              DARLING INTERNATIONAL INC.
                                (Exact name of Registrant as specified in its charter)
               Delaware                                  2070                               36-2495346
    (State or Other Jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
    Incorporation or Organization)            Classification Code Number)               Identification No.)
                                                  -------------------
                                        251 O'Connor Ridge Boulevard, Suite 300
                                                  Irving, Texas 75038
                                                     972.717.0300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
                                                  -------------------
                                                 Joseph R. Weaver, Jr.
                                             General Counsel and Secretary
                                              Darling International Inc.
                                        251 O'Connor Ridge Boulevard, Suite 300
                                                  Irving, Texas 75038
                                                     972.717.0300
                               (Name, Address Including Zip Code, and Telephone Number,
                                      Including Area Code, of Agent for Service)
                                                  ------------------
                                                    With copies to:
                                Fredric J. Klink, Esq.                         Guy Young, Esq.
                                     Dechert                                Haynes and Boone, LLP
                          4675 MacArthur Court, Suite 1400               1000 Louisiana, Suite 4300
                           Newport Beach, California 92660                  Houston, Texas 77002
                                   949.442.6000                                  713.547.2000
                                                   -----------------
     Approximate  date of  commencement  of  proposed  sale to the  public:  At such time or times on and  after  this
Registration Statement becomes effective as the selling stockholders may determine.
     If any of the  securities  being  registered  on this Form are to be  offered on a delayed  or  continuous  basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
     If this Form is filed to  register  additional  securities  for an offering  pursuant  to Rule  462(b)  under the
Securities  Act,  please check the following box and list the  Securities  Act  registration  statement  number of the earlier effective registration statement for the same offering. [ ] __________________
     If this form is a  post-effective  amendment  filed pursuant to Rule 462(c) under the  Securities  Act, check the following  box and list the  Securities  Act  registration  statement  number of the  earlier  effective  registration statement for the same offering. [ ] _________________
     If this form is a  post-effective  amendment  filed pursuant to Rule 462(d) under the  Securities  Act, check the following  box and list the  Securities  Act  registration  statement  number of the  earlier  effective  registration statement for the same offering. [ ] ___________________
     If delivery of the  prospectus is expected to be made pursuant to Rule 434,  please check the following  box. [ ]
___________________


                                                  ------------------
The  Registrant  hereby  amends this  Registration  Statement  on such date or dates as may be  necessary to delay its effective date until the Registrant shall file a further  amendment which  specifically  states that this Registration
Statement  shall  thereafter  become  effective in accordance with Section 8(a) of the Securities Act of 1933 or until this  Registration  Statement shall become  effective on such date as the Commission,  acting pursuant to said Section
8(a), may determine.
======================================================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                             Subject to Completion
                    Preliminary Prospectus dated June 4, 2002
PROSPECTUS
----------

                      [Logo of Darling International Inc.]

                       46,705,086 Shares of Common Stock
                   100,000 Shares of Series A Preferred Stock

                               ------------------

     Investing in our common stock or our Series A Preferred Stock involves a high degree of risk which is described in the "Risk Factors" section beginning on page 8 of this prospectus. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

                               -------------------

     We have prepared this prospectus to allow the selling stockholders we have identified herein, including their transferees, pledgees, donees and their successors, to offer for resale up to:

     o 46,705,086 shares of our common stock held by them; and

     o 100,000 shares of our Series A Preferred Stock held by them.

     The securities offered by this prospectus could be sold in several ways, including, in the case of the common stock, in transactions on the American Stock Exchange, or in the case of the common stock or the Series A Preferred
Stock, at prevailing market prices at the time of sale, or in privately negotiated transactions at prices agreed upon by the parties or through any other means described under the heading "Plan of Distribution" beginning on page
53. We cannot assure you that the selling stockholders will sell all or any portion of the common stock or the Series A Preferred Stock offered under this prospectus. Our company is not selling any shares of common stock or Series A Preferred Stock in this offering and therefore we will not receive any proceeds from any sale of securities offered by this prospectus. We are registering the shares of common stock and Series A Preferred Stock offered under this prospectus to satisfy registration rights of the selling stockholders. We have agreed to pay for all expenses in connection with the registration of the securities offered by this prospectus.

     Our common stock is quoted on the American Stock Exchange under the symbol "DAR." On June 3, 2002, the closing sales price of our common stock on the American Stock Exchange was $0.70 per share. There is no public market for the Series A Preferred Stock, and we do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for quotation through any automated quotation system.

     Our principal executive office is located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 and our telephone number is 972.717.0300.

     No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------
                The date of this prospectus is __________, 2002

                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----

Forward-Looking Statements.....................................................1
Prospectus Summary.............................................................1
Summary Historical And Pro Forma Consolidated Financial Data...................5
Risk Factors...................................................................8
Recapitalization..............................................................15
Use Of Proceeds...............................................................16
Market For Common Equity And Related Stockholder Matters......................16
Dividend Policy...............................................................16
Capitalization................................................................17
Selected Historical And Pro Forma Consolidated Financial Data.................18
Management's Discussion And Analysis Of Financial Condition And Results
Of Operations.................................................................20
Our Business..................................................................27
Our Management................................................................33
Report Of The Compensation Committee..........................................40
Compliance With Section 16(a) Of The Exchange Act.............................41
Certain Relationships And Related Transactions................................41
Performance Graph.............................................................42
Security Ownership Of Certain Beneficial Owners And Management................43
Description Of Senior Credit Agreement........................................46
Description Of Capital Stock..................................................48
Selling Stockholders..........................................................51
Plan Of Distribution..........................................................53
Material U.S. Federal Tax Considerations......................................55
Legal Matters.................................................................59
Experts.......................................................................59
Where You Can Find More Information...........................................59
Index To Consolidated Financial Statements...................................F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Factors that could contribute to these differences are discussed in the "Risk Factors" section beginning on page 8 of this prospectus, and elsewhere in this prospectus as well as in our previous filings with the SEC.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     We urge you not to unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

                               ------------------

     The terms "Darling," "our," "we" and "us" as used in this prospectus, refer to Darling International Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

     We urge you to rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, we urge you not to rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We urge you to assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     We have not undertaken any action to permit a public offering of the securities offered by this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities offered by this prospectus and the distribution of this prospectus outside of the United States.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes, before making an investment decision.

                           Darling International Inc.

     Founded by the Swift meat packing interests and the Darling family in 1882, we were incorporated in Delaware in 1962 under the name "Darling-Delaware Company, Inc." On December 28, 1993, we changed our name from "Darling-Delaware Company, Inc." to "Darling International Inc."

     We are a recycler of food processing by-products. We collect and recycle animal processing by-products and used restaurant cooking oil. In addition, we provide grease trap collection services to restaurants. We process such raw materials at 26 facilities located throughout the United States into finished products such as tallow, meat and bone meal and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds.

     Our principal executive office is located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 and our telephone number is 972.717.0300. We maintain a site on the World Wide Web at the address http://www.darlingii.com. The information on our Web site is not a part of this prospectus.

                                Preliminary Note

     The shares of our common stock and Series A Preferred Stock covered by this prospectus were issued to our lenders as part of a reduction in the principal amount and restructuring of our indebtedness (the "Recapitalization"). The Recapitalization was approved by our stockholders at an annual meeting of stockholders held on May 10, 2002 and was made effective as of that date. For a summary description of the Recapitalization, see "Recapitalization."

                          The Offering of Common Stock

Securities offered for resale
by the selling stockholders...... Up to 46,705,086 shares of common stock, par value $0.01 per share, held by them.

Voting Rights.................... Holders of common stock will have one vote per share.

Use of Proceeds.................. The  selling  shareholders  will  receive all of the net proceeds from the sale of the securities sold under this prospectus. We will not receive any of the proceeds from those sales.

Dividends........................ We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business.

American Stock Exchange symbol... DAR.

                    The Offering of Series A Preferred Stock

Securities offered for resale by  Up to 100,000 shares of Series A Preferred the selling stockholders......... Stock, par value $0.01 per share, held by them.

Voting Rights...................  Holders of the Series A Preferred Stock will have no voting rights as to general corporate matters except as provided by Delaware law or, in limited circumstances, as provided in the certificate of designation relating to the Series A Preferred Stock. See "Description of Capital Stock-- Preferred Stock-- Series A Preferred Stock-- Voting Rights."

Use of Proceeds.................  The selling stockholders will receive all of the net proceeds from the sale of the
                                  securities sold under this prospectus. We will not receive any of the proceeds from those sales.

Dividends.......................  We will pay dividends on the Series A
                                  Preferred Stock out of funds legally
                                  available for the payment of dividends an an annual fixed rate of 6% on the original issue price of $100 per share. Dividends on the Series A Preferred Stock will be cumulative from the issue date, whether or not declared, and are to be either paid in cash semi-annually or, at our election may be accumulated, in which case the dividends will be added to the original issue price, and dividends will thereafter accrue on the original issue price as so adjusted. However, our new amended and restated senior credit agreement prohibits us from paying any cash dividends while any indebtedness remains outstanding under such agreement. See "Description of Senior Credit Agreement."

Liquidation Preference..........  $100 per share liquidation preference, plus all accumulated dividends and accrued and unpaid dividends not yet accumulated.

Mandatory Redemption; Change of
Control.........................  We must redeem all shares of the Series A
                                  Preferred Stock outstanding upon the earliest to occur of:

                                    o    a change of control of our company,

                                    o    a sale of all or substantially all of
                                         our consolidated assets,

                                    o    a dissolution or liquidation of our
                                         company, and

                                    o    May 10, 2007,

                                   to the extent we have legally available
                                   funds, at a redemption price equal to the aggregate original issue price of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption.

Optional Redemption..............  Subject to the prior payment in full of all indebtedness outstanding under our senior credit agreement, we may redeem shares of Series A Preferred Stock in multiples of not less than $1 million at any time, upon 30 days notice, at a redemption price equal to the sum of the original issue price of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption. If less than all shares of Series A Preferred Stock are to be redeemed, they are required to be redeemed pro-rata based on the number of shares of Series A Preferred Stock owned.

Ranking..........................  With respect to dividends and liquidation preference, the Series A Preferred Stock will rank senior to our common stock and senior to other future series of our preferred stock. We may issue additional series of preferred stock that rank junior to the Series A Preferred Stock without a vote of the holders of the Series A Preferred Stock. We may only create series or classes of preferred stock that rank senior to or on a parity with the Series A Preferred Stock if the creation of those senior shares is approved by the holders of 66 2/3% of the then outstanding shares of the Series A Preferred Stock.

Listing..........................  The Series A Preferred Stock is not listed for trading on any securities exchange or market, and we do not currently intend to, nor are we required to, list the shares of Series A Preferred Stock on any securities exchange or market.


We urge you to refer to the section entitled "Risk Factors" for an explanation of the risks of investing in our common stock or our Series A Preferred Stock.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The summary pro forma data does not purport to represent what our results would have been if the Recapitalization had occurred at the dates indicated. The Pro Forma columns included in the Operating Data for the three months ended March 30, 2002 and the fiscal year ended December 29, 2001, derived from elsewhere in this prospectus, reflect the effect of the Recapitalization had it occurred at the beginning of such periods. The Pro Forma Balance Sheet Data as of March 30, 2002 and December 29, 2001, derived from elsewhere in this prospectus, reflect the effect of the Recapitalization as if it had occurred on such dates.

-----------------------------------------------------------------------------------------------------------------
                                                             Fiscal Year Ended (a)
                               ----------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------
                               December 29,     December 29, December 30,  January 1,   January 2,   January 3,
                                  2001              2001         2000         2000        1999          1998
                                Pro Forma          Actual       Actual       Actual      Actual        Actual
-----------------------------------------------------------------------------------------------------------------
                                                (in thousands, except ratio and share data)
Operating Data:
   Net sales                    $ 255,974       $255,974     $242,795      $258,570     $ 337,031    $444,142
                                ---------       --------     --------      --------     ---------    --------
   Cost of sales and
     operating expenses           196,778        196,778      190,283       210,879       283,822     362,787
   Selling, general and
     administrative expenses       28,594         28,594       26,736        26,773        33,073      33,247
   Depreciation and
     amortization                  26,634         26,634       31,181        32,912        32,418      29,751
                                ---------       --------     --------      --------     ---------    --------
   Operating income/(loss)          3,968          3,968       (5,405)      (11,994)      (12,282)     18,357
   Interest expense                 1,415         14,162       13,971        15,533        12,747      13,070
   Other (income)/expense,
     net                            2,000          1,651          184        (1,812)        1,117      (1,348)
                                ---------       --------     --------      --------     ---------    ---------

   Income/(loss) from
     continuing operations
     before income taxes              553        (11,845)     (19,560)      (25,715)      (26,146)      6,635
   Income tax
     expense/(benefit)                  -              -            -       (10,015)       (9,347)      2,307
                                ---------       --------     --------      --------     ---------    --------
   Earnings/(loss) from
     continuing operations            553        (11,845)     (19,560)      (15,700)      (16,799)      4,328
   Discontinued operations:
   Income/(loss) from
     discontinued
     operations, net of tax             -              -            -             -          (637)      1,081
   Gain (loss) on disposal,
     net of tax                         -              -          371          (333)      (14,657)          -
                                ---------       --------     --------      --------     ---------    --------
   Net income /(loss)                 553       $(11,845)    $(19,189)     $(16,033)    $ (32,093)   $  5,409

   Preferred dividends and
     accretion                     (1,465)             -             -            -             -           -
                                ---------       --------      --------     --------     ---------    --------

   Net income (loss)
     applicable to common
     shareholders               $    (912)      $(11,845)    $(19,189)     $(16,033)    $ (32,093)   $  5,409
                                =========       ========     =========     ========     =========    ========

   Basic earnings/(loss) per
     common share               $   (0.01)      $  (0.76)    $  (1.23)        (1.03)        (2.06)       0.35
   Diluted earnings/(loss)
     per common share           $   (0.01)      $  (0.76)    $  (1.23)        (1.03)        (2.06)       0.33
   Weighted average shares
     outstanding                   62,273         15,568       15,568        15,560        15,581      15,519
   Diluted weighted average
     shares outstanding            62,273         15,568       15,568        15,560        15,581      16,461

   Other Data:
   EBITDA  (b)                  $  30,602       $ 30,602     $ 25,776     $  20,918     $  20,136    $ 48,108
   Depreciation                    21,378         21,378       25,541        26,998        26,432      24,074
   Amortization                     5,256          5,256        5,640         5,914         5,986       5,677
   Capital expenditures             9,142          9,142        7,684         9,851        14,967      24,520
   Ratio of earnings to
     fixed charges (c)               1.09              -             -            -             -        1.48

                                       5


   Balance Sheet Data:
   Working capital
     (deficiency)                $    476      $(116,718)    $(106,809)    $ (5,223)    $   3,070    $  5,225
   Total assets                   160,209        159,079       174,505      197,804       263,166     305,973
   Current portion of
     long-term debt                 5,097        120,053       109,528        7,810         7,717       5,118
   Total long-term debt less
     current portion               82,051              -             -      110,209       140,613     142,181
   Stockholders' equity            19,000         (9,654)        2,724       21,913        37,946      69,756


                                                                                   Three Months Ended
                                                                        ------------------------------------------
                                                                         March 30,     March 30,      March 31,
                                                                            2002          2002          2001
                                                                         Pro Forma       Actual        Actual
------------------------------------------------------------------------------------------------------------------
                                                                     (in thousands, except ratio and share data)
Operating Data:
   Net sales                                                              $ 61,681      $ 61,681     $ 63,634
   Cost of sales and operating expenses                                     46,395        46,395       48,312
   Selling, general and administrative expenses                              7,160         7,160        7,005
   Depreciation and amortization                                             4,392         4,392        6,814
                                                                          --------      --------     --------

   Operating income/(loss)                                                   3,734         3,734        1,503
   Interest expense                                                           (665)       (3,885)      (3,227)
   Other (income)/expense, net                                                 511           734          575
                                                                          --------      --------     --------

   Income (loss) before income taxes                                         3,580           583       (1,149)
   Income taxes                                                              1,083             -            -
                                                                          --------      --------     --------
   Net income (loss)                                                         2,497           583       (1,149)
   Preferred dividends and accretions                                         (380)            -            -
                                                                          ---------     --------     --------
   Net income (loss) applicable to common shareholders                    $  2,117      $    583     $ (1,149)
                                                                          ========      ========     ========
   Basic loss per common share                                            $   0.03      $   0.04     $  (0.07)
   Diluted loss per common share                                          $   0.03      $   0.04     $  (0.07)
   Weighted average shares outstanding                                      62,273        15,568       15,568
   Diluted weighted average shares outstanding                              62,535        15,830       15,568

Other Data:
   EBITDA  (b)                                                            $  8,126      $  8,126     $  8,317
   Depreciation                                                              3,257         3,257        5,339
   Amortization                                                              1,135         1,135        1,475
   Capital expenditures                                                      3,622         3,622        1,532
   Ratio of earnings to fixed charges (c)                                      3.0          1.14            -
                                                                                                     --------

Balance Sheet Data:
   Working capital (deficiency)                                           $  4,545      $ (3,286)    $(104,074)
   Total assets                                                            154,158       154,456       166,981
   Current portion of long-term debt                                         3,646         5,120       109,018
   Total long-term debt less current portion                                76,328       112,127             -
   Stockholders' equity (deficit)                                           26,642        (9,071)        1,266


(a) The fiscal years ended December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999 each consisted of 52 weeks. The fiscal year ended January 3, 1998 consisted of 53 weeks.

(b) "EBITDA" represents, for any relevant period, operating profit plus depreciation and amortization and impairment of long-lived assets. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's debt service ability and is not intended to be a presentation in accordance with generally accepted accounting principles.

(c) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of rental expense deemed to be the equivalent of interest. For the years ended December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999 (all actual), and three months ended March 31, 2001 (actual) earnings were insufficient to cover fixed charges by $11.8 million (actual), $19.6 million (actual), $25.7 million (actual), $26.1 million (actual), and $1.1 million (actual) respectively.

                                           Ratio of Earnings to Fixed Charges
                                                     (in thousands)

                                                                  Fiscal Year Ended
                                 -------------------------------------------------------------------------------------

                                 December 29,   December 29,   December 30,    January 1,    January 2,   January 3,
                                     2001           2001           2000           2000          1999         1998
                                   Pro Forma       Actual         Actual         Actual        Actual       Actual
----------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing
operations before income taxes      $  553        $(11,845)      $(19,560)      $(25,715)     $(26,146)       $6,635
Fixed charges:
   Interest expense                  1,415          14,162         13,971         15,533        12,747        13,070
   Amortization of debt
     issuance costs                    978             629          1,258          1,590           436           388
   Estimated interest within
     rental expense                  1,400           1,400          1,009            810           565           428
   Preference security
     dividend requirements           2,254               -              -              -             -              -
                                  --------       ----------     ----------   -----------      --------       --------

Earnings (loss)                   $  6,600       $  (4,346)     $  (3,322)    $   (7,782)     $(12,398)      $20,521
                                  ========       ==========     ==========    ==========      ========       =======
Fixed charges:
   Interest expense                 $1,415         $14,162        $13,971        $15,533       $12,747       $13,070

   Amortization of debt
     issuance costs                    978             629          1,258          1,590           436           388
   Estimated interest within
     rental expense                  1,400           1,400          1,009            810           565           428
   Preference security
     dividend requirements           2,254               -              -              -             -             -
                                  --------        --------      ---------     ----------      --------       --------
Fixed charges                     $  6,047         $16,191       $ 16,238     $   17,933      $ 13,748       $ 13,886
                                  ========         =======       ========     ==========      ========       ========

Ratio of earnings to fixed
charges                               1.09               -              -              -              -          1.48
Deficiency in earnings to
   cover fixed charges                   -         $11,845       $ 19,560       $ 25,715      $ 26,146              -
                                                   =======       ========       ========      ========       ========


                                                                                 Three Months Ended
                                                                      -----------------------------------------
                                                                       March 30,     March 30,     March 31,
                                                                          2002          2002          2001
                                                                       Pro Forma       Actual        Actual
---------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes           $   3,580     $     583     $  (1,149)
Fixed charges:
   Interest expense                                                          665         3,885         3,227
   Amortization of debt issuance costs                                       223             -           315
   Estimated interest within rental expense                                  317           317           336
   Preference security dividend requirements                                 585             -             -
                                                                       ---------     ---------     ---------

Earnings (loss)                                                        $   5,370     $   4,785     $   2,729
                                                                       =========     =========     =========
Fixed charges:
   Interest expense                                                    $     665     $   3,885     $   3,227
   Amortization of debt issuance costs                                       223             -           315
   Estimated interest within rental expense                                  317           317           336
   Preference security dividend requirements                                 585             -             -
                                                                       ---------     ---------     ---------
Fixed charges                                                          $   1,790     $   4,202     $   3,878
                                                                       =========     =========     =========
Ratio of earnings to fixed charges                                           3.0          1.14             -
Deficiency in earnings to cover fixed charges                                  -             -     $   1,149
                                                                                                   =========

                                  RISK FACTORS

     We urge you to consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. Please refer to "Where You Can Find More Information." We urge you to particularly evaluate the following risks before deciding to purchase our common stock or our Series A Preferred Stock. Various statements in this prospectus (including some of the following risk factors) constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Fluctuations in market prices of finished products--our profitability and cash flow may be reduced by decreases in the market price of our products.

     Our finished products are commodities, the prices of which are quoted on established commodity markets. Accordingly, our profitability will be affected by fluctuations in the prevailing market prices of such finished products. A significant decrease in the market price of our products would have a material adverse effect on our profitability and cash flow.

Substantial leverage and debt service--we have substantial debt and have significant interest payment requirements which could adversely affect our ability to operate our business and fulfill our obligations under the Series A Preferred Stock.

     We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to the holders of our common stock and Series A Preferred Stock including the risks that:

     o we will be required to use a substantial portion of our cash flow from operations to pay our indebtedness, thereby reducing the availability of our cash flow to fund the implementation of our business strategy, working capital, capital expenditures, product development efforts and other general corporate purposes;

     o our interest expense could increase if interest rates in general increase because all of our debt will bear interest based on market rates;

     o our level of indebtedness will increase our vulnerability to general adverse economic and industry conditions;

     o our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business;

     o our level of indebtedness may place us at a competitive disadvantage compared to our competitors that have less debt;

     o our level of indebtedness may prevent us from raising the funds necessary to redeem all of the Series A Preferred Stock upon the occurrence of a change of control or sale of all or substantially all of our assets as described under "Description of Capital Stock--Preferred Stock--Series A Preferred Stock;" and

     o our failure to comply with the financial and other restrictive covenants in the agreements governing our indebtedness, which, among other things, may limit our ability to borrow additional funds and could result in an event of default, could have a material adverse effect on us.

     As of May 21, 2002, we owed $61.0 million in senior secured term loans and $0.4 million in senior secured revolving loans under our senior credit agreement described under "Description of Senior Credit Agreement." As of such date, three letters of credit in the face amounts of $750,000, $2.35 million and $7.2 million, respectively were issued and outstanding under the senior credit facility. We will be able to incur additional indebtedness in the future, including $17.3 million of additional debt available under our revolving credit facility. Additional indebtedness will increase the risks described above. All borrowings under our senior credit agreement, will be secured and senior to the Series A Preferred Stock and common stock.

     We cannot assure the holders of the common stock and Series A Preferred Stock that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us and our subsidiaries under the revolving credit facility, in an amount sufficient to enable us to pay our indebtedness, including the Series

A Preferred Stock, or to fund our other liquidity needs. If we cannot service our indebtedness, we will be forced to take actions such as:

     o delaying or reducing the implementation of our business strategy, capital expenditures or product development efforts;

     o   selling assets;

     o   restructuring or refinancing our indebtedness; or

     o   seeking additional equity capital.

     We cannot assure the holders of the common stock and Series A Preferred Stock that any of these remedies can be effected on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements, including the our senior credit agreement, may restrict us from adopting any of these alternatives. If we cannot service our indebtedness and these alternatives are not available to us, we could be forced to seek bankruptcy protection.

     For  risks   associated  with  the   restrictive   covenants  in  our  debt
instruments, see "--Restrictive covenants in our debt instruments."

History of net losses--we have a history of net losses and we may continue to incur net losses, which could adversely affect our ability to service our indebtedness.

     We have a history of net losses and have not been profitable in recent years and may not be profitable in the future. We reported a net profit of $0.6 million for the three months ended March 30, 2002. However, for the years ended December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999, our net losses were approximately $11.8 millions, $19.2 million, $16.0 million and $32.1 million, respectively. If we incur net losses in the future, our ability to pay principal and interest on our indebtedness could be adversely affected.

     In order to prosper, we must materially improve our performance in one or more of the following:

     o marketing and selling our products and services at volumes above recent levels;

     o   expanding our service charges;

     o   increasing gross margins;

     o expanding our existing businesses through acquisitions which meet stringent financial tests;

     o   maintaining our distribution capability;

     o   maintaining competitiveness in pricing;

     o   continuing to manage our operating expenses; and

     o   reducing our indebtedness.

     There can be no assurance that we will achieve these objectives or attain consistent profitability.

Limitation   on  net   operating   loss   carryforwards--as  a  result   of  the
Recapitalization, our ability to apply federal income tax net operating loss carryforwards may be limited.

     As a result of the Recapitalization, our ability to use federal income tax net operating loss carryforwards to offset future taxable income that may be generated will be limited. In particular, we have undergone a change in ownership under Section 382 of the Code as a result of the Recapitalization. By virtue of such a change in ownership, an annual limitation (generally equal to the pre-change value of our stock multiplied by the adjusted federal tax-exempt rate, which is set monthly by the IRS based on prevailing interest rates and equal to 4.89% for June 2002) will be applied to the use of those net operating loss carryforwards against future taxable income.

Restrictive covenants in our debt instruments--restrictions imposed by our senior credit agreement, and future debt agreements may, limit our ability to make payments on the Series A Preferred Stock, finance future operations or capital needs or engage in other business activities that may be in our interest.

     Our senior credit agreement will, and future debt agreements may, restrict our ability to:

     o   incur additional indebtedness;

     o   issue additional capital stock or preferred stock;

     o   pay dividends and make other distributions;

     o   prepay subordinated debt;

     o   make restricted payments;

     o   create liens;

     o   merge, consolidate or acquire other businesses;

     o   sell and otherwise dispose of assets; and

     o   enter into transactions with affiliates.

     These terms may impose restrictions on our ability to finance future operations, implement our business strategy, fund our capital needs or engage in other business activities that may be in our interest. In addition, our senior credit agreement will, and future indebtedness may, require us to maintain compliance with specified financial ratios. Although we are currently in compliance with the financial ratios and do not plan on engaging in transactions that may cause us to not be in compliance with the ratios, our ability to comply with these ratios may be affected by events beyond our control, including the risks described in the other risk factors.

     A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the senior credit agreement. In the event of a default under the senior credit agreement, the lenders under the senior credit agreement may elect to:

     o declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable; or

     o require us to apply all of our available cash to repay these borrowings.

     The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing, including under the revolving credit facility.

     If we are unable to repay these borrowings when due, the lenders under the senior credit agreement also will have the right to proceed against the collateral, which consists of substantially all of our assets and the assets of each of our direct and indirect domestic subsidiaries. If the indebtedness under the senior credit agreement were to be accelerated, it is likely that our assets may be insufficient to repay this indebtedness in full. Any future credit agreement or other agreement relating to our indebtedness to which we or any of our subsidiaries may become a party or under which we are or any one of our subsidiaries is or may become a guarantor may include the covenants described above and other restrictive covenants. See "Description of Senior Credit Agreement."

Ranking of the Series A Preferred Stock and common stock--upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or our property, the holders of our debt will be entitled to be paid in cash before any payment may be made with respect to the Series A Preferred Stock and common stock.

     Our  obligations   with  respect  to  the  Series  A  Preferred  Stock  are
subordinate and junior in right of payment to all our present and future indebtedness, including indebtedness under our senior credit agreement, but will rank senior to our common stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series A Preferred Stock and then the common stock only after all holders of our indebtedness and all our other creditors have been paid. As a result, in the event of our liquidation or bankruptcy it is likely that there will be no assets available for distribution to our equity holders and thus no value to our equity.

     While any shares of the Series A Preferred Stock are outstanding, without the written consent of 66 2/3% of the outstanding shares of the Series A Preferred Stock, we may not create, authorize, issue or reclassify

     o any class of stock ranking prior or equal to the Series A Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise; or

     o   any security that is convertible or exchangeable into such stock.

Dividends--our ability to pay any dividends on the Series A Preferred Stock and common stock may be limited.

     We cannot assure the holders of the Series A Preferred Stock that we will be able to pay dividends on the Series A Preferred Stock. In addition, we have not declared or paid cash dividends on our common stock since January 3, 1989. The payment of any dividends by us on our common stock in the future will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, the general financial condition of our subsidiaries and general business conditions.

     Our ability to pay any cash or noncash dividends on the Series A Preferred Stock and common stock is subject to applicable provisions of state law and to the terms of our senior credit agreement. The terms of our senior credit agreement prohibit us from paying any cash dividends on the Series A Preferred Stock and the common stock so long as any indebtedness or commitments remain outstanding under our senior credit agreement. Moreover, under Delaware law, we are permitted to pay cash or accumulated dividends on our capital stock, including the Series A Preferred Stock and common stock, only out of surplus, or if there is no surplus, out of our net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends, we must have surplus or net profits equal to the full amount of the dividends at the time such dividend is declared. In determining our ability to pay dividends, Delaware law permits our Board of Directors to revalue our assets and liabilities from time to time to their fair market values in order to establish the amount of surplus. We cannot predict what the value of our assets or the amount of our liabilities will be in the future and, accordingly, we cannot assure the holders of the Series A Preferred Stock and the common stock that we will be able to pay dividends on the Series A Preferred Stock and the common stock.

Inability to redeem the Series A Preferred Stock prior to or at maturity--we may not have sufficient funds to make a change of control or sale of assets offer when required by the certificate of designation relating to the Series A Preferred Stock because of prohibitions in our senior credit agreement.

     In the event that we experience a change of control or sell all or substantially all of our assets, we cannot assure the holders of the Series A Preferred Stock that we would have sufficient funds to satisfy all of our obligations under the senior credit agreement and the Series A Preferred Stock.

     If we experience a change of control or sell all or substantially all of our assets, to the extent we have legally available funds for the payment, we must offer to redeem all shares of Series A Preferred Stock then outstanding in cash. However, we are prohibited by the senior credit agreement from redeeming any shares of our Series A Preferred Stock so long as any indebtedness or commitments remain outstanding under the senior credit agreement. The senior credit agreement also provides that a change of control event constitutes a default under the senior credit agreement. See "Description of Senior Credit Agreement." We may also become a party to, or guarantor under, future credit agreements or other agreements relating to senior indebtedness that contain similar restrictions or provisions.

     If we experience a change of control or sell all or substantially all of our assets when we are prohibited from redeeming the Series A Preferred Stock, we could seek the consent of the lenders under the senior credit agreement to redeem the Series A Preferred Stock or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent and do not refinance the borrowings, we would remain prohibited from redeeming the Series A Preferred Stock. This could have adverse consequences to the holders of the Series A Preferred Stock as well as us. If a default occurs with respect to any senior indebtedness, the subordination provisions of the certificate of designation relating to the Series A Preferred Stock would restrict payments to the holders of the Series A Preferred Stock.

There is no prior market for the Series A Preferred Stock and holders of the Series A Preferred Stock cannot be assured that an active trading market will develop for the Series A Preferred Stock. If an active trading market for the Series A Preferred Stock does not develop, the liquidity and value of the Series A Preferred Stock could be harmed.

     The shares of Series A Preferred Stock are new securities for which there is currently no trading market. If an active trading market for the Series A Preferred Stock does not develop, the liquidity and value of the Series A
Preferred Stock could be harmed. We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or interdealer quotation system.

Material tax considerations for the Series A Preferred Stock--holders of the Series A Preferred Stock will have to recognize income in advance of their receipt of the cash attributable to this income.

     Section 305(c) of the Internal Revenue Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption (such as the Series A Preferred Stock) is treated as being distributed to the holders of such preferred stock on an economic accrual basis over the period the stock is outstanding notwithstanding that the cash attributable to the redemption premium will not be received by the holder until a subsequent period. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed exceeds its issue price by more than a de minimis amount. The Series A Preferred Stock provides for cumulative preferred dividends. Thus, the redemption price will depend on whether dividends on such stock are paid currently. The legislative history of section 305(c) states that if at the time of issuance of cumulative preferred stock there is "no intention" for dividends to be paid currently, the IRS may treat such dividends as a disguised redemption premium. Under that approach, the excess of the redemption price of the Series A
Preferred Stock (including any disguised redemption premium) over its issue price is taxable as constructive distributions to the holder (treated as a dividend to the extent of our company's current and accumulated earnings and profits) over the term of the preferred stock using a constant interest rate method similar to that for accruing original issue discount. To date, the IRS has not promulgated such regulations, although the issue remains under consideration. In the current situation, we intend to take the position that we do not have "no intention" to pay dividends currently (although our senior credit agreement prohibits us from paying any cash dividends while any indebtedness remains outstanding under such agreement) and thus that holders of the Series A Preferred Stock should not be required to treat any excess of the final redemption price over the issue price as a series of constructive distributions over the period such stock is outstanding. This issue is not, however, free from doubt. Holders of Series A Preferred Stock are urged to consult their tax advisors with respect to this issue. For a more detailed discussion of the U.S. Federal income tax consequences to the holders of the Series A Preferred Stock of the ownership and disposition of the Series A Preferred Stock, see "Material U.S. Federal Tax Considerations."

Additional Issuance of Shares--we may issue additional common stock or preferred stock, which could dilute your interests.

     Our certificate of incorporation, as amended does not limit the issuance of additional common stock or additional series of preferred stock ranking junior to the Series A Preferred Stock. As of June 3, 2002 we have available for issuance 37,726,552 authorized but unissued shares of common stock and 900,000 authorized but unissued shares of preferred stock that may be issued in additional series. We may not, without the approval of 66 2/3% of the then outstanding Series A Preferred Stock, issue any securities senior to or on parity with the Series A Preferred Stock. None of the provisions of the certificate of designation relating to the Series A Preferred Stock affords the holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transactions that might adversely affect their interests.

Volatility of Share Price--the market price of our common stock and Series A Preferred Stock could be volatile.

     The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and Series A Preferred Stock could fluctuate widely in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, earnings releases by us, changes in financial estimates by securities analysts, sales of substantial amounts of our common stock or Series A Preferred Stock pursuant to this offering, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Key Personnel--Our success is dependent on our key personnel.

     Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business and prospects. We believe that our future success will depend in part on our ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect our business and results of operations.

Competition--the most competitive aspect of our business is the procurement of raw materials.

     Our management believes that the most competitive aspect of our business is the procurement of raw materials rather than the sale of finished products. During the last ten plus years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize "captive" processors. Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, such as us, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. Major competitors include:
Baker Commodities in the West; National By-Products in the Midwest; and Griffin Industries in Texas and the Southeast. Each of these businesses compete in both the Rendering and Restaurant Service segments. A significant decrease in raw materials available could materially and adversely affect our business and results of operations.

     The rendering and restaurant services industry is highly fragmented and very competitive. We compete with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products and used restaurant cooking oil provided by trash haulers and waste management companies, as well as the alternative of illegal disposal. We charge a collection fee to offset a portion of the cost incurred in collecting raw material. In recent years we have become highly dependent upon these collection fees. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of our collection fees being deemed too expensive or otherwise, our raw material supply will decrease and our collection fee revenues will decrease, which could materially and adversely affect our business and results of operations.

Government   regulations  and   approvals--we   may  incur  material  costs  and
liabilities in complying with government regulations.

     We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

     o the Food and Drug Administration (FDA), which regulates food and feed safety;

     o the United States Department of Agriculture (USDA), which regulates collection and production methods;

     o the Environmental Protection Agency (EPA), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

     o state Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality; and

     o   the United States  Department  of  Transportation  (USDOT),  as well as
         local  and  state  agencies,   which  regulate  the  operation  of  our
         commercial vehicles.

     Such rules and regulations may influence our operating results at one or more facilities. There can be no assurance that we will not incur material costs and liabilities in connection with such regulations.

Ownership of our company--our lenders have the ability to exercise significant control over all major corporate transactions and may have interests that conflict with the interests of the other holders of the Series A Preferred Stock and common stock.

     Our lenders, through their beneficial ownership of our common stock, in the aggregate own 75% of our voting equity. If they act in concert, the lenders have effective control of us by virtue of their ability to elect the majority of our directors, to approve any action requiring the approval of our stockholders, including amendments to our charter documents, and to effect fundamental corporate transactions such as mergers and asset sales. The interests of the Lenders as stockholders may differ from the interests of the other holders of the Series A Preferred Stock and common stock, thus the lenders may take actions that may disadvantage our other stockholders. We have been advised, however, that the lenders do not have and do not expect to have any contracts, arrangements or understandings to vote as a group for the election of directors or on any other issue or to hold or dispose of thier common stock or Series A Preferred Stock.

We are highly dependent on natural gas.

     Our operations are highly dependent on the use of natural gas. A material increase in natural gas prices over a sustained period of time could materially adversely affect our business, financial condition and results of operations.

Certain of our 26 operating facilities are highly dependent upon a few suppliers.

     Certain of our 26 operating facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty, or otherwise cease using our collection services, such operating facilities would be materially and adversely affected.

In certain markets we are highly dependent upon the continued and uninterrupted operation of a single operating facility.

     In the majority of our markets, in the event of a casualty or condemnation involving a facility located in such market, we would utilize a nearby operating facility to continue to serve our customers in such market. In certain markets, however, we do not have alternate operating facilities. In the event of a casualty or condemnation, we would experience an interruption in our ability to service our customers and to procure raw materials. This would materially and adversely affect our business and results of operations in such markets. In addition, after an operating facility affected by a casualty or condemnation is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use our services.

Bovine spongiform encephalopathy (BSE) or "mad cow disease."

     Effective August, 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as "mad cow disease," should the disease ever occur in the United States. Our management believes that we are in compliance with the provisions of the rule.

     The European fear of "mad cow disease" could adversely impact acceptance of our finished products in Europe. To date, the "mad cow disease" situation in Europe and new FDA restrictions, coupled with much lower prices for competing commodities, has caused lower prices for some of our key products. If "mad cow disease" were to spread to the United States, this could have a material adverse affect on our business and results of operations.

Events such as those of September 11, 2001 may adversely affect our operations or the markets for our securities.

     Following the September 11, 2001 terrorist attacks, there has been substantial volatility in the U.S., Canadian and international financial markets. Continued military or other response by the United States or its allies, future terrorist attacks or the anticipation of any such actions or events may have adverse impacts on the U.S. and world economies and may disrupt financial markets (including payment systems and clearinghouses) for extended periods of time. These armed conflicts or attacks may also directly impact our physical facilities or those of our suppliers or customers and could have an impact on our domestic and international sales, supply chain, production capability and ability to deliver our products to our customers.

     Political and economic instability in some regions of the world may also result and could negatively impact our business and financial condition and our expectations as described in forward-looking statements. The foregoing events may adversely affect the trading price of our common shares.

                                RECAPITALIZATION

The Recapitalization Transactions

     On May 13, 2002, we consummated a comprehensive recapitalization plan designed to provide us with sufficient financing to implement our business plan and improve our debt and capital structure. The principal components of the Recapitalization consisted of:

     o the issuance to the lenders of 46,705,086 shares of common stock, such that the lenders collectively own 75% our issued and outstanding common stock and 100,000 shares of 6% cumulative redeemable Series A Preferred Stock with a liquidation preference of $100 per share in exchange for the cancellation of an aggregate of approximately $64.6 million of indebtedness owed by us, comprised of (i) $55.4 million principal amount of loans under our previous credit agreement, (ii) $5.3 million of accrued and unpaid interest and commitment fees owing under our previous credit agreement and (iii) the $3,855,000 forbearance fee we owed to the lenders under the forbearance agreement then existing;

     o a new amended and restated credit agreement with the lenders that provides for a $61.0 million term loan and a revolving credit facility of $17.3 million for working capital loans and letters of credit. The term loan and the revolving credit facility mature on May 10, 2007. See "Description of the Senior Credit Agreement";

     o the reduction of our indebtedness to the lenders from approximately $126.9 million to $61.0 million principal amount plus approximately $1.3 million of accrued interest;

     o the reduction in the size of our Board of Directors from six to five members and the nomination for election of the three designees of the lenders and two existing directors to our Board of Directors until our 2003 annual meeting of stockholders;

     o   our granting certain preemptive rights to the lenders; and

     o our filing this registration statement with the Securities and Exchange Commission. (We also granted the lenders certain other registration rights relating to such shares).

                                USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the resale of the securities offered hereby. We will not receive any proceeds from the resale of such securities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted and traded on the American Stock Exchange under the symbol "DAR." The table below presents, for the fiscal quarters indicated, the high and low closing sales prices per share for each such fiscal quarter.


                              2002                   2001                    2000                   1999
Fiscal Quarter          High        Low         High        Low        High       Low          High        Low
--------------          ----        ---         ----        ---        ----       ---          ----        ---
First Quarter           $0.85       $0.32       $1.250     $0.438     $2.000     $1.625       $3.500      $1.750
Second Quarter                                   0.840      0.500      1.750      1.125        2.125       1.500
Third Quarter                                    1.000      0.500      1.375      0.250        2.000       1.063
Fourth Quarter                                   0.910      0.500      0.875      0.250        3.000       0.875


     There were 90 shareholders of record of the common stock as of May 22, 2002. As of June 3, 2002, the closing price per share of our common stock was $0.70 as quoted on the American Stock Exchange.

                                DIVIDEND POLICY

     We have not declared or paid any dividends on our common stock since January 3, 1989. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our financing arrangements prohibit us from paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation of our business, to reduce our indebtedness and to fund future growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors feels are relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of our company as of March 30, 2002 on an actual basis and on a pro forma basis to give effect to the issuance of 46,705,086 shares of our common stock and 100,000 shares of our Series A Preferred Stock in connection with the recapitalization of our company as described under "Recapitalization."


                                                                                   March 30, 2002
                                                                                   (in thousands)
                                                                    ---------------------------------------------

                                                                            Actual             Pro Forma
                                                                    ----------------------- ---------------------
Cash and cash equivalents.......................................           $  2,999            $ 2,999
                                                                           ========            =======

 Current portion of long-term debt..............................           $  5,120            $ 3,646

 Long-term debt ................................................            112,127             76,328

 Series A 6% Cumulative Redeemable Preferred Stock, liquidation preference $10,000,000; none  (actual) and 100,000 (pro
 forma) shares issued and outstanding............................                 -              7,619

 Shareholders' Equity (Deficit):

     Preferred Stock, $0.01 par value per share; 1,000,000 shares
     authorized, none issued                                                      -                  -

     Common stock, $0.01 par value per share; 25,000,000 (actual)
     (pro forma) shares authorized; 15,589,362 (actual) and
     62,294,448 (pro forma) shares issued and outstanding ......                156                623

 Additional paid-in capital.....................................             35,235             70,481

 Treasury stock, at cost; 21,000 shares                                        (172)              (172)

 Accumulated comprehensive loss                                                (533)              (533)

 Accumulated deficit............................................            (43,757)           (43,757)
                                                                            --------           --------

 Total shareholders' equity (deficit)...........................             (9,071)            26,642
                                                                            --------            ------

       Total Capitalization.....................................           $108,176           $114,235
                                                                           ========           ========


         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The selected pro forma data does not purport to represent what our results would have been if the Recapitalization had occurred at the dates indicated. The Pro Forma columns included in the Operating Data for the three months ended March 30, 2002 and the fiscal year ended December 29, 2001, derived from elsewhere in this prospectus, reflect the effect of the Recapitalization had it occurred at the beginning of such periods. The Pro Forma Balance Sheet Data as of March 30, 2002 and December 29, 2001, derived from elsewhere in this prospectus, reflect the effect of the Recapitalization as if it had occurred on such dates.

                                                            Fiscal Year Ended (a)
                               --------------------------------------------------------------------------------
                               December 29,    December 29,  December 30,  January 1,   January 2,    January 3,
                                   2001           2001          2000         2000         1999         1998
                                 Pro Forma       Actual        Actual       Actual       Actual       Actual
--------------------------------------------------------------------------------------------------------------
                                               (in thousands, except ratio and share data)
Operating Data:
   Net sales                     $255,974       $255,974      $242,795      $258,570     $337,031     $444,142
                                 --------       --------      --------      --------     --------     --------
   Cost of sales and
     operating expenses           196,778        196,778       190,283       210,879      283,822      362,787
   Selling, general and
     administrative expenses       28,594         28,594        26,736        26,773       33,073       33,247
   Depreciation and
     amortization                  26,634         26,634        31,181        32,912       32,418       29,751

   Operating income/(loss)          3,968          3,968        (5,405)      (11,994)     (12,282)      18,357
   Interest expense                 1,415         14,162        13,971        15,533       12,747       13,070
   Other (income)/expense, net      2,000          1,651           184        (1,812)       1,117       (1,348)
                                  -------          -----     ---------        ------        -----       ------

   Income/(loss) from
     continuing operations
     before income taxes              553        (11,845)      (19,560)      (25,715)     (26,146)       6,635
   Income tax expense/(benefit)         -              -             -       (10,015)      (9,347)       2,307
                                  -------          -----     ---------        ------        -----       ------
   Earnings/(loss) from
     continuing operations            553        (11,845)      (19,560)      (15,700)     (16,799)       4,328
   Discontinued operations:
   Income/(loss) from
     discontinued
     operations, net of tax             -              -             -             -         (637)       1,081

   Gain (loss) on disposal,
     net of tax                         -              -           371          (333)     (14,657)           -
                                  -------          -----     ---------        ------        -----       ------
   Net income /(loss)                 553        (11,845)      (19,189)      (16,033)     (32,093)       5,409

   Preferred dividends and
     accretion                     (1,465)             -             -            -             -            -
                                  -------          -----     ---------        ------        -----       ------

   Net income (loss)
     applicable to common
     shareholders                 $  (912)       (11,845)      (19,189)     $(16,033)    $(32,093)       5,409
                                  =======        =======      ========      ========      ========       =====

   Basic earnings/(loss) per
     common share                $  (0.01)         (0.76)        (1.23)        (1.03)       (2.06)        0.35

   Diluted earnings/(loss)
     per common share            $  (0.01)         (0.76)        (1.23)        (1.03)       (2.06)        0.33
   Weighted average shares
     outstanding                   62,273         15,568        15,568        15,568       15,581       15,519
   Diluted weighted average
     shares outstanding            62,273         15,568        15,568        15,568       15,581       16,461

   Other Data:
   EBITDA  (b)                   $ 30,602        $30,602       $25,776        20,918       20,136       48,108
   Depreciation                    21,378         21,378        25,541        26,998       26,432       24,074
   Amortization                     5,256          5,256         5,640         5,914        5,986        5,677
   Capital expenditures             9,142          9,142         7,684         9,851       14,967       24,520
   Ratio of earnings to
     fixed charges (c)               1.09              -             -             -            -         1.48


                                       18

   Balance Sheet Data:
   Working capital
     (deficiency)              $      476      $(116,718)    $(106,809)       (5,223)       3,070        5,225
   Total assets                   160,209        159,079       174,505       197,804      263,166      305,973
   Current portion of
     long-term debt                 5,097        120,053       109,528         7,810        7,717        5,118
   Total long-term debt less
     current portion               82,051              _             -       110,209      140,613      142,181
   Stockholders' equity
     (deficit)                     19,000         (9,654)        2,724        21,913       37,946       69,756

                                                                                Three Months Ended
                                                                     ------------------------------------------
                                                                       March 30,     March 30,     March 31,
                                                                         2002           2002          2001
                                                                       Pro Forma       Actual        Actual
--------------------------------------------------------------------------------------------------------------
Operating Data:
   Net sales                                                             $61,681      $61,681      $ 63,634
   Cost of sales and operating expenses                                   46,395       46,395        48,312
   Selling, general and administrative expenses                            7,160        7,160         7,005
   Depreciation and amortization                                           4,392        4,392         6,814

   Operating income/(loss)                                                 3,734        3,734         1,503
   Interest expense                                                         (665)      (3,885)       (3,227)
   Other (income)/expense, net                                               511          734           575
                                                                         -------      -------       --------

   Income (loss) before income taxes                                       3,580          583        (1,149)
   Income taxes                                                            1,083            -             -
                                                                         -------      -------       --------

   Net income (loss)                                                       2,497          583        (1,149)

   Preferred dividends and accretion                                        (380)           -              -
                                                                         -------      -------       --------

   Net income (loss) applicable to common shareholders                   $ 2,117      $   583       $ (1,149)
                                                                         =======      =======       =========

   Basic income (loss) per common share                                  $  0.03      $  0.04       $  (0.07)

   Diluted income (loss)  per common share                               $  0.03      $  0.04       $  (0.07)

   Weighted average shares outstanding                                    62,273       15,568         15,568
   Diluted weighted average shares outstanding                            62,535       15,830         15,568

Other Data:
   EBITDA  (b)                                                             8,126        8,126       $  8,317
   Depreciation                                                            3,257        3,257          5,339
   Amortization                                                            1,135        1,135          1,475
   Capital expenditures                                                    3,622        3,622          1,582
   Ratio of earnings to fixed charges (c)                                    3.0         1.14              -


Balance Sheet Data:

   Working capital (deficiency)                                          $ 4,545      $(3,286)     $(104,074)
   Total assets                                                          154,158      154,456        166,981
   Current portion of long-term debt                                       3,646        5,120        109,018
   Total long-term debt less current portion                              76,328      112,127           -
   Stockholders' equity (deficit)                                         26,642       (9,071)         1,266


(a) The fiscal years ended December 29, 2001, January 1, 2000 and January 2, 1999 each consisted of 52 weeks. The fiscal year ended January 3, 1998 consisted of 53 weeks.

(b) "EBITDA" represents, for any relevant period, operating profit plus depreciation and amortization and impairment of long-lived assets. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's debt service ability and is not intended to be a presentation in accordance with generally accepted accounting principles.

(c) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of rental expense deemed to be the equivalent of interest. For the years ended December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999 (all actual), and three months ended March 31, 2001 (actual) earnings were insufficient to cover fixed charges $11.8 million (actual), $19.6 million (actual), $25.7 million (actual), and $26.1 million (actual) and $1.1 million (actual), respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

     Darling is a recycler of food processing by-products. We collect and recycle animal processing by-products and used restaurant cooking oil. In addition, we provide grease trap collection services to restaurants. We process such raw materials at 26 facilities located throughout the United States into finished products such as tallow, meat and bone meal and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds.

Results of Operations

3 Months Ended March 30, 2002 vs. 3 Months Ended March 31, 2001

     General. We recorded net income of $0.6 million for the three months ended March 30, 2002 (first quarter of Fiscal 2002), as compared to a loss of $1.1 million for the three months ended March 31, 2001 (first quarter of Fiscal
2001), an improvement of $1.7 million. Principal factors affecting these comparative results, which are discussed further in the following section, were lower depreciation expense, favorable yields on production, and higher collection fees which improved recovery of collection expenses, partially offset by lower inage and finished product and hide prices.

     Net Sales. We collect and processes animal by-products (fat, bones and offal) and used restaurant cooking oil to produce finished products of tallow, meat and bone meal, and yellow grease. In addition, we provide grease trap collection services to restaurants. Sales are significantly affected by finished goods prices, quality of raw material, and volume of raw material. Net sales include the sales of produced finished goods, trap grease services, and finished goods purchased for resale, which constitute less than 10% of total sales for both the first quarter of Fiscal 2002 and the first quarter of Fiscal 2001.

     During the first quarter of Fiscal 2002, net sales decreased by $1.9 million (3.1%), to $61.7 million as compared to $63.6 million during the first quarter of Fiscal 2001 primarily due to the following: (1) raw material inage decreased $2.1 million; (2) lower aggregate finished goods prices resulted in a $2.1 million decrease (our average yellow grease prices increased $0.48/cwt to $9.36/cwt (5.4% higher); average tallow prices increased $0.30/cwt to $9.70/cwt (3.2% higher); and average meat and bone meal prices decreased $16.20/ton to $181.60/ton (8.2% lower)); (3) lower hides prices decreased net sales $0.7 million; (4) finished goods purchased for resale decreased $0.6 million; (5) other changes decreased $0.1 million; partially offset by (6) higher yields on production of $2.3 million; and (7) higher collection fees, which improved recovery of collection expenses, by $1.4 million.

     Cost of Sales and Operating Expenses. Cost of sales and operating expenses include prices paid to raw material suppliers, the cost of product purchased for resale, and the cost to collect and process raw material. We utilize both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible as needed for changes in competition and significant changes in finished goods market conditions, while raw materials purchased under formula prices are correlated with specific finished goods prices.

     During the first quarter of Fiscal 2002, cost of sales and operating expenses decreased $1.9 million (3.9%) to $46.4 million as compared to $48.3 million during the first quarter of Fiscal 2001 primarily as a result of the following: (1) lower natural gas and fuel oil factory expenses resulted in a decrease of $1.5 million in cost of sales; (2) lower raw material prices resulted in a decrease of $0.6 million in cost of sales; (3) lower finished goods purchased for resale decreased cost of sales $0.6 million; (4) lower raw material inage decreased cost of sales $0.4 million; partially offset by (5) higher collection and factory payroll expenses of $0.8 million; (6) higher collection and factory insurance expenses of $0.3 million; and (7) other increases of $0.1 million.

     Selling, General and Administrative Costs. Selling, general and administrative costs were $7.2 million during the first quarter of Fiscal 2002, a $0.2 million increase (2.9%) from $7.0 million for the first quarter of Fiscal 2001, due to increases in payroll expense of $0.4 million, partially offset by decreases in bad debt expense of $0.2 million.

     Depreciation and Amortization. Depreciation and amortization charges decreased $2.4 million (54.5%) to $4.4 million during the first quarter of Fiscal 2002 as compared to $6.8 million during the first quarter of Fiscal 2001. The decrease is primarily due to various property and equipment assets becoming fully depreciated during Fiscal 2001.

     Interest Expense. Interest expense increased $0.7 million from $3.2 million during the first quarter of Fiscal 2001 to $3.9 million during the first quarter of Fiscal 2002, primarily due to $1.7 million amortization of forbearance fees included in interest expense, net of the effect of lower interest rates.

     Other Income (Expense). Other income increased $0.1 million from net other income of $0.6 million during the first quarter of Fiscal 2001 to net other income of $0.7 million during the first quarter of Fiscal 2002. This increase was primarily due to the gain from insurance proceeds received over the net book value of assets destroyed by fire at our Norfolk, Nebraska plant.

     Income Taxes. We assess the amount of valuation allowance recorded as a reduction of deferred tax assets by considering our ability to carryback net operating losses, scheduled reversals of future taxable and deductible temporary differences, future taxable income and tax planning strategies. Based on our assessment of these matters at March 30, 2002 and March 31, 2001, we recorded a valuation allowance to reduce the carrying value of our net deferred tax assets to zero in both periods.

     Capital Expenditures. We made capital expenditures of $3.6 million primarily for machinery and equipment during the first quarter of Fiscal 2002 compared to capital expenditures of $1.5 million during the first quarter of Fiscal 2001.

52 Week Fiscal Year Ended December 29, 2001 (Fiscal 2001) vs. 52 Week Fiscal Year Ended December 30, 2000 (Fiscal 2000)

     General. We reported a sales increase of $13.2 million (5.4%) for Fiscal 2001 and operating income of $4.0 million compared to a $5.4 million operating loss in Fiscal 2000, an improvement of $9.4 million. Principal factors affecting these comparative results, which are discussed further in the following section, were higher collection fees which improved recovery of collection expenses, favorable finished goods prices, and lower depreciation expense, partially offset by higher natural gas and fuel oil expenses. We reported a loss from continuing operations of $11.8 million for Fiscal 2001 compared to a loss from continuing operations of $19.6 million for Fiscal 2000, a reduction of the operating loss of $7.8 million.

     Net Sales. During Fiscal 2001, net sales increased by $13.2 million (5.4%) to $256.0 million as compared to $242.8 million during Fiscal 2000. The increase in net sales was primarily due to the following: (1) improved recovery of collection expenses, $9.2 million; (2) favorable finished goods prices resulted in a $4.6 million increase (our average yellow grease prices increased
52(cent)/cwt to $8.94/cwt (6.2% higher)), average tallow prices increased 63(cent)/cwt to $10.21/cwt (6.6% higher), and average meat and bone meal prices decreased $4.60/ton to $184.00/ton (2.4% lower); (3) hide increased $2.0 million; (4) improved yields on production increased $0.9 million; (5) other net increases during Fiscal 2001, $0.3 million; partially offset by (6) finished product purchased for resale decreased $3.1 million; and (7) raw material inage decreased $0.7 million.

     Cost of Sales and Operating Expenses. During Fiscal 2001, cost of sales and operating expenses increased $6.5 million (3.4%) to $196.8 million as compared to $190.3 million during Fiscal 2000. The increase in cost of sales and operating expenses was primarily due to the following: (1) natural gas and fuel oil expenses increased $5.4 million; (2) repairs expense increased $2.9 million;
(3) leased vehicle expenses increased $0.8 million; (4) contract hauling expenses increased $0.5 million; (5) other net increased expenses during Fiscal 2001 of $0.8 million; partially offset by (6) finished product purchased for resale decreased $3.1 million; and (7) gasoline and lubricant expenses decreased $0.8 million.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $28.6 million during Fiscal 2001, a $1.9 million (7.1%), $26.7 million during Fiscal 2000, primarily due to higher payroll expense.

     Depreciation and Amortization. Depreciation and amortization charges decreased $4.5 million (14.4%), to $26.6 million during Fiscal 2001 as compared to $31.2 million during Fiscal 2000. Included in Fiscal 2001 and Fiscal 2000, depreciation and amortization expense are impairment charges of $0.8 million and $4.0 million, respectively, due to impairment charges recorded in accordance with Statement of Financial Accounting Standards No. 121.

     The Fiscal 2001 impairment charge of $0.8 million pertains solely to assets held for sale in our rendering business segment. The impairment charges were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value in light of current economic conditions. Estimated net realizable values were based on information from business and real estate brokers, comparable sales, property tax valuations and internal discussions with our employees working in the geographic areas who were familiar with the specific assets. A summary of the impairment charge follows (in millions):

                           Land                               $0.1
                           Leaseholds and buildings            0.1
                           Equipment and furniture             0.6
                                                              ----

                                    Total impairment          $0.8
                                                              ====

     The Fiscal 2000 impairment charge of $4.0 million consists of (1) $2.1 million related to rendering business segment operating assets, (2) $0.1 million and $0.4 million related to restaurant services business segment equipment and allocable goodwill, respectively, and (3) $1.3 million related to assets held for sale in our rendering business segment. The impairment charges of the assets in operation were made to reduce the carrying value to estimated fair value based on the discounted future cash flows of the assets. The impairment charges of the assets held for sale were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value based on information from a business broker. A summary of the impairment charge follows (in millions):

                                            Restaurant
                       Rendering             Services               Total
Leaseholds
 and buildings         $     0.6            $      --              $     0.6
Equipment
 and furniture               2.9                  0.1                    3.0
Goodwill                      --                  0.4                    0.4
                       ---------            ---------              ---------
Total impairment       $     3.5            $     0.5              $     4.0
                       =========            =========              =========


     Interest Expense. Interest expense was $14.2 million during Fiscal 2001, compared to $14.0 million during Fiscal 2000, an increase of $0.2 million (1.4%). The effects of amortization of loan forbearance fees included in interest expense of $2.1 million and higher debt levels during Fiscal 2001 were partially offset by declining interest rates on our floating rate debt.

     Income Taxes. We recorded a valuation allowance to eliminate the deferred tax benefit attributable to the Fiscal 2001 loss, as we did in Fiscal 2000.

     Capital Expenditures. We made capital expenditures of $9.1 million during Fiscal 2001 as compared to $7.7 million in Fiscal 2000, an increase of $1.4 million (18.2%). Fiscal 2001 capital expenditures were principally for: operating equipment, $5.8 million; vehicles (primarily trucks or tractor-trailers), $1.6 million; office equipment, $1.2 million; and other capital expenditures, $0.5 million.

52 Week Fiscal Year Ended December 30, 2000 (Fiscal 2000) vs. 52 Week Fiscal Year Ended January 1, 2000 (Fiscal 1999)

     General. We reported a sales decrease of $15.8 million (6.1%) for Fiscal 2000, and an operating loss of $5.4 million compared to an operating loss of $12.0 million in Fiscal 2000 an operating loss reduction of $6.6 million (55.0%). Principal factors affecting these comparative results, which are discussed further in the following section, were lower finished goods sales prices and lower sales volume, the effects of which were more than offset by lower raw material costs and higher collection fees which improved recovery of collection expenses. We reported a loss from continuing operations of $19.6 million for Fiscal 2000 compared to a loss from continuing operations of $15.7 million for Fiscal 1999, an increased loss from continuing operations of $3.9 million (24.8%).

     Net Sales. During Fiscal 2000, net sales decreased by $15.8 million (6.1%) to $242.8 million as compared to $258.6 million during Fiscal 1999. The decrease is net sales was primarily due to the following: (1) decreases in overall finished goods prices resulted in an $11.1 million decrease in sales during Fiscal 2000 versus Fiscal 1999 (our average yellow grease prices decreased $1.17/cwt to $8.42/cwt (12.2%), average tallow prices decreased $1.48/cwt to $9.58/cwt, and average meat and bone meal prices increased $40.12/ton to $188.60/ton (27.2%); (2) products purchased for resale resulted in an $11.9 million; (3) decreases in the volume of raw materials processed resulted in a $9.7 million decrease in sales; and (4) other items decreased $1.2 million compared to Fiscal 1999; partially offset by (5) increases in collection fees (to offset a portion of the cost incurred in collecting raw material) of $13.0 million; (6) improved yields in production of $4.1 million; and (7) finished hides sales increased $1.0 million.

     Cost of Sales and Operating Expenses. During Fiscal 2000, cost of sales and operating expenses decreased $20.6 million (9.8%) to $190.3 million as compared to $210.9 million during Fiscal 1999. The decrease in cost of sales and operating expenses was primarily due to the following: (1) lower raw material prices paid, correlating to decreased prices for fats and oils and meat and bone meal, resulted in decreases of $6.4 million in cost of sales; (2) decreases in products purchased for resale resulted in a $11.9 million decrease; (3) decreases in the volume of raw materials collected and processed resulted in a decrease of approximately $1.8 million in cost of sales; (4) reductions in repairs expense, payroll, and contract hauling operating expenses of $4.8 million; and (5) other changes resulted in a decrease of $2.7 million; partially offset by (6) increases in natural gas, sewer expense and utilities, resulted in an increase of $6.7 million; and (7) costs of hides purchased increased $0.3 million.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $26.7 million during Fiscal 2000, a $0.1 million decrease (0.4%), from $26.8 million during Fiscal 1999. Decreases in professional and legal fees were partially offset by various expense increases.

     Depreciation and Amortization. Depreciation and amortization charges decreased $1.7 million (5.2%), to $31.2 million during Fiscal 2000 as compared to $32.9 million during Fiscal 1999. Included in Fiscal 2000 and Fiscal 1999 depreciation and amortization expense are impairment charges of $4.0 million and $1.4 million, respectively, due to impairment recorded in accordance with Statement of Financial Accounting Standards No. 121.

     The Fiscal 2000 impairment charge of $4.0 million consists of (1) $2.1 million related to rendering business segment operating assets, (2) $0.1 million and $0.4 million related to restaurant services business segment equipment and allocable goodwill, respectively, and (3) $1.3 million related to assets held for sale in our rendering business segment. The impairment charges of the assets in operation were made to reduce the carrying value to estimated fair value based on the discounted future cash flows of the assets. The impairment charges of the assets held for sale were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value based on information from a business broker. A summary of the impairment charge follows (in millions):

                                              Restaurant
                         Rendering             Services             Total
Leaseholds
 and buildings           $     0.6            $      --           $     0.6
Equipment
 and furniture                 2.9                  0.1                 3.0
Goodwill                        --                  0.4                 0.4
                         ---------            ---------           ---------
Total impairment         $     3.5            $     0.5           $     4.0
                         =========            =========           =========


     The Fiscal 1999 impairment charge of $1.4 million pertains solely to assets held for sale in our rendering business segment. The impairment charges were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value. Estimated net realizable values were based on an offer from a prospective buyer and information from real estate brokers. A summary of the impairment charge follows (in millions):


                   Leaseholds and buildings           $ 1.1
                   Equipment                            0.3
                                                      -----
                            Total impairment          $ 1.4
                                                      =====

     Interest Expense. Interest expense was $14.0 million during Fiscal 2000, compared to $15.5 million during Fiscal 1999, a decrease of $1.5 million (9.7%). Lower debt during Fiscal 2000 was partially offset by higher interest rates.

     Income Taxes. We recorded a valuation allowance to eliminate the deferred tax benefit attributable to the Fiscal 2000 loss. This results in a decrease in income tax benefit of $10.0 million, compared to Fiscal 1999. In Fiscal 1999, we recorded a $10.0 million income tax benefit, which consisted of $9.2 million of federal tax benefit and $0.8 million for various state and foreign tax benefits.

     Capital Expenditures. We made capital expenditures of $7.7 million during Fiscal 2000 as compared to $9.9 million in Fiscal 1999, a decrease of $2.2 million (22.2%).

     Discontinued Operations. The operations of the Bakery By-Products Recycling segment have been classified as discontinued operations. In Fiscal 2000, we realized a gain related to a reduction in an indemnification reserve, net of tax, of $0.4 million related to the sale of this business segment which was finalized on April 5, 1999, compared to a loss of $0.3 million in Fiscal 1999.

Financing, Liquidity and Capital Resources

     Recapitalization. On May 13, 2002, we consummated the Recapitalization and executed a new amended and restated credit agreement with our lenders whereby we exchanged borrowings outstanding under our previous credit agreement, a portion of the accrued interest and commitment fees, and forbearance fees payable for newly issued common stock equal to 75% of our total outstanding common stock on a fully diluted basis (exclusive of stock options issued and outstanding), and 6% cumulative redeemable preferred stock with a face value of $10.0 million. Our new credit agreement includes a term loan in the principal amount of $61.0 million and also provides for a revolving credit facility which will enable us to borrow or issue letters of credit of up to $17.3 million.

     Substantially all of our assets are either pledged or mortgaged as collateral for borrowings under the new credit agreement. The new credit agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios.

     The classification of long-term debt in the accompanying March 30, 2002 consolidated balance sheet is based on the repayment terms of the debt issued under the new credit agreement pursuant to the Recapitalization and also reflects an estimate of the effect of applying the provisions of Statement No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. Statement No. 15 requires that the existing amount of debt owed by us to the lenders be reduced by the fair value of the equity interest granted and that no gain from restructuring our debt be recognized. Interest expense on the remaining carrying amount of debt reported in our financial statements will be based on a new effective interest rate that equates the present value of the future cash payment specified by the new terms of the term loan with the carrying amount of the debt.

     As shown in the Consolidated Balance Sheet at December 29, 2001, we had $120.0 million of debt due under our bank credit facilities classified as a current liability because our previous credit agreement had a maturity date of June 30, 2001. Effective June 29, 2001, we entered into a forbearance agreement with the Lenders. The forbearance agreement, which was amended several times, among other things, provided that the Lenders would not exercise their rights in connection with certain defaults under the credit agreement until April 30, 2002, raised the interest rate under the credit agreement from 1% over prime to 3% over prime, required the payment of a fee of $3.9 million to the Lenders with respect to the forbearance agreement, reduced the commitment during the forbearance period by $2.0 million, from $128.5 million to $126.5 million, and limited financial covenants to certain minimum cash flows, based upon our own projected cash flow for certain periods during the forbearance period.

     On March 15, 2002, we entered into the Recapitalization Agreement. Under the terms of the Recapitalization Agreement, the forbearance period was extended to May 31, 2002, and the agreement stipulated that our Recapitalization would occur through a series of transactions as described above.

     On March 30, 2002, we had a working capital deficit of $3.3 million and our working capital ratio was 0.92 to 1. On December 29, 2001, we had a working capital deficit of $116.7 million and our working capital ratio was 0.26 to 1 compared to a working capital deficit of $106.8 million and a working capital ratio of 0.30 to 1 on December 30, 2000.

     The Recapitalization caused our current liabilities on a pro forma basis as of March 30, 2002 to decrease by approximately $7.8 million resulting in positive working capital of approximately $4.5 million. The decrease in debt resulting from the Recapitalization will reduce our interest expense.

     Net cash provided by operating activities was $4.9 million for the first quarter of Fiscal 2002 compared to $1.8 million in the comparable prior fiscal year period, an increase of $3.1 million principally due to changes in the balances of operating assets and liabilities which resulted in additional cash flow in the Fiscal 2002 period. Cash used by investing activities was $2.7 million for the first quarter of Fiscal 2002 compared to $1.4 million in the prior fiscal year period. The increased level of expenditures in Fiscal 2002 was due primarily to increased capital expenditures for machinery and equipment. Net cash used by financing activities was $2.9 million in the first quarter of
Fiscal 2002 compared to $1.0 million in the first quarter of Fiscal 2001 principally due to additional reductions of long-term debt in the Fiscal 2002 period.

     Net cash provided by operating activities was $5.6 million, $16.2 million and $0.7 million in Fiscal 2001, Fiscal 2000 and Fiscal 1999, respectively. Net cash provided by operating activities in Fiscal 2001 decreased principally due to increased accounts receivable arising from increased sales and reductions in accounts payable and accrued expenses, partially due to lower levels of credit extended by trade vendors and due to a $5.9 million cash payment to our insurance claim administrator under a letter of credit arrangement. The cash payment was funded through a borrowing under the credit agreement.

     The current negative economic environment in our markets has the potential to adversely impact our liquidity in a variety of ways, including through reduced sales and potential inventory buildup. Our management has revised our sales forecasts in light of our view of current economic conditions, and believes that cash generated from operating activities at the same level as Fiscal 2001 and funds available under the new amended and restated credit agreement should be sufficient to meet our working capital needs and capital expenditures for at least the next 12 months. There can be no assurance, however, that a continued slowdown in the economy or other factors will not cause us to fail to meet management's revised forecasts, or otherwise result in liquidity concerns.

Quantitative and Qualitative Disclosures About Market Risks

     Market risks affecting our company are exposures to changes in prices of the finished products we sell, interest rates on debt, and the price of natural gas used in our plants. Predominately all of our finished products are commodities that are generally sold at prices prevailing at the time of sale. We have used interest rate and, through March 2001, natural gas swaps to manage these risks. Beginning in April 2001, we are using natural gas forward purchase agreements with our suppliers to manage the price risk of natural gas used in our facilities. While we do have international operations, and operate in international markets, we consider our market risks in such activities to be immaterial.

     At March 30, 2002 and December 29, 2001, we were party to two interest rate swap agreements. Under the terms of the swap agreements, the interest obligation on $45 million of credit agreement floating-rate debt was exchanged for fixed rate contracts which bear interest, payable quarterly. One swap agreement for $25 million matures June 27, 2002, bears interest at 6.5925% and our receive rate is based on the three-month LIBOR. The second swap agreement for $20 million matures on June 27, 2002, bears interest at 9.17% and our receive rate is based on the Base Rate.

     As of March 30, 2002, we have forward purchase agreements in place for purchases of approximately 624,000 mmbtu's of natural gas for the period April through December, 2002, based on an average purchase price of $2.78/mmbtu.

Critical Accounting Policies

     We follow certain significant accounting policies when preparing our consolidated financial statements. A complete summary of these policies is included in Note 1 of Notes to Consolidated Financial Statements.

     Certain of the policies require our management to make significant and subjective estimates which are sensitive to deviations of actual results from management's assumptions. In particular, management makes estimates regarding the fair value of our reporting units in assessing impairment of goodwill, estimates regarding future undiscounted cash flows from the future use of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, estimates regarding the net realizable value of long-lived assets held for sale, and estimates regarding self insured risks including insurance, environmental and litigation contingencies.

     In assessing impairment of goodwill we use estimates and assumptions in estimating the fair value of our reporting units. In assessing the impairment of long-lived assets where there has been a change in circumstances indicating the carrying value of a long-lived asset may not be recoverable, we have estimated future undiscounted net cash flows from the acquired operations and from use of the asset, respectively, based on actual historical results and expectations about future economic circumstances including future business volume, finished product prices and operating costs. The estimates of fair values of reporting units, future net cash flows from the acquired operations and use of the asset could change if actual prices and costs differ due to industry conditions or other factors affecting the level of business volume or our performance. In assessing impairment of long-lived assets held for sale, we have estimated the net realizable value of such assets based on information from various external sources regarding possible selling prices for such assets. These estimates could change based on changes in market conditions, interest rates and other factors. In estimating liabilities for self insured risks, we consider information from outside consultants and experts, and past historical experience, in projecting future costs expected to be incurred. These estimates could change if future events are different than assumed by management, actual costs to settle the liabilities differ from those estimated and the circumstances associated with the self insured risks change.

Recent Accounting Pronouncements

     The Financial Accounting Standards Board (FASB) recently issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (Statement 143). Statement 143 establishes requirements for the accounting for removal costs associated with asset retirements and is effective for fiscal years beginning after June 15, 2002, with earlier adoption encouraged. We are currently assessing the impact of Statement 143 on our consolidated financial statements.

                                  OUR BUSINESS

Darling

     Founded by the Swift meat packing interests and the Darling family in 1882, we were incorporated in Delaware in 1962 under the name "Darling-Delaware Company, Inc." On December 28, 1993, we changed our name from "Darling-Delaware Company, Inc." to "Darling International Inc."

     We are a recycler of food processing by-products. We collect and recycle animal processing by-products and used restaurant cooking oil. In addition, we provide grease trap collection services to restaurants. We process such raw materials at 26 facilities located throughout the United States into finished products such as tallow, meat and bone meal and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds.

     Commencing 1998, as part of an overall strategy to better commit financial resources, we organized our operations into two segments. These are:

     o Rendering, the core business of turning inedible waste from meat and poultry processors into high quality feed ingredients and fats for other industrial applications; and

     o Restaurant Services, a group focused on growing the grease collection business while expanding the line of services, which includes grease trap servicing, offered to restaurants and food processors.

     Due to unfavorable market conditions resulting from declining prices, in Fiscal 2000, the Esteem Product division, a business dedicated to using newly developed technologies to produce novel products from established supply sources, was combined with our rendering operations. In November 1998, we made a strategic decision to dispose of an additional segment, Bakery By-Products Recycling, a group which produced high quality bakery by-products for the feed industry. The results of the Bakery By-Products Recycling segment have been reported separately as discontinued operations. See Note 15 of Notes to Consolidated Financial Statements on page F-34 for further information regarding discontinued operations. For the financial results of our business segments, see
Note 17 of Notes to Consolidated Financial Statements beginning on page F-36.

     Our net external sales from continuing operations by operating segment were as follows:

                            Fiscal                Fiscal            Fiscal
                             2001                  2000             1999
                        -------------------------------------------------------
Continuing operations:
  Rendering               $194,960   76.2%  $186,445   76.8%  $204,631  79.1%
  Restaurant Services       61,014   23.8     56,350   23.2     53,939  20.9
                          --------  ------  --------  ------  -------- ------
                Total     $255,974  100.0%  $242,795  100.0%  $258,570 100.0%
                          ========  ======  ========  ======  ======== ======

Processing Operations

     We create finished products primarily through the drying, grinding, separating and blending of our various raw materials. The process starts with the collection of animal processing by-products (fat, bones, feathers and offal), and used restaurant cooking oil from meat packers, grocery stores, butcher shops, meat markets, poultry processors and restaurants.

     The animal processing by-products are ground and heated to extract water and separate oils from animal tissue as well as to sterilize and make the material suitable as an ingredient for animal feed. Meat and bone meal is separated from the cooked material by pressing the material, then grinding and sifting it through screens. The separated tallow is centrifuged and/or refined for purity. The primary finished products derived from the processing of animal by-products are tallow and meat and bone meal. Other by-products include poultry meal, feather meal and blood meal. Used restaurant cooking oil is processed under a separate procedure that involves heating, settling and sterilizing, as well as refining, resulting in derived yellow grease, feed-grade animal fat, or oleo-chemical feedstocks.

Purchase and Collection of Raw Materials

     We operate a fleet of approximately 800 trucks and tractor-trailers to collect raw materials from more than 80,000 restaurants, butcher shops, grocery stores, and independent meat and poultry processors. We replace or upgrade our vehicle fleet to maintain efficient operations.

     Raw materials are collected in one of two manners. Certain large suppliers, such as large meat processors and poultry processors are furnished with bulk trailers in which the raw material is loaded. We transport these trailers directly to a processing facility. We provide the remaining suppliers, primarily grocery stores and butcher shops with containers in which to deposit the raw material. The containers are picked up by or emptied into our trucks on a periodic basis. The type and frequency of service is determined by individual supplier requirements, the volume of raw material generated by the supplier, supplier location, and weather, among other factors.

     Used restaurant cooking oil is placed in various sizes and types of containers which we supply. In some instances, these containers are loaded directly onto the trucks, while in other instances the oil is pumped through a vacuum hose into the truck. We also provide an alternative collection service to restaurants called CleanStar(R) 2000, which is a self-contained collection system that is housed inside the restaurant, with the used cooking oil pumped directly into collection vehicles via an outside valve. The CleanStar(R) 2000 system and service is provided either on a fee basis to the raw material customer or as a negotiated offset to the cost of raw materials purchased. Approximately 11.1% of our restaurant suppliers utilize the CleanStar(R) 2000 system. The frequency of all forms of collection service is determined by the volume of oil generated by the restaurant.

     The raw materials we collect are transported either directly to a processing plant or to a transfer station, where materials from several collection routes are loaded into trailers and transported to a processing plant. Collections of animal processing by-products generally are made during the day, and materials are delivered to plants for processing within 24 hours of collection to eliminate spoilage. Collection of used restaurant cooking oil can be made at any time of the day or night, depending on supplier preference; these materials may be held for longer periods of time before processing. We charge a collection fee to offset a portion of the cost incurred in collecting raw material.

     During fiscal year 2001, our largest single supplier accounted for less than 6.8% of the total raw material we processed, and the 10 largest raw materials suppliers accounted for approximately 34.8% of the total raw material we processed.

Raw Materials Pricing

     We have two primary pricing arrangements with our raw materials suppliers. Approximately half of our annual volume of raw materials is acquired on a "formula" basis. Under a formula arrangement, the charge or credit for raw materials is tied to published finished product commodity prices after deducting a fixed service charge. We acquire the remaining annual volume of raw material under "non-formula" arrangements whereby suppliers either are paid a fixed price, are not paid, or are charged for the collection service, depending on various economic and competitive factors.

     The credit received or amount charged for raw material under both formula and non-formula arrangements is based on various factors, including the type of raw materials, the expected value of the finished product to be produced, the anticipated yields, the volume of material generated by the supplier, and processing and transportation costs. Competition among processors to procure raw materials also affects the price paid for raw materials.

     Formula prices are generally adjusted on a weekly or monthly basis while non-formula prices or charges are adjusted as needed to respond to changes in finished product prices.

Finished Products

     The finished products that result from the processing of animal by-products are oils (primarily tallow and yellow grease) and proteins (primarily meat and bone meal). Oils are used as ingredients in the production of pet food, animal feed and soaps. Oleo-chemical producers use these oils as feedstocks to produce specialty ingredients used in paint, rubber, paper, concrete, plastics and a variety of other consumer and industrial products. Meals are used primarily as high protein additives in pet food and animal feed.

     Predominantly all of our finished products are commodities which are quoted on established commodity markets or are priced relative to such commodities. While our finished products are generally sold at prices prevailing at the time of sale, our ability to deliver large quantities of finished products from multiple locations and to coordinate sales from a central location enables us to occasionally receive a premium over the then-prevailing market price.

Marketing, Sales and Distribution of Finished Products

     We market our finished products worldwide. Marketing activities are primarily conducted through our marketing department which is headquartered in Irving, Texas. We also maintain sales offices in Los Angeles, California, and Newark, New Jersey for sales and distribution of selected products. This sales force is in contact with several hundred customers daily and coordinates the sale and assists in the distribution of most finished products produced at our processing plants. We sell our finished products internationally through commodities brokers and through our agents in various countries.

     We sell to numerous foreign markets, including the European Economic Community, Asia, the Pacific Rim, North Africa, Mexico and South America. We have no material foreign operations, but export a portion of our products to customers in various foreign counties. Total export sales were $138.1 million, $128.7 million and $107.4 million for the years ended December 29, 2001, December 30, 2002, and January 1, 2000, respectively. The level of export sales may vary from year to year depending on the relative strength of domestic versus overseas markets. We obtain payment protection for most of our foreign sales by requiring payment before shipment or by requiring bank letters of credit or guarantees of payment from U.S. government agencies. We ordinarily are paid for our products in U.S. dollars and have not experienced any material currency translation losses or any material foreign exchange control difficulties.

     We have not experienced any material restrictions on the export of our products, although certain countries, including India and certain Middle East countries restrict the import of proteins and fats and oils made from porcine and bovine material, and the European Community has restrictions on proteins and fats and oils made from specified bovine materials. The Bovine Spongiform Encephalopathy (BSE) or "mad cow disease"situation in Europe and new FDA restrictions, coupled with much lower prices for competing commodities, has caused lower prices for some of our key products.

     Finished  products  produced by us are  distributed  primarily by truck and rail  from  our  plants  shortly  following  production.  While  there  are some temporary inventory accumulations at various port locations for export shipments, inventories rarely exceed three weeks' production and, therefore, we use limited working capital to carry inventories and reduce our exposure to fluctuations in commodity prices.

Competition

     Our management believes that the most competitive aspect of the business is the procurement of raw materials rather than the sale of finished products. During the last ten years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize "captive" processors. Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. These factors have been offset, in part, however, by increasing environmental consciousness. The need for restaurants to comply with environmental regulations concerning the proper disposal of used restaurant cooking oil is offering a growth area for this raw material source. Major competitors include: Baker Commodities in the West; National By-Products in the Midwest; and Griffin Industries in Texas and the Southeast. Each of these businesses competes in both the Rendering and Restaurant Service segments.

     In marketing our finished products, we face competition from other processors and from producers of other suitable commodities. Tallows and greases are in certain instances substitutes for soybean oil and palm stearine, while meat and bone meal is a substitute for soybean meal. Consequently, the prices of tallow, yellow grease, and meat and bone meal correlate with these substitute commodities. The markets for finished products are impacted mainly by the worldwide supply of fats, oils, proteins and grains. Other factors that influence the prices that we receive for our finished products include the quality of our finished products, consumer health consciousness, worldwide credit conditions and U.S. government foreign aid. From time to time, we enter into arrangements with our suppliers of raw materials pursuant to which such suppliers buy back our finished products.

Seasonality

     The amount of raw materials made available to us by our suppliers is relatively stable on a weekly basis except for those weeks which include major holidays, during which the availability of raw materials declines because major meat and poultry processors are not operating. Weather is also a factor. Extremely warm weather adversely affects our ability to make higher quality products because the raw material deteriorates more rapidly than in cooler weather, while extremely cold weather, in certain instances, can hinder the collection of raw materials.

Employees and Labor Relations

     As of December 29, 2001, we employed approximately 1,270 persons full-time in continuing business segments. Approximately 48.3% of the total number of employees are covered by collective bargaining agreements, however, we have no national or multi-plant union contracts. Our management believes that our relations with our employees and their representatives are good. There can be no assurance, however, that new agreements will be reached without union action or will be on terms satisfactory to us.

Facilities

     Our corporate headquarters are located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas in an office/operating facility, where we lease approximately 20,000 square feet.

     Our 26 operating facilities consist of 19 full service rendering plants, 4 yellow grease/trap grease plants, 1 blending plant, 1 edible plant, and 1 trap grease plant. Except for 4 leased facilities, we own all of these facilities. In addition, we own or lease 22 transfer stations in the United States and 1 transfer station in Canada that serve as collection points for routing raw material to the processing plants set forth below. Some locations service a single business segment while others service both business segments. The following is a listing of our operating facilities by business segment:

LOCATION              DESCRIPTION
--------              -----------

Combined Rendering and Restaurant Services Business Segments
------------------------------------------------------------
Blue Earth, MN        Rendering/Yellow Grease
Boise, ID             Rendering/Yellow Grease
Collinsville, OK      Rendering/Yellow Grease
Dallas, TX            Rendering/Yellow Grease
Detroit, MI           Rendering/Yellow Grease/Trap
Fresno, CA            Rendering/Yellow Grease
Kansas City, KS       Rendering/Yellow Grease
Los Angeles, CA       Rendering/Yellow Grease/Trap
Newark, NJ            Rendering/Yellow Grease
San Francisco, CA *   Rendering/Yellow Grease/Trap
Sioux City, IA        Rendering/Yellow Grease
St. Louis, MO         Rendering/Yellow Grease
Tacoma, WA *          Rendering/Yellow Grease/Trap
Turlock, CA           Rendering/Yellow Grease

Rendering Business Segment
--------------------------
Coldwater, MI         Rendering
Houston, TX           Rendering
Linkwood, MD          Rendering
Omaha, NE             Rendering
Omaha, NE *           Blending
Omaha, NE             Edible Oils
Wahoo, NE             Rendering

Restaurant Services Business Segment
------------------------------------
Chicago, IL           Trap
Ft. Lauderdale, FL *  Yellow Grease/Trap
Houston, TX           Yellow Grease/Trap
No. Las Vegas, NV     Yellow Grease/Trap
Tampa, FL             Yellow Grease/Trap


---------------------------
* Property is leased. Annual rent expense for these leased properties in the aggregate was $0.6 million in fiscal 2001.


Legal Proceedings

     Melvindale, Michigan. A group of residents living near our Melvindale, Michigan plant has filed suit, purportedly on behalf of a class of persons similarly situated. The class has been certified for injunctive relief only. The court declined to certify a damage class but has permitted approximately 300 people to join the lawsuit as plaintiffs. The suit is based on legal theories of trespass, nuisance and negligence and/or gross negligence, and is pending in the United States District Court, Eastern District of Michigan. Plaintiffs allege that emissions to the air, particularly odor, from the plant have reduced the value and enjoyment of plaintiffs' property, and plaintiffs seek unspecified compensatory and exemplary damages in an amount in excess of $25,000 per plaintiff and unspecified injunctive relief. We are unable to estimate our potential liability from this lawsuit. In a lawsuit with similar factual allegations, also pending in United States District Court, Eastern District of Michigan, the City of Melvindale has filed suit against us based on legal theories of nuisance, trespass, negligence and violation of Melvindale nuisance ordinances seeking damages and declaratory and injunctive relief. The court has dismissed the trespass counts in both lawsuits, and all of the damage claims in the suit filed by the City of Melvindale have been dismissed. The City of Melvindale now seeks unspecified injunctive relief. We or our predecessors have operated a rendering plant at the Melvindale location since 1927 in a heavily industrialized area down river south of Detroit. We have taken and are taking all reasonable steps to minimize odor emissions from our recycling processes and are defending the lawsuit vigorously.

     Long Island City, New York. We are a party to a lawsuit that seeks to require an environmental cleanup at a property in Long Island City, New York where we formerly operated a rendering plant (referred to as the "Site"). DMJ Associates (DMJ), which holds a mortgage on the Site, has filed suit against us, as a former owner of the Site, as well as others including the present tenants and operators of the Site, the owner of an abandoned hazardous waste disposal site adjoining the Site (the "Disposal Facility"), and companies that disposed of wastes at the Disposal Facility (the "Generator Defendants"). DMJ argues that, inter alia, under federal law it is entitled to relief directed to have the defendants remediate the contamination. DMJ seeks both equitable and monetary relief from all defendants for investigation, abatement and remediation of the Site. DMJ has not yet provided information sufficient for us to ascertain the magnitude or amount of DMJ's total claim nor our alleged share thereof. As a result, we are unable to estimate our potential liability from this lawsuit. We do not have information suggesting that we contributed in any material way to any contamination that may exist at the Site. We are actively defending the suit and are awaiting a decision on a motion on summary judgment regarding the standing of the plaintiff.

     Sauget, Illinois. We are a party to a lawsuit that seeks to recover costs related to an environmental cleanup in or near Sauget, Illinois. The United States had filed a complaint against Monsanto Chemical Company, Solutia, Inc., Anheuser-Busch, Inc., Union Electric, and 14 other defendants, seeking to recover cleanup costs. Monsanto (which merged with Pharmacia and Upjohn, Inc. in 2000 and is now known as Pharmacia Corporation) and Solutia in turn filed a third party complaint seeking contribution from the United States, several federal agencies, and six more companies, in addition to us. As potentially responsible parties themselves, Pharmacia and Solutia are seeking to recover unspecified proportionate shares from each of the other parties, in addition to us, of an as yet undetermined total cleanup cost. A subsidiary of ours had operated an inorganic fertilizer plant in Sauget, Illinois for a number of years prior to closing it in the 1960's. We are defending this case vigorously, and do not believe, based upon currently available information, that the fertilizer plant contributed in any significant way to the contamination that is leading to the environmental cleanup, or that our share, if any, of the cost of the cleanup will be material. Accordingly, the we are unable to estimate our potential liability from this lawsuit.

     Other Litigation. We are also a party to several other lawsuits, claims and loss contingencies incidental to our business, including assertions by certain regulatory agencies related to air, wastewater, and storm water discharges from our processing facilities.

     Self Insured Risks. We purchase our workers compensation, auto and general liability insurance on a retrospective basis. We accrue our expected ultimate costs related to claims occurring during each fiscal year and carry this accrual as a reserve until we pay such claims.

     We have established loss reserves for insurance, environmental and litigation matters as a result of the matters discussed above. Although the ultimate liability cannot be determined with certainty, our management believes that reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management. The accrued expenses and other noncurrent liabilities classifications in our consolidated balance sheets include reserves for insurance, environmental and litigation contingencies of $10.6 million at both March 30, 2002 and December 29, 2001, respectively. There can be no assurance, however, that final costs related to these matters will not exceed current estimates. We believe that any additional liability relative to lawsuits and claims which may not be covered by insurance would not likely have a material adverse effect on our financial position, although it could potentially have a material impact on the results of operations in any one year.

Regulations

     We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

     o the Food and Drug Administration (FDA), which regulates food and feed safety;

     o the United States Department of Agriculture (USDA), which regulates collection and production methods;

     o the Environmental Protection Agency (EPA), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

     o state Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality; and

     o   the United States  Department  of  Transportation  (USDOT),  as well as
         local  and  state  agencies,   which  regulate  the  operation  of  our
         commercial vehicles.

     Such rules and regulations may influence our operating results at one or more facilities.

     Effective August, 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as "mad cow disease," should the disease ever occur in the United States. Our management believes that we are in compliance with the provisions of the rule.

                                 OUR MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors, their ages and their positions as of May 13, 2002, are as follows: Our executive officers serve at the discretion of the Board of Directors.


Name                        Age  Position
----                        ---  --------

Denis J. Taura              62   Chairman of the Board and Chief Executive
                                 Officer

James A. Ransweiler         58   President and Chief Operating Officer

John O. Muse                53   Executive Vice President - Finance and
                                 Administration

Neil Katchen                56   Executive Vice President - Operations

Mitchell Kilanowski         50   Executive Vice President - Marketing and
                                 Research

Gilbert L. Guitierrez       45   Senior Vice President - Business Development

Joseph R. Weaver, Jr.       55   General Counsel and Secretary

Fredric J. Klink (1) (2)    68   Director

O. Thomas Albrecht (1) (2)  55   Director

Charles Macaluso (1) (2)    58   Director

Richard A. Peterson (1) (2) 60   Director

----------------

(1)      Member of the audit committee

(2)      Member of the compensation committee

     Denis J. Taura has served as our Chairman of the Board and Chief Executive Officer since August 1999 and devotes at least 60% of his business time to our company. Mr. Taura is a partner in the management consulting firm Taura Flynn & Associates, LLC. Previously, in October 1991, Mr. Taura founded D. Taura & Associates, a management consulting firm and a predecessor of Taura Flynn and Associates, LLC. Mr. Taura served as chairman of D. Taura & Associates. From January 1995 through October 1996, Mr. Taura was also affiliated with Zolfo Cooper LLC, a management consulting firm. From 1972 to October 1991, Mr. Taura was a partner with KPMG LLP. Mr. Taura serves as a director of Kasper A.L.S. Limited.

     James A. Ransweiler has served as the President and Chief Operating Officer of our company since August 1999. Mr. Ransweiler served as the President of Darling Rendering from October 1997 to August 1999. From August 1986 to October 1997, he served as Vice President of our Eastern Region, except for the period from January 1989 to February 1990 when he served as Special Projects Coordinator.

     John O. Muse has served as our Executive Vice President - Finance and Administration since February 2000. From October 1997 to February 2000, he served as our Vice President and Chief Financial Officer. From 1994 to October 1997 he served as Vice President and General Manager at Consolidated Nutrition, L.C. Prior to serving at Consolidated Nutrition, Mr. Muse was Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels-Midland Company. Since August 1998, Mr. Muse has served on an advisory board for Factory Mutual Insurance Company.

     Neil Katchen has served as Executive Vice President - Operations since November 2001. Prior thereto he served as Vice President of our Eastern Region beginning in October 1997 and served as General Manager of our Newark, New Jersey facility from January 1990 to October 1997.

     Mitchell Kilanowski has served as our Executive Vice President - Marketing and Research since January 1999. From September 1997 to January 1999 Mr. Kilanowski served as our Vice President-Marketing. From August 1986 to September 1997 he served as Director of Domestic Sales. From March 1975 to August 1986 he served in customer sales and service.

     Gilbert L. Gutierrez has served as our Senior Vice President - Business Development since November 2001. Prior thereto he served as General Manager of our Los Angeles, California facility from June 1997 to November 2001. Prior to serving as General Manager, he served as our Vice President - Human Resources.

     Joseph R. Weaver, Jr. has served as our General Counsel since March 1997 and as our Secretary since April 1997. From May 1994 to March 1997, he served as Secretary and General Counsel of AAF-McQuay, Inc. From January 1990 to April 1994, Mr. Weaver served as Assistant General Counsel of AAF-McQuay, Inc., then known as Snyder General Corporation.

     Fredric J. Klink has been a director of our company since April 1995. Since December 31, 2001, Mr. Klink has been "of counsel" at the law firm of Dechert. Prior thereto he was a partner at the law firm of Dechert for more than five years. Mr. Klink's law practice concentrates on mergers and acquisitions, securities, and international work. He received his LL.B. from Columbia Law School in 1960.

     O. Thomas Albrecht has been a director of our company since May 10, 2002. Mr. Albrecht was employed by the McDonald's Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a Senior Vice President and Chief Purchasing Officer of McDonald's Corporation.

     Charles Macaluso has been a director of our company since May 10, 2002. Mr. Macaluso was a founding principal of East Ridge Consulting, Inc., a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts, from 1998 to 2000. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and workouts. Mr. Macaluso is currently a director of Elder-Beerman Stores Corp. (NASDAQ:
EBSC), where he serves on the Executive Committee and the Audit and Finance Committee, and formerly served on the Compensation Committee. Mr. Macaluso also serves as a director of the following privately-held companies: NCH NuWorld Ltd. (Chairman), Crescent Public Telephone, Inc. (Chairman), Prime Succession, Inc. (Chairman), and Lazy Days RV Centers, Inc.

     Richard A. Peterson has been a director of our company since May 10, 2002. Mr. Peterson has been the managing principal of Peterson & Associates, a firm specializing in financial restructuring and strategic advisory services to management and directors of distressed companies, a firm he founded in April 2001. Prior thereto, Mr. Peterson was a senior vice president and regional manager in the managed assets department of Bank One, NA, from April 1999 until his retirement in April 2001. From the Fall of 1998 until April 1999, he was a first vice president and regional manager in the managed assets department of Bank One, N.A.; and he held the same position with Bank One, N.A.'s predecessor First National Bank of Chicago, from 1995 until the Fall of 1998. He was employed by First National Bank of Chicago from October 1981 to 1995 in various capacities in the "workout and turnaround" group for large corporate credits.

Compensation of Directors

     Non-employee members of the Board of Directors are paid a $25,000 annual retainer. Each outside director receives $1,500 for each board meeting or $1,000 for each committee meeting personally attended, or $500 if a committee meeting is attended before or after a board meeting, and $750 for each board or committee meeting attended by telephone.

     Under the Non-Employee Directors Stock Option Plan, prior to May 17, 2000, each outside director was granted an option to purchase 15,000 shares of our common stock on the tenth business day of July 1995 and was granted an identical option on the tenth business day of July of each year thereafter. Each outside director elected after July 1995 but prior to May 17, 2000, was granted an option to purchase 21,000 shares of our common stock on the day he was first elected by our stockholders as a member of the Board of Directors. Pursuant to an amendment to the Non-Employee Directors Stock Option Plan adopted on May 17, 2000, each outside director elected on or after May 17, 2000 is granted options to buy 4,000 shares of our common stock when he is first elected to the Board of Directors by our stockholders. Thus, on May 10, 2002, each of Messrs. Albrecht, Macaluso and Peterson, upon his election to our Board of Directors was granted options to purchase 4,000 shares of our common stock. On the date of each calendar year thereafter on which our independent auditors sign their annual audit report, options to purchase 4,000 shares of our common stock are granted under the Non-Employee Directors Stock Option Plan to each of our directors, but such grants occur only if we obtain 90% of our target EBITDA for our most recent completed fiscal year. The per share exercise price of each option granted under the Non-Employee Directors Stock Option Plan is equal to the fair market value per share of our common stock on the date of grant of the options relating thereto. Twenty-five percent of the shares subject to each option vest on the date that is six months following the date of grant and 25% of the shares vest on each of the first, second and third anniversaries of the date of grant thereafter. Options to purchase an aggregate of 450,000 shares of our common stock may be granted under the Non-Employee Directors Stock Option Plan.

     If while unexercised options remain outstanding under the Non-Employee Directors Stock Option Plan, any of the following events occur, all options granted under the Non-Employee Directors Stock Option Plan become exercisable in full, whether or not they are otherwise exercisable:

     o any entity other than us makes a tender or exchange offer for shares of our common stock pursuant to which purchases are made,

     o our stockholders approve a definitive agreement to merge or consolidate our company with or into another corporation or to sell all or substantially all of our assets or adopt a plan of liquidation,

     o the beneficial ownership of securities representing more than 15% of the combined voting power of our company is acquired by any person, or

     o during any period of two consecutive years, the individuals who at the start of such period were members of the Board of Directors cease to constitute at least a majority thereof, unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the start of such period.

     In the case of a merger where we are the surviving entity and in which there is a reclassification of the shares of our common stock, each option shall become exercisable for the kind and amount of shares of stock or other securities receivable upon such reclassification or merger. Upon consummation of the Recapitalization, all options granted under the Non-Employee Directors Stock Option Plan became exercisable in full, whether or not they were otherwise exercisable.

     No options were granted under the Non-Employee Directors Stock Option Plan during fiscal 2001 because we did not achieve 90% of our targeted EBITDA for the fiscal year ended December 30, 2000.

Executive Compensation

     The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal years 2001, 2000 and 1999 paid to our five most highly compensated executive officers who were serving as such at December 29, 2001.


                                              SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                      Annual Compensation           Compensation
                                                      -------------------           ------------
                                                                                      Number of
                                                                                     Securities
               Name and                                                              Underlying         All Other
          Principal Position              Year        Salary          Bonus            Options         Compensation
          ------------------              ----        ------          -----            -------         ------------

Denis J. Taura                            2001     $  700,000(1)           --                 --               --
   Chairman and Chief Executive           2000        520,000(2)           --          1,080,000(5)      $  13,200(3)
     Officer                              1999             --              --             15,000(6)        328,007(4)

James A. Ransweiler                       2001        307,500         $30,000             90,000(7)            --
   President and Chief Operating          2000        300,000                                 --               --
     Officer                              1999        258,000                                 --               --

John O. Muse                              2001        216,924          20,000             45,000(7)            --
   Executive Vice President - Finance     2000        197,693              --                 --               --
     and Administration                   1999        185,000              --                 --               --


                                       35

Neil Katchen                              2001        200,000          20,000            73,800(7)            --
   Executive Vice President -             2000        195,000              --                --               --
     Operations                           1999        178,460              --                --               --

Mitchell Kilanowski                       2001        164,000          10,000            45,000(7)            --
   Executive Vice                         2000        160,000              --                --               --
     President -Marketing and Research    1999        160,000           3,333             5,000(8)            --




    ---------------------

    (1) Of this amount, $180,000 represents additional salary paid to Mr. Taura as compensation for extensive additional time spent on company matters during fiscal 2001. Mr. Taura's current salary for fiscal 2002 is $520,000. Upon the consummation of the Recapitalization Agreement effective as of May 10, 2002, Mr. Taura was retained as a consultant to our company and the remaining portion of Mr. Taura's salary for 2002 will be paid to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal, for services to be provided to our company by Mr. Taura as Chief Executive Officer pursuant to a consulting agreement. Mr. Taura's entry into the consulting agreement was a condition precedent to the consummation of the Recapitalization Agreement.

    (2) Of this amount, $130,000 represents compensation paid to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal, for services provided to our company by Mr. Taura as Chief Executive Officer pursuant to a loan-out agreement. Effective March 15, 2000, Mr. Taura became an employee of our company. Mr. Taura does not participate in any of our employee benefit plans.

    (3) $13,200 represents payments of management consulting fees and expenses to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal, for services provided to us.

    (4) Amount represents payments of management consulting fees and expenses to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal. Of this amount, $148,007 represented fees and expenses during 1999 related to management consulting services provided to us prior to Mr. Taura serving as Chief Executive Officer and $180,000 was paid pursuant to a loan-out agreement in connection with Mr. Taura serving as Chief Executive Officer.

    (5) Amount represents (i) options to purchase 540,000 shares of our common stock granted March 15, 2000 and ratified by shareholders on May 17, 2000; and (ii) options granted on December 13, 2000 to purchase an additional 540,000 shares of Common Stock.

    (6) Pursuant to the Directors Plan on the tenth business day of July each year, 15,000 options were granted to Mr. Taura as a non-employee director prior to him serving as Chief Executive Officer.

    (7) On May 16, 2001, our stockholders authorized the Board of Directors to grant under the 1994 Plan on or after June 4, 2001 options to purchase 735,355 shares of our common stock at 100% of fair market value on such date to key employees who surrendered an equal number of options on December 1, 2000. On June 5, 2001, options to purchase 703,385 shares of our common stock were issued to such key employees at $0.50 per share.

    (8) Mr. Kilanowski surrendered such options on December 1, 2001. See footnote 7 above.

     On October 29, 2001, Omar A. Dreiling, who had been our Vice President - Western Region, resigned and the responsibility for our rendering operations was reorganized. Mr. Katchen has been appointed Executive Vice President with responsibility for all of our rendering plants. Effective January 1, 2002, the salaries of Messrs. Ransweiler, Muse and Katchen were increased to $335,000, $240,000 and $220,000, respectively.

Option Grants

     On June 5, 2001, options under the 1994 Plan to purchase 90,000, 45,000, 73,800, and 45,000 shares of our common stock at $0.50 per share were issued to Messrs. Ransweiler, Muse, Katchen and Kilanowski, respectively, each of whom surrendered an equal number of options on December 1, 2000. See "--Stock Option Plans--1994 Plan" below. No other options were granted by us to any of the executive officers named in the summary compensation table above during the fiscal year ended December 29, 2001.

Option Exercises and Year-End Options Values

     The following table sets forth certain information with respect to options exercised during the fiscal year ended December 29, 2001 by each of the executive officers named in the summary compensation table above and the value of unexercised options held by such executive officers at December 29, 2001:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                      Options Exercised in Fiscal 2001   Number of Securities Underlying  Value of Unexercised In-
                                                            Underlying Unexercised at       the-Money Options at
                          Shares                               December 29, 2001              December 29, 2001
                        Acquired on                             Exercisable (E)                Exercisable (E)
                         Exercise     Value Realized           Unexercisable (U)             Unexercisable(U)(1)
                     ---------------------------------------------------------------------------------------------
Denis J. Taura              --            --                     1,202,250(E)                   $81,000 (E)
                                                                     3,750(U)                         0 (U)
James A. Ransweiler         --            --                       182,832(E)                     2,700 (E)
                                                                    72,000(U)                    10,800 (U)
John O. Muse                --            --                         9,000(E)                     1,350 (E)
                                                                    36,000(U)                     5,400 (U)
Neil Katchen                --            --                        14,760(E)                     2,214 (E)
                                                                    59,040(U)                     8,856 (U)
Mitchell Kilanowski         --            --                         9,000(E)                     1,350 (E)
                                                                    36,000(U)                     5,400 (U)

(1) Based on the difference between the closing price of our common stock on December 29, 2001 ($0.650 per share) and the exercise price of the option.

Severance Agreements

     We entered into severance agreements with Messrs. Taura, Ransweiler, Muse, Dreiling, Katchen and Kilanowski which provide, subject to certain conditions, for severance compensation equal to one year's compensation to the officer (except that in Mr. Taura's case, severance compensation is equal to two years' base compensation) in the event of a termination of the officer's employment unless such termination is voluntary or based upon cause as defined in the agreement. Mr. Dreiling's employment has terminated and he is receiving an aggregate of $195,000 in severance payments, to be paid in monthly installments commencing November 2001. The Recapitalization constituted a change of control under the terms of Mr. Taura's severance agreement. Pursuant to an amendment to the severance agreement that was entered into as a condition precedent to closing of the Recapitalization, such payments will be payable in twenty-four equal monthly installments, commencing on May 13, 2002; provided, that if any time after that date (i) Mr. Taura ceases to be a member of our Board of Directors, or (ii) a change of control occurs, all remaining payments under the severance agreement will become immediately due and payable.

Stock Option Plans

     1993 Plan. The Board of Directors has suspended the 1993 Plan and no further options are to be issued under such plan. Officers and other key employees of Darling were eligible to receive options under the 1993 Plan. In December 1993, we granted options covering 1,483,500 shares of our common stock to seven members of our management pursuant to the 1993 Plan. The exercise price of these options is $2.857 per share. These options vested 20% on the date of grant and vest 20% on each anniversary date thereof. All options under the 1993 Plan have fully vested. The options granted pursuant to the 1993 Plan are intended to be incentive stock options to the maximum extent permissible under the Internal Revenue Code of 1986, as amended and nonqualified stock options to the extent not incentive stock options. 184,066 of the shares covered by these options were transferred to the 1994 Plan prior to the three-for-one stock split, pursuant to shareholder approval at the annual meeting of stockholders held May 20, 1997.

     1994 Plan. Our compensation committee may grant options under the 1994 Plan to officers and other key employees of Darling. The purpose of the 1994 Plan is to attract, retain and motivate officers and key employees, and to encourage them to have a financial interest in our company. In 1994, 500,000 options, each to buy one share of our common stock, were authorized for the 1994 Plan and pursuant to stockholder approval at the annual meeting of stockholder held May 20, 1997, 184,066 options forfeited or canceled under the 1993 Plan were authorized as additional options available for grant under the 1994 Plan. Therefore, after the effect of the three-for-one stock split, a total of 2,052,198 options were authorized to be granted under the 1994 Plan. Pursuant to stockholder approval at the annual meeting of stockholders held May 27, 1998, 500,000 additional options were authorized for the 1994 Plan bringing the total authorized to be granted under the 1994 Plan to 2,552,198 options. Pursuant to stockholder approval at the annual meeting of stockholders held May 17, 2000, the number of authorized shares under the 1994 Plan were reduced from 2,552,198 to 20% on 2,012,198 shares. Options granted pursuant to the 1994 Plan typically vest the date of grant and 20% on each anniversary date thereof. Pursuant to the acceleration provisions of the 1994 Plan relating to change of control, upon consummation of the Recapitalization, all options granted under the 1994 Plan became exercisable in full, whether or not they were otherwise exercisable, except that the options granted on June 5, 2001, as described below, did not accelerate upon consummation of the Recapitalization.

     Under the 1994 Plan, stock options are awarded based on an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms. Options granted under the 1994 Plan are granted at 100% of the fair market value of the stock on the date of grant. During fiscal 2001, 703,385 options were granted under the 1994 Plan.

     On May 16, 2001, our stockholders authorized the Board of Directors to grant under the 1994 Plan on or after June 4, 2001 options to purchase 735,355 shares of our common stock at 100% of fair market value on such date to key employees who surrendered an equal number of options on December 1, 2000. On June 5, 2001, options to purchase 703,385 shares of our common stock were issued to such key employees at $0.50 per share.

     Non-Employee Directors Stock Option Plan. For a description of the Non-Employee Directors Stock Option Plan, see the disclosure set forth above under "--Compensation of Directors."

Annual Incentive Plan

     Our annual incentive plan is administered by our compensation committee and provides incentive cash bonuses to corporate and regional executives. In 2001, the annual incentive plan was tied to plan components comprised of actual levels achieved for EBITDA, collection/service charge revenue, operating expenses, safety goals, raw material procurement and individual initiatives. Incentive earned under each component is calculated independently of the other components and is expressed in terms of a percentage of base salary.

Pension Plan Table

     The following table illustrates the approximate annual pension that the executive officers named in the summary compensation table above (other than Mr. Taura) would receive under the Salaried Employee's Retirement Plan if the plan remains in effect and such executive officers retired at age 65. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

                                         Estimated Annual Pension
                           ------------------------------------------------
                                           (Years of Service)
  Average Annual Salary
  During the Last 5 Years    15       20         25        30        35
---------------------------------------------------------------------------

       $150,000           $40,500   $54,000   $67,500   $71,250   $75,000
        175,000            47,250    63,000    78,750    83,125    87,500
        200,000            54,000    72,000    90,000    95,000   100,000
        235,840            63,677    84,902   106,128   112,024   117,920


     The above amounts do not reflect the compensation limitations for plans qualified under the Internal Revenue Code, effective January 1, 1994. Effective January 1, 2000, annual compensation in excess of $170,000 ($235,840 for 1993) is not taken into account when calculating benefits under the Retirement Plan. Such limitation will not, however, operate to reduce plan benefits accrued as of December 31, 1993.

     If the executive officers named in the summary compensation table above (other than Mr. Taura) remain employees of our company until they reach age 65, the years of credited service for Messrs. Ransweiler, Muse, Katchen and Kilanowski will be as follows: Ransweiler, 24 years; Muse, 16 years; Katchen, 40 years; and Kilanowski, 40 years.

     The Retirement Plan is a non-contributory defined benefit plan. Office and supervisory employees, not covered under another plan, automatically become participants in the plan on the earlier of January 1 or July 1 following completion of 1,000 hours of service in a consecutive twelve-month period. Upon meeting the eligibility requirement, employees are recognized as a participant from the date of commencement of their service with our company. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the plan are calculated on "average monthly pay" based upon the highest 60 consecutive months of the latest 120 months (and subject to the limitations discussed above) and the years of service completed.

     The basic pension benefit is equal to 45% of the employee's average monthly pay, reduced proportionally for years of service less than 25 years. The multiple is increased 0.5% per year for years of service in excess of 25 years to a maximum of 15 additional years.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following report of the compensation committee and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

     Our executive compensation program is designed to attract, motivate, reward and retain the executive officers needed to achieve our business objectives, to increase our profitability and to provide value to our stockholders. The program has been structured and implemented to provide competitive compensation opportunities and various incentive awards based on company and individual performance. Our executive compensation program is composed of three principal components: base salary, short term incentive awards and long term incentive awards.

Base Salaries

     The base salaries of the executive officers of our company are set forth in the summary compensation table located above. The base salary of Mr. Taura was established and reviewed by the compensation committee. Executive positions are grouped by grades which are part of our company's overall salary structure. The base salaries of senior executives, except those established by employment agreements, are reviewed to determine if adjustment is necessary based on competitive practices and economic conditions. Salaries are adjusted within grade ranges based on individual performance and changes in job content and responsibilities.

Short Term Incentive Awards

     The short-term program, or Annual Incentive Plan, consists of an opportunity for the award of an annual incentive cash bonus in addition to the payment of base salary. In 2001, our Annual Incentive Plan for corporate and division executives was tied to plan components comprised of actual levels achieved for EBITDA, collection/service charge revenue, operating expenses, safety goals, raw material procurement and individual initiatives. Incentive earned under each component is calculated independently of the other components and is expressed in terms of a percentage of base salary.

     In fiscal 2001, our company met the predetermined threshold established for the payment of cash incentive awards to all employees participating in the Annual Incentive Plan. Under the Annual Incentive Plan, senior executives are entitled to receive annual bonuses of up to 60% of their base salaries.

Long Term Incentive Awards

     In connection with a financial restructuring of our company consummated in December 1993, long term incentive awards in the form of stock options were granted to certain of our executive officers under the 1993 Plan. In Fiscal 1997, the Board of Directors suspended the 1993 Plan and no further options are to be issued under such plan.

     Under the 1994 Plan, stock options are awarded based on an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms. Options granted under the 1994 Plan are granted at 100% of the fair market value of the stock on the date of grant.

March 14, 2002

                                Fredric J. Klink
                                Dennis B. Longmire *
                                Bruce Waterfall *

* Mr. Longmire and Mr. Waterfall did not stand for re-election to our Board of Directors at our 2002 annual meeting of stockholders held on May 10, 2002. Effective May 10, 2002, our compensation committee consists of Messrs. Klink (Chairman), Albrecht, Macaluso and Peterson.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the Securities and Exchange Commission various reports as to ownership of such common stock. Such persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Taura has served as our Chairman of the Board and Chief Executive Officer since August 1999. Mr. Taura is a partner in the management consulting firm Taura Flynn & Associates, LLC. Prior to Mr. Taura becoming our employee, he served as our Chairman of the Board and Chief Executive Officer pursuant to an agreement between Taura, Flynn & Associates and us. Pursuant to such agreement, we paid Taura, Flynn and Associates $130,000 during Fiscal 2000. Upon consummation of the Recapitalization Agreement effective as of May 10, 2002, Mr. Taura was retained as a consultant to serve as our Chairman and Chief Executive Officer pursuant to an agreement between Taura, Flynn & Associates and us. Instead of paying Mr. Taura as a salaried employee during the remainder of 2002, we are paying Taura, Flynn & Associates an equivalent amount for his services.

     Fredric J. Klink, one of our directors, was a partner in the law firm of Dechert until December 31, 2001 when he became "of counsel" at Dechert. We pay Dechert fees for the performance of various legal services.

                                PERFORMANCE GRAPH


         Set forth below is a line graph comparing the change in the cumulative total stockholder return on our company's common stock with the cumulative total return of the Nasdaq Stock Market - U.S. Index, the Dow Jones Industrial Pollution Control/Waste Management Index, and the CSFB-Nelson Agribusiness Index for the period from December 28, 1996 to December 29, 2001, assuming the investment of $100 on December 28, 1996 and the reinvestment of dividends.

         The stock price performance shown on the graph only reflects the change in our company's stock price relative to the noted indices and is not necessarily indicative of future price performance.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                              DARLING COMMON STOCK
                            NASDAQ STOCK MARKET- U.S.
          DOW JONES INDUSTRIAL POLLUTION CONTROL/WASTE MANAGEMENT INDEX
                         CSFB-NELSON AGRIBUSINESS INDEX



                                 [GRAPH OMITTED]

----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
                                       Dec. 28,       Jan. 3,       Jan. 2,       Jan. 1,      Dec. 30,      Dec. 29,
                                         1996           1998          1999         2000          2000          2001
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
Darling International Inc.               100             88            32            22            1              2
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
Dow Jones Industrial Pollution
Control/Waste Management Index           100            109           114            63           89            102
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
CSFB - Agribusiness Index                100            124           128           108          131            158
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
NASDAQ Stock Market - US                 100            123           173           321          193            152
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------


         Our common stock first became eligible for trading on the Nasdaq Stock Market on September 8, 1994. On September 12, 1997, our common stock began trading on the American Stock Exchange and ceased trading on the Nasdaq Stock Market.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners

         The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of May 13, 2002, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by such persons.

                                                                               Amount and
                                                                                Nature of
                                                                               Beneficial              Percent
Name and Address of Beneficial Owner                                          Ownership (1)           of Class
------------------------------------                                          -------------           --------

Phoenix Partners..........................................                      260,940                    *
Betje Partners............................................                       91,152                    *
Phaeton B.V.I.............................................                      182,349                    *
Morgens Waterfall Income Partners.........................                      233,187                    *
Morgens, Waterfall, Vintiadis & Company, Inc..............                      273,501 (2)                *
Restart Partners L.P......................................                      884,193                    1.4%
Restart Partners II, L.P..................................                    1,746,980                    2.8%
Restart Partners III, L.P.................................                    1,445,937                    2.3%
Restart Partners IV, L.P..................................                      900,369                    1.5%
Restart Partners V, L.P...................................                      150,000                    *
MWV Employee Retirement Plan Group Trust..................                       96,619                    *
Endowment Restart, L.L.C..................................                    1,266,775                    2.0%
Edwin H. Morgens..........................................                    7,161,882 (3)               11.5%
Bruce Waterfall ..........................................                    7,261,882 (4)               11.6%
(collectively, the "Morgens, Waterfall Group")
Morgens, Waterfall Group (5)..............................                    7,358,501 (6)               11.8%

Credit Lyonnais New York Branch (7).......................                    4,359,141                    7.0%
Daple, S.A./PPM America Special Investments CBO II, L.P./
    PPM America Special Investments Fund, L.P. (8)........                   17,902,607                   28.8%
Bank One N.A. (9).........................................                    6,434,923                   10.3%
Credit Agricole Indosuez (10).............................                    2,075,782                    3.3%
Wells Fargo Bank (Texas) National Association (11)........                          363                    *
Ark CLO 2000-1, Limited (12)..............................                    1,037,891                    1.7%
Cerberus Partners, L.P. (13)..............................                    8,355,849                   13.4%
Avenue Special Situations Fund II L.P. (14)...............                    6,538,530                   10.5%
(collectively, the "Lenders")
The Lenders (15)                                                             46,705,086                   75.0%
------------------------------
*      Less than 1%


(1) Except as otherwise indicated in footnotes 2, 3, 4 and 6, the entities named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

(2) Morgens Waterfall Vintiadis & Company, Inc. does not directly own any of the common stock or options described in footnote 6 but may be deemed to indirectly beneficially own 273,501 shares of our common stock, assuming exercise of the options, by virtue of contracts with Phaeton B.V.I. and Betje Partners pursuant to which Morgens Waterfall Vintiadis & Company, Inc. provides investment advisory services.

(3) Edwin H. Morgens does not have direct beneficial ownership of the common stock or options described in footnote 5. Mr. Morgens may be deemed to indirectly beneficially own 7,161,882 shares of our common stock, assuming exercise of the options described in the second to last sentence of footnote 6, by virtue of his positions as managing member of each of MW Management, L.L.C., MW Capital, L.L.C. and Endowment Prime, L.L.C., as general partners of Phoenix Partners and Morgens Waterfall Income Partners and managing member of Endowment Restart, L.L.C., respectively; as Chairman of the Board of Directors and Secretary of Morgens Waterfall Vintiadis & Company, Inc.; as Chairman of the Board of Directors and Secretary of Prime, Inc., as general partner of each of Prime Group, L.P., Prime Group II, L.P., Prime Group III, L.P., Prime Group IV, L.P. and Prime Group V, L.P., as general partners of Restart Partners L.P., Restart Partners II, L.P., Restart Partners III, L.P., Restart Partners IV, L.P. and Restart Partners V, L.P., respectively.

(4) Bruce Waterfall has direct beneficial ownership of options for 100,000 shares, all of which are presently exercisable. He may be deemed to indirectly beneficially own 7,161,882 shares of our common stock, assuming exercise of the options described in the last sentence of footnote 6, by virtue of his positions as managing member of each of MW Management, L.L.C., MW Capital, L.L.C. and Endowment Prime, L.L.C., as general partners of Phoenix Partners and Morgens Waterfall Income Partners and managing member of Endowment Restart, L.L.C., respectively; as President, Assistant Secretary and a Director of Morgens Waterfall Vintiadis & Company, Inc.; as President and a Director of Prime, Inc. as general partner of each of Prime Group, L.P., Prime Group II, L.P., Prime Group III, L.P., Prime Group IV, L.P. and Prime Group V, L.P., as general partners of Restart Partners L.P., Restart Partners II, L.P., Restart Partners III, L.P., Restart Partners IV, L.P. and Restart Partners V, L.P., respectively.

(5) The address for each member of the Morgens, Waterfall Group is 10 East 50th Street, New York, New York 10281.

(6) Includes options, which are immediately exercisable, in the following amounts for each entity: Phoenix Partners (6,498 options); Betje Partners (2,322 options); Phaeton B.V.I. (4,620 options); Morgens Waterfall Income Partners (7,014 options); Restart Partners L.P. (26,603 options); Restart Partners II, L.P. (52,562 options); Restart Partners III, L.P. (43,500 options); Restart Partners IV, L.P. (27,087 options); MWV Employee Retirement Plan Group Trust (1,680 options); Endowment Restart, L.L.C. (38,114 options), Edwin H. Morgens may be deemed to have indirect beneficial ownership of 208,320 options. Bruce Waterfall has direct beneficial ownership of 100,000 options, all of which are presently exercisable, and may be deemed to have indirect beneficial ownership of an additional 208,320 options.

(7) The address for Credit Lyonnais New York Branch is 1301 Avenue of the Americas, New York, NY 10019.

(8) PPM America Special Investments Fund, L.P. ("SIF I") and PPM America Special Investments CBO II, L.P. ("CBO II") are each investment funds. Daple, S.A. ("Daple") is a special purpose entity formed for the purpose of investing, which invests on a pro rata basis with each of SIF I and CBO II. PPM America Fund Management GP, Inc. ("SIF I GP") serves as the managing general partner of SIF I. PPM America CBO II Management Company ("CBO II GP") serves as the general partner of CBO II. PPM MGP (Bermuda), Ltd. ("PPM Bermuda") serves as the general partner of CBO II GP. PPM America, Inc. ("PPM America") serves as investment manager/adviser to each of SIF I and CBO II. PPM America also serves as the investment adviser to Daple and PPM Bermuda serves as the special investment manager to Daple. Each of SIF I GP, CBO II GP, PPM Bermuda and PPM America are subsidiaries of PPM Holdings, Inc. ("Holdings"). The address for SIF I, SIF I GP, CBO II, and CBO II GP is 225 West Wacker Drive, Suite 975, Chicago, Illinois 60606, the address for PPM America is 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606, and the address for PPM Bermuda is Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Each of SIF I, SIF I GP, CBO II, CBO II GP, PPM America and Holdings is organized under the laws of the State of Delaware. PPM Bermuda is organized under the laws of Bermuda. Daple is a company incorporated with limited liability under the laws of Luxembourg.

     For purposes of determining beneficial ownership of shares of common stock pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (i) SIF I is the legal and beneficial owner of 10,522,770 shares of common stock (the "SIF I Securities") and none of the SIF I Securities are owned directly or indirectly by SIF I GP, PPM America or Holdings, (ii) CBO II is the legal and beneficial owner of 6,659,897 shares of common stock (the "CBO II Securities") and none of the CBO II Securities are owned directly or indirectly by CBO II GP, PPM Bermuda, PPM America or Holdings, and (iii) PPM America and PPM Bermuda are the beneficial owners of 719,940 shares of common stock registered in the name of Daple (the "Daple Securities") due to the fact that Daple has delegated all of its power to vote and to acquire and dispose of the Daple Securities to PPM America and PPM Bermuda. SIF I, SIF I GP, PPM America and Holdings may be deemed to share voting and investment power with respect to the SIF I Securities, CBO II, CBO II GP, PPM Bermuda, PPM America and Holdings may be deemed to share voting and investment power with respect to the CBO II Securities, PPM America and PPM Bermuda share, and Holdings may be deemed to share, voting and investment power with respect to the Daple Securities. SIF I GP, PPM America and Holdings disclaim beneficial ownership of the SIF I Securities and CBO II GP, PPM Bermuda PPM America and Holdings disclaim beneficial ownership of the CBO II Securities. Holdings disclaims beneficial ownership of the Daple Securities.

(9)  The address for Bank One N.A. is 1 Bank One Plaza, Chicago, IL 60670.

(10) The address for Credit Agricole Indosuez is 666 Third Avenue, New York, NY 10017.

(11) The address for Wells Fargo Bank (Texas) National Association is 1000 Louisiana, 4th Floor, Houston, TX 77002.

(12) Patriarch Partners, LLC, as Collateral Manager of Ark CLO 2000-1, Limited, has the power to direct the voting and disposition of the common stock and Series A Preferred Stock of Darling owned by Ark CLO 2000-1, Limited, and Lynn Tilton and Dennis Dolan, as the Managers of Patriarch Partners, LLC, also have the power to direct the voting and disposition of such shares. The address for Ark CLO 2000-1, Limited is Ark CLO 2000-1, Limited c/o JPMorgan Chase Bank, 600 Travis Street, 50th Floor, Houston, TX 77002.

(13) Based on information in a Schedule 13D filed by Stephen Feinberg on May 22, 2002, Mr. Feinberg possesses the sole power to vote and direct the disposition of all 8,355,849 shares of common stock of Darling held by Cerberus Partners, L.P. and thus may be deemed to beneficially own such shares. The address for Cerberus Partners, L.P. is 450 Park Avenue, 28th Floor, New York, NY 10022.

(14) The address for Avenue Special Situations Fund II L.P. is 535 Madison Avenue, 15th Floor, New York, NY 10022.

(15) Pursuant to the Recapitalization, the Lenders, acquired in the aggregate 75% of our common stock. We have been advised, however, that the Lenders do not have and do not expect to have any contracts, arrangements or understandings to vote as a group for the election of directors or on any other issue or to hold or dispose of their common stock or Series A Preferred Stock.


Security Ownership of Management

         The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of May 13, 2002, by each director, each executive officer and by all executive officers and directors as a group:


                                                         Former                          Common Stock    Percent of
                                             Common      Class A       Unexercised       Beneficially      Common
Name of Individual                        Stock Owned  Options (1)  Plan Options (2)       Owned (3)     Stock Owned
------------------                        -----------  -----------  ----------------     ------------    -----------

Denis J. Taura (4)                             30,000       30,000         1,176,000       1,236,000            2.0%
Fredric J. Klink                               90,000            0           100,000         190,000               *
O. Thomas Albrecht                                  0            0                 0               0               *
Charles Macaluso                                    0            0                 0               0               *
Richard A. Peterson                                 0            0                 0               0               *
James A. Ransweiler                             5,000            0           200,832         205,832               *
Joseph R. Weaver, Jr.                               0            0            14,040          14,040               *
John O. Muse                                    7,500            0            18,000          25,500               *
Neil Katchen                                    5,000            0            29,520          34,520               *
Mitch Kilanowski                                3,500            0            18,000          21,500               *
Gilbert L. Gutierrez                            1,300            0             9,120          10,420               *
All executive officers and directors
as a group (11 persons)                       142,300       30,000         1,565,512       1,737,812            2.7%


------------------

*    Represents less than one percent of our common stock outstanding.

(1) These Class A options were canceled and the numbers represent options to purchase shares of our common stock.

(2) Represents options that are or will be vested and exercisable within 60 days of May 13, 2002.

(3) Except as otherwise indicated in the columns "Former Class A Options" and footnote 1 and "Unexercised Plan Options" and footnote 2 and in footnote 4, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

(4)  "Common Stock  Beneficially  Owned" includes 540,000 options granted to Mr.
     Taura on March 15, 2000 and an additional  540,000  options  granted to Mr.
     Taura on December 13, 2000.


                     DESCRIPTION OF SENIOR CREDIT AGREEMENT


The Senior Credit Agreement

         On May 13, 2002, the new amended and restated credit agreement was consummated and provides for a total of $17.3 million of borrowing capacity under a revolving credit facility and $61.0 million of borrowings through a term loan plus allows us to continue to have our existing letters of credit outstanding until its expiration date. In connection with the Recapitalization, $55.4 million principal amount of loans under our previous credit facility (together with $5.3 million of accrued and unpaid interest and commitment fees payable under our previous credit facility and the $3,855,000 forbearance fee payable under a forbearance agreement) were cancelled. In consideration for such cancellation we issued to the lenders 46,705,086 shares of our common stock and 100,000 shares of Series A Preferred Stock. See "Recapitalization" for a summary description of the terms of the Recapitalization.

Terms of the Revolving Credit Facility

         Our senior credit agreement includes a revolving credit facility for loans and letters of credit in the amount of $17.3 million, of which $0.4 million of loans and three letters of credit in the face amounts of $750,000, $2.35 million and $7.2 million, respectively, are issued and outstanding.

         Maturity. Borrowings under the revolving credit facility, together will all accrued and unpaid interest on borrowings under the revolving credit facility, will mature on May 10, 2007. The revolving credit facility may not be cancelled or terminated by us unless the term loan has been or will be contemporaneously repaid in full.

         Ranking. The revolving credit facility will share a first priority lien with the term loan on substantially all of our assets (subject only to certain permitted liens); provided, however, that all obligations and indebtedness under the revolving credit facility will be repaid prior to those under the term loan in the application of any payments received after the occurrence and during the continuance of an event of default under our senior credit agreement.

         Interest; Fees. Interest will accrue on borrowings under the revolving credit facility at our election at either (i) 30, 60, or 90 day LIBOR plus 5.0% per annum, payable on the last day of each such LIBOR interest period, or (ii) Credit Lyonnais New York Branch's Prime Rate plus two percent 2.0% per annum, floating with an unused commitment fee of 0.50% per annum and a facility fee of 1.50% per annum, with such prime rate interest, unused commitment fees and facility fees being payable quarterly on the last day of the third full calendar month occurring after May 10, 2002 and the last day of each third month thereafter and on the maturity date. As of May 13, 2002, the interest rate payable on borrowings under the revolving credit facility was 6.75% per annum (Credit Lyonnais New York Branch's prime rate plus 2%).

         Letter of credit fees payable to the lenders are 3% per annum on the face amount of each letter of credit outstanding, payable on quarterly payment dates in arrears plus a 0.125% per annum "fronting fee" paid to Credit Lyonnais New York Branch as Agent (for its own account) as issuer of such letter of credit.

         Conversion. Borrowings under the revolving credit facility will not be convertible into our capital stock.

Terms of the Term Loan

         Our senior credit agreement includes a term loan in the principal amount of $61.0 million.

         Maturity; Payment of Principal and Other Amounts. The term loan, together will all accrued and unpaid interest on the term loan, will mature on May 10, 2007.

         The principal balance of the term loan is required to be repaid in installments due quarterly on the last day of each third full calendar month occurring after May 10, 2002: (i) $300,000 will be due on each of the first eight quarterly payment dates, and (ii) $1,200,000 will be due on each quarterly payment date thereafter, with a final payment in the amount of the entire remaining principal balance and all accrued and unpaid interest thereon being due and payable on the maturity date. In addition, to the regularly scheduled principal and interest payments, we will make additional payments on the term loan to the extent of (i) 25% for 2002, (ii) 35% for 2003, and (iii) 50% for each year thereafter of excess cash flow (defined generally as EBITDA, less scheduled principal and interest payments on the revolving credit facility and the Term Loan and permitted capital leases, plus or minus as applicable, any changes in adjusted working capital, less cash taxes paid, less any required payments made under non-compete agreements, less permitted capital expenditures up to $10,800,000 for 2002 (increasing by 5% per year thereafter)), which shall be calculated and due annually, such payments to be applied in inverse order of maturity.

         Ranking.

         The term loan shares a first priority lien with the revolving credit facility on substantially all of our assets (with the exception that all obligations and indebtedness under the revolving credit facility will be repaid prior to those under the term loan in the application of any payments received after the occurrence and during the continuance of an event of default under our senior credit agreement).

         Interest. The term loan bears interest at our election at either (i) 30, 60, or 90 day LIBOR plus 5.0% per annum, payable on the last day of each such LIBOR interest period, or (ii) the Credit Lyonnais New York Branch's prime rate plus 2.0% per annum, floating, payable quarterly and on the maturity date. As of May 13, 2002, the interest rate payable on the term loan was 6.75% per annum.

         Conversion. Borrowings under the term loan are not be convertible into our capital stock.

                          DESCRIPTION OF CAPITAL STOCK


General

         Our authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, and one million shares of preferred stock, par value $0.01 per share, on a pro forma basis after giving effect to the recapitalization of our company described under the section "Recapitalization."

         The following description of our capital stock is a summary of the material terms of such capital stock. The description does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, and to applicable Delaware law.

Common Stock

         As of June 3, 2002, there were 62,273,448 shares of our common stock issued and outstanding and 100,000 shares of Series A Preferred Stock issued and outstanding. 3,727,538 shares of common stock have been reserved for issuance under our stock option plans.

         The holders of our common stock are entitled to dividends as our Board of Directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, including our Series A Preferred Stock. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. In connection with the Recapitalization, the lenders under our senior credit agreement, the holders of 46,705,086 shares of our common stock, were granted preemptive rights to subscribe for shares of our common stock issued in the future. No other holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

         Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

         Our restated certificate of incorporation, as amended, provides that our Board of Directors may by resolution issue preferred stock in one or more classes or series and fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preference and the number of shares constituting each class or series.

         Series A Preferred Stock

         In connection with the Recapitalization, our Board of Directors authorized the issuance of 100,000 shares of Series A Preferred Stock to the Lenders. The Series A Preferred Stock ranks senior (with respect to liquidation payments) to our common stock and any preferred stock we issue in the future unless otherwise approved by the holders of 66 2/3 of the outstanding shares of the Series A Preferred Stock.

         The  complete  text  of  the  proposed   Certificate   of   Designation
establishing the rights and preferences of the Series A Preferred Stock is attached as Annex A to the Definitive Proxy Statement we filed with the SEC on April 29, 2002. We urge you to read the Certificate of Designation in its entirety.

         Dividends. Dividends on the Series A Preferred Stock accumulates at a rate of 6% per annum on the original issue price of $100 per share. Dividends on the Series A Preferred Stock are cumulative from the issue date, whether or not declared, and accrue semi-annually and may be either paid in cash or accumulated, at our election. If accumulated, the dividends will be added to the original issue price, and dividends will thereafter accrue on the original issue price as so adjusted. Our senior credit agreement, however, prohibits us from paying dividends in cash so long as any indebtedness or commitments remain outstanding under the revolving credit facility or the term loan.

         Liquidation Preference. Upon any liquidation, dissolution or winding up of our company, each holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made to the holders of our common stock, the sum of the original issue price of $100 per share plus accumulated dividends and accrued and unpaid dividends not yet accumulated. We are prohibited from issuing any other preferred stock with a liquidation preference equal to or greater than the Series A Preferred Stock.

         Conversion Rights. The Series A Preferred Stock will not be convertible.

         Mandatory Redemption. The Series A Preferred Stock will be mandatorily redeemable upon the earliest to occur of:

         o    a change of control of our company,

         o    a sale of all or substantially all of our consolidated assets,

         o    a dissolution or liquidation of our company, and

         o    May 10, 2007

to the extent we have legally available funds, at a redemption price equal to the aggregate original issue price of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption.

         This represents a significant future liability. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit agreement in an amount sufficient to enable us to redeem the Series A Preferred Stock when required to do so.

         For purposes of the mandatory redemption provisions of the Series A Preferred Stock, a change of control shall be deemed to occur when:

         o any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Lenders and their respective affiliates, individually or as a group, becomes a "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of our outstanding capital stock,

         o the first day on which a majority of the members of our Board of Directors are not "continuing directors" (defined as any member who (i) was a member of the Board of Directors on the date of issuance of the Series A Preferred Stock, (ii) was nominated for election by the Lenders in accordance with the Recapitalization Agreement, or (iii) was nominated or elected by a majority of the continuing directors who were members at the time of such nomination or election), or

         o our company consolidates with, or merges with or into, any person or entity or any person or entity consolidates with, or merges with or into, our company, pursuant to a transaction in which any of our outstanding voting capital stock is converted into or exchanged for cash, securities or other property.

         Optional Redemption. Subject to the prior payment in full of all indebtedness outstanding under our senior credit agreement, we may redeem shares of Series A Preferred Stock in multiples of not less than $1 million at any time, upon 30 days notice, at a redemption price equal to the aggregate liquidation preference of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption. If less than all shares of Series A Preferred Stock are to be redeemed, they are required to be redeemed pro-rata based on the number of shares of Series A Preferred Stock owned.

         Voting Rights. Except as required by the Delaware General Corporation Law, the Series A Preferred Stock will be non-voting.

         Section  203  of  the  Delaware   General   Corporation   Law;  Certain
Anti-Takeover, Limited Liability and Indemnification Provisions

         Section 203 of the Delaware General Corporation Law

         The following is a description of certain provisions of the Delaware General Corporation Law, and our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an "interested shareholder," unless the business combination is approved in a prescribed manner.

A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested shareholder." Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

         Certain provisions of our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended could have anti-takeover effects. Our restated certificate of incorporation, as amended, provides that our Board of Directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third-party to acquire us without the approval of our board.

         Indemnification

         We have included in our restated certificate of incorporation, as amended and amended and restated bylaws, as amended provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for our common stock is EquiServe Trust Company, N.A. The Transfer Agent's address is Blue Hills Office Park, 150 Royall Street, Canton, MA 02021 and its telephone number is 781.575.3400.

                              SELLING STOCKHOLDERS


         The common stock and Series A Preferred Stock offered hereby are being registered to permit public secondary trading of such securities, and each of the selling stockholders may offer the securities for resale from time to time. See "Plan of Distribution." The number of shares of common stock and/or Series A Preferred Stock that may actually be sold by each selling stockholder will be determined by such selling stockholder. Because each of the selling stockholders may sell all, some or none of the shares of common stock and Series A Preferred Stock covered by this prospectus which each holds, and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of common stock or Series A Preferred Stock that will be held by the selling stockholders upon termination of the offering. Shares of common stock and Series A Preferred Stock may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. The selling stockholders may also loan or pledge the shares registered hereunder to broker-dealers and the broker-dealers may sell the shares so loaned or upon a default may effect the sales of the pledged shares pursuant to this prospectus.

         The following table sets forth information known to us as of May 13, 2002, with respect to the beneficial ownership of each Credit Lyonnais New York Branch, PPM America Special Investments Fund, L.P., Daple, S.A., PPM America Special Investments CBO II, L.P., Bank One N.A., Credit Agricole Indosuez, Wells Fargo Bank (Texas) National Association, Ark CLO 2000-1, Limited, Cerberus Partners, L.P., and Avenue Special Situations Fund II L.P. of our common stock and Series A Preferred Stock before and after completion of the sale of the securities to be sold by each under this prospectus. The information is based upon the assumption that the selling stockholder does not sell any securities shown in the table as beneficially owned other than the securities to be sold under this prospectus and that the selling stockholder sells all such securities offered under this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC.

         Except in connection with the Recapitalization and in their capacity as our lenders under our previous and our new senior credit facility, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

         Information concerning the selling stockholders may change from time to time. This prospectus will be supplemented from time to time as appropriate to update the information set forth below and to identify any additional selling stockholders who may offer shares of common stock or Series A Preferred Stock hereunder.


-------------------------------------------------------------------------------------------------------------------
                                                           Common Stock               Series A Preferred Stock
-------------------------------------------------------------------------------------------------------------------
           Name of Selling Stockholder                 Shares        Shares             Shares        Shares
                                                        Owned        Offered            Owned         Offered
-------------------------------------------------------------------------------------------------------------------

Credit Lyonnais New York Branch                        4,359,141     4,359,141             9,333         9,333
-------------------------------------------------------------------------------------------------------------------
PPM America Special Investments Fund, L.P.            10,522,770    10,522,770            22,531        22,531
-------------------------------------------------------------------------------------------------------------------
Daple, S.A.                                              719,940       719,940             1,541         1,541
-------------------------------------------------------------------------------------------------------------------
PPM America Special                                    6,659,897     6,659,897            14,259        14,259
   Investments CBO II, L.P.
-------------------------------------------------------------------------------------------------------------------
Bank One N.A.                                          6,434,923     6,434,923            13,778        13,778
-------------------------------------------------------------------------------------------------------------------
Credit Agricole Indosuez                               2,075,782     2,075,782             4,444         4,444
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Bank (Texas) National Association                363           363                 1             1
-------------------------------------------------------------------------------------------------------------------
Ark CLO 2000-1, Limited                                1,037,891     1,037,891             2,222         2,222
-------------------------------------------------------------------------------------------------------------------
Cerberus Partners, L.P.                                8,355,849     8,355,849            17,891        17,891
-------------------------------------------------------------------------------------------------------------------
Avenue Special Situations Fund II L.P.                 6,538,530     6,538,530            14,000        14,000
-------------------------------------------------------------------------------------------------------------------



         We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the securities.

                              PLAN OF DISTRIBUTION


         We will not receive any of the proceeds of the sale of the securities offered hereby. We are registering for resale by the selling stockholders and certain transferees a total of up to 46,705,086 shares of our common stock and 100,000 shares of our Series A Preferred Stock, all of which are issued and outstanding.

         The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or Series A Preferred Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock or Series A Preferred Stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate the shares of common stock or Series A Preferred Stock in certain circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The common stock and Series A Preferred Stock offered hereby may be sold from time to time by the selling stockholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. All or a portion of the common stock and Series A Preferred Stock offered by the selling stockholders may be disposed of from time to time in one or more transactions through any one or more of the following means:

         o    by the purchasers directly;

         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholders or such successors in interest and/or from the purchasers of the common stock and Series A Preferred Stock for whom they may act as agent;

         o by the writing of options on the common stock and Series A Preferred Stock;

         o by the pledge of the common stock and Series A Preferred Stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the common stock and Series A Preferred Stock or interests therein;

         o through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

         o through a block trade in which the broker or dealer so engaged will attempt to sell the common stock and Series A Preferred Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

         o by an exchange distribution in accordance with the rules of such exchange or transactions in the over the counter market.

         Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms.

         In addition, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also engage in the short sale of the common stock and/or Series A Preferred Stock and may deliver the common stock and/or Series A Preferred Stock to cover short positions or otherwise settle short sale transactions.

         In effecting sales by the selling stockholders, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers participating in such transactions may receive commissions or discounts from the selling stockholders (and, if they act as agent for the purchaser of such securities, from such purchaser). In addition, underwriters or agents may receive compensation in the form of discounts, concessions or commissions, from the selling stockholders or from the purchasers of the securities sold by the selling stockholders for whom they may act as agents. Underwriters may sell shares of common stock or Series A Preferred Stock to or through dealers, who may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers as the purchaser's agents. The selling stockholders, underwriters, brokers, dealers, and agents that participate in the sale of the securities covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of common stock and Series A Preferred Stock by the selling stockholders.

         At the time a particular offer and sale of securities under this prospectus is made, to the extent required under the Securities Act, we will file a supplemental prospectus, disclosing:

         o    the name of any such broker-dealers;

         o the number of shares of common stock and Series A Preferred Stock involved;

         o the price at which such shares of common stock and Series A Preferred Stock are to be sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

         o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o    other facts material to the transaction.

         The Registration Rights Agreement provides that we will pay substantially all of the expenses incident to the registration, offering and sale of the shares of common stock and Series A Preferred Stock by the selling stockholders, other than underwriting discounts and commissions. The Registration Rights Agreement also provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         Any shares of common stock and Series A Preferred Stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this prospectus. We cannot be sure that any of the selling stockholders will sell any or all of the shares of common stock and Series A Preferred Stock offered by them under this prospectus.

                    MATERIAL U.S. FEDERAL TAX CONSIDERATIONS


         The following discussion summarizes certain material United States federal income tax considerations generally applicable to holders acquiring the common stock and the Series A Preferred Stock as capital assets, but does not purport to be a complete analysis of all potential tax consequences. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, and judicial and administrative authorities now in effect, all of which are subject to change. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the common stock or Series A Preferred Stock.

         The tax treatment of a holder of common stock or Series A Preferred Stock may vary depending on his or her particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, broker-dealers, taxpayers subject to alternative minimum tax or persons holding the common stock or Series A Preferred Stock as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership, and disposition of the common stock or Series A Preferred Stock by such holder in light of his or her personal circumstances. In addition, the description does not consider the effect of any applicable foreign, state, local, or estate or gift taxes.

         Because individual circumstances may differ, each prospective purchaser of our common stock or Series A Preferred Stock is urged to consult his or her own tax advisor with respect to his or her own particular tax situation and as to any federal, foreign, state, local or other tax considerations (including any possible changes in the tax law) affecting the purchase, holding and disposition of our common stock or Series A Preferred Stock.

Disposition of the Securities

         Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of common stock or Series A Preferred Stock will be treated as the disposition of a capital asset and taxable for U.S. federal income tax purposes. In such event, in general, a holder of common stock of Series A Preferred Stock will recognize capital gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received and (ii) the holder's tax basis in the common stock or Series A Preferred Stock. If the common stock or Series A Preferred Stock has been held for more than one year, such gain or loss will be long-term capital gain or loss. The deductibility of capital losses may, however, be limited. See "Series A Preferred Stock--Tax Aspects of Redemption Features" below for a discussion of circumstances under which a redemption may be treated as a dividend distribution rather than as the disposition of a capital asset.

Dividend Treatment

         Dividends on the common stock or Series A Preferred Stock, whether paid in cash or in other property, will be taxable to the holder as ordinary income to the extent that the cash amount, or fair market value of the other property on the date of distribution, does not exceed Darling's current and accumulated earnings and profits (as determined for federal income tax purposes). The amount of our company's earnings and profits at any particular time depends on our future actions and financial performance. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will be treated as a return of capital, thus reducing (but not below zero) the holder's adjusted tax basis in such outstanding common stock or Series A Preferred Stock. The amount of any such excess distribution that is greater than the holder's adjusted tax basis in the common stock or Series A Preferred Stock will be taxed as capital gain and will be long-term capital gain if the holder's holding period for such common stock or Series A Preferred Stock exceeds one year.

         Dividends Received Deduction

         To the extent that dividends are treated as ordinary income, dividends received by corporate holders generally will be eligible for the dividends-received deduction under section 243 of the Internal Revenue Code. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are sought to be deducted, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of section 1059 of the Internal Revenue Code, discussed in "Extraordinary Dividends" below, and (iv) the alternative minimum tax. Corporate stockholders should consult their own tax advisor regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations.

         Extraordinary Dividends

         An "extraordinary dividend," as defined in section 1059 of the Internal Revenue Code, includes any dividend that (i) equals or exceeds five percent of the holder's adjusted tax basis in the Series A Preferred Stock (ten percent of the holder's basis in the common stock), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds twenty percent of the holder's adjusted tax basis in the common stock or Series A Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the common stock or Series A Preferred Stock is an extraordinary dividend, a holder may elect to use the fair market value of such stock rather than its adjusted basis for purposes of determining the percent limitations if the holder is able to establish to the satisfaction of the Secretary of the Treasury the fair market value of the common stock or Series A Preferred Stock as of the day before the ex-dividend date.

         If a corporate holder receives an "extraordinary dividend" from Darling with respect to common stock or Series A Preferred Stock that it has not held for more than two years on the dividend announcement date, the basis of the common stock or Series A Preferred Stock will be reduced (but not below zero) by the non-taxed portion of the dividend. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of the common stock or Series A Preferred Stock in the year in which the extraordinary dividend is received. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income as a dividends-received deduction.

         Certain "qualified preferred dividends" are generally not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock that (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired and (ii) the actual rate of return does not exceed 15%. If the actual rate of return, as determined under section 1059(e)(3) of the Internal Revenue Code, on such preferred stock does not exceed fifteen percent and the holder has held the preferred stock for more than five years, then any qualified preferred dividend as to such stock will not be an extraordinary dividend. However, if the actual rate of return is less than fifteen percent, and the holder sells the qualified preferred stock before holding it for more than five years, then some of the dividend will be treated as an extraordinary dividend, but only to the extent to which the qualified preferred dividends paid exceed the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return.

         The Internal Revenue Code specifies that in certain cases extraordinary dividend treatment will be required without regard to holding periods or to whether a dividend qualifies as a qualified preferred dividend. The Internal Revenue Code requires that an extraordinary dividend will include any amount treated as a dividend in the case of a redemption of the common stock or Series A Preferred Stock that is (i) non-pro rata as to all holders, (ii) part of a partial liquidation of our company, or (iii) that would not have been treated (in whole or in part) as a dividend if (a) any stock options had not been counted toward stock ownership pursuant to the attribution rules of Internal Revenue Code section 318 or (b) section 304(a) (dealing with the sale of stock by a controlling person among brother-sister corporations) had not been applied. See "Series A Preferred Stock--Tax Aspects of Redemption Features" below for additional discussion of the application of section 1059 in the redemption context.

Series A Preferred Stock--Tax Aspects of Redemption Features

         The Series A Preferred Stock is subject to mandatory redemption on the fifth anniversary of the closing date of the Recapitalization. In addition, the Series A Preferred Stock is redeemable by us at any time upon 30 days notice at a redemption price equal to the aggregate liquidation preference of the shares to be redeemed, plus accrued and unpaid dividends, if any, to the date of redemption. See "Description of Capital Stock" above. Pursuant to section 305(c) of the Internal Revenue Code, holders of Series A Preferred Stock may be required to treat a portion of the difference between the Series A Preferred Stock's issue price and its redemption price as constructive distributions of property includable in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the mandatory redemption and the optional redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

         Section 305(c) of the Internal Revenue Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of such preferred stock on an economic accrual basis over the period the stock is outstanding. Preferred stock generally is considered to have a redemption premium for this purpose if the redemption price exceeds its issue price by more than a de minimis amount. For this purpose, such excess will be treated as zero if it is less than 1/4 of 1% of the redemption price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. The Series A Preferred Stock provides for cumulative preferred dividends. Thus, the redemption price will depend on whether dividends on such stock are paid currently. If all of the cumulative dividends are paid currently, the redemption price will equal the issue price. The legislative history of Internal Revenue Code Section 305(c) states that if at the time of issuance of cumulative preferred stock there is "no intention" for dividends to be paid currently, the IRS may treat such dividends as a disguised redemption premium. Under that approach, the excess of the redemption price of the Series A Preferred Stock (including any disguised redemption premium) over its issue price is taxable as constructive distributions to the holder (treated as a dividend to the extent of our company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the preferred stock using a constant interest rate method similar to that for accruing original issue discount. To date, the IRS has not promulgated such regulations, although the issue remains under consideration. In the current situation, our company intends to take the position that we do not have "no intention" of paying dividends currently (although the agreement governing our senior credit agreement prohibits us from paying any cash dividends while any indebtedness remains outstanding under such agreement) and thus that holders of the Series A Preferred Stock should not be required to treat any excess of the final redemption price over the issue price as a series of constructive distributions over the period such stock is outstanding. This issue is not, however, free from doubt. Holders of Series A Preferred Stock are urged to consult their tax advisors with respect to this issue.

         Constructive distributions on the Series A Preferred Stock will arise on account of the optional redemption feature only if, based on all of the facts and circumstances as of the date the Series A Preferred Stock is issued, redemption pursuant to the optional redemption is more likely than not to occur. Even if the redemption were more likely than not to occur, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium over which neither our company nor the holder has legal or practical control, such as changes in prevailing dividend rates. Regulations promulgated pursuant to Internal Revenue Code section 305(c) provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and (iii) exercise of the option to redeem would not reduce the yield of the stock. We do not believe that the optional redemption would be treated as more likely than not to be exercised under these rules.

         A redemption of shares of Series A Preferred Stock may be treated as a dividend, rather than as the disposition of a capital asset, to the extent of our current or accumulated earnings and profits (as determined for federal income tax purposes), unless the redemption (i) results in a "complete termination" of the holder's stock interest in our company under section 302(b)(3) of the Internal Revenue Code, (ii) results in a "substantially disproportionate" redemption of stock with respect to the holder under section 302(b)(2) of the Internal Revenue Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Internal Revenue Code. In determining whether the redemption is treated as a dividend, the holder must take into account not only stock he or she actually owns, but also stock he or she constructively owns within the meaning of section 318.

         A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in our company. For these purposes, a redemption of the Series A Preferred Stock that results in a reduction in the proportionate interest in our company (taking into account any ownership of the common stock and any Darling stock that is constructively owned) of a holder whose relative stock interest is minimal (an interest of less than one percent should satisfy this requirement) and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in Darling. See "Disposition of Securities" above for a discussion of the tax consequences of having a redemption treated as the sale or exchange of a capital asset and see "Dividend Treatment" above for the consequences of having a redemption treated as a dividend distribution.

         Under section 1059 of the Internal Revenue Code, as discussed in "Dividend Treatment--Extraordinary Dividends" above, an extraordinary dividend includes any redemption of stock that is treated as a dividend that is non-pro rata as to all holders of our stock, including holders of the common stock, irrespective of the holding period. Consequently, to the extent the redemption of Series A Preferred Stock constitutes a dividend, it will constitute an extraordinary dividend to a corporate holder. If the redemption is treated as a dividend because options are being counted as stock ownership pursuant to Internal Revenue Code section 318, such holders are also required to recognize gain under section 1059 of the Internal Revenue Code with respect to any redemption treated as a dividend (in whole or in part) when the non-taxed portion of the dividend exceeds the basis of the shares surrendered.

Foreign Shareholders

         Dividends received by a nonresident alien, foreign trust or estate, foreign corporation, or foreign partnership in respect of the Securities generally will be subject to withholding of United States federal income tax at the rate of 30% (or lower treaty rate). If, however, the dividend is effectively connected with the foreign shareholder's conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to a foreign shareholder's permanent establishment maintained in the United States, the dividend will be subject to federal income tax on a net income basis at applicable graduated individual or corporate rates and will be exempt from the 30% withholding tax. In addition, dividends that are effectively connected to a United States trade or business or attributable to a United States permanent establishment may be subject to an additional "branch profits tax" at a 30% rate (or lower treaty rate).

         Under currently applicable Treasury regulations, dividends paid to an address outside the United States may be presumed to be paid to a resident of such country, unless the payor has knowledge to the contrary, for purposes of the withholding tax rates (including treaty rates) discussed above.

         For purposes of obtaining a reduced rate of withholding under an income tax treaty, a foreign shareholder will be required to provide certain information concerning his or her country of residence and entitlement to tax treaty benefits. If an exemption from withholding is claimed, the foreign shareholder must provide appropriate certification (for example, IRS Form W-8BEN for foreign individuals) to our company. If a foreign shareholder is eligible for a reduced rate of United States federal withholding tax, the foreign shareholder may obtain a refund of any excess withheld amounts by timely filing an appropriate claim for refund.

          Generally, a foreign shareholder will not be subject to United States federal income tax on any gain recognized upon capital asset disposition of the common stock or Series A Preferred Stock. However, a foreign shareholder will be subject to federal income tax on the gain if (i) the gain is effectively connected with the foreign shareholder's United States trade or business or, if a tax treaty applies, attributable to the foreign shareholder's United States permanent establishment, (ii) if the foreign shareholder is an individual who is a former citizen of the United States who lost such citizenship within the preceding ten-year period, or former long-term resident of the United States who relinquished United States residency on or after February 6, 1995, and the loss of citizenship or permanent residency had as one of its principal purposes the avoidance of United States tax; or (iii) the foreign shareholder is a non-resident alien individual who has been present in the United States for 183 days or more during the taxable year of the disposition and either (a) has a "tax home" in the United States for United States federal income tax purposes or
(b) the gain is attributable to an office or other fixed place of business maintained by the foreign shareholder in the United States.

         Because of the complexity of the Internal Revenue Code provisions dealing with the taxation of foreign shareholders and the possibility that treaty provisions may affect the application of such Internal Revenue Code provisions, foreign shareholders are urged to consult their own tax advisors with respect to the particular tax consequences to them of an investment in our company.

Backup Withholding

          We generally will be required to withhold federal income tax at a rate of 30% (in 2002 and 2003) from dividends paid and redemption proceeds to the holders or common stock or Series A Preferred Stock if (i) the holder fails to furnish us with the holder's correct taxpayer identification number or social security number and to make such certifications as we may require, (ii) the IRS notifies the holder or us that the holder has failed to report properly certain interest and dividend income to IRS and to respond to notices to that effect, or
(iii) when required to do so, the shareholder fails to certify that he is not subject to backup withholding. Any amounts withheld may be credited against the shareholder's federal income tax liability.

         The foregoing discussion of certain federal income tax considerations does not consider the facts and circumstances of any particular prospective purchaser situation or status. Accordingly, each purchaser of our common stock or Series A Preferred Stock should consult his or her own tax advisor with respect to the tax consequences to him or her, including those under state, local, foreign, and other tax laws.

                                  LEGAL MATTERS


         The validity of our common stock and Series A Preferred Stock offered hereby will be passed upon by Dechert, New York, New York.

                                     EXPERTS

         The consolidated financial statements and schedules as of December 29, 2001 and December 30, 2000 and for the years ended December 29, 2001, December 30, 2000 and January 1, 2000 included in this prospectus and in the registration statement of which this prospectus is a part have been so included in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 29, 2001 consolidated financial statements contains an explanatory paragraph that states there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

         We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to our common stock and Series A Preferred Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock and Series A Preferred Stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, as well as all other reports, proxy statements, information statements and other information we file with the Securities and Exchange Commission, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

         We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

                           Darling International Inc.
                     251 O'Connor Ridge Boulevard, Suite 300
                                Irving, TX 75038
                        Attention: Joseph R. Weaver, Jr.
                             Telephone: 917.717.0300
                                Fax: 917.281.4475
                    E-mail: corporatesecretary@darlingii.com


                                         INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                      Pages
                                                                                                                      -----

Consolidated Financial Statements as of March 30, 2002 and March 31, 2001 and for the Three Months Ended March 30, 2002 and March 31, 2001 (Unaudited)

Consolidated Balance Sheets.............................................................................................F-2

Consolidated Statements of Operations...................................................................................F-3

Consolidated Statements of Cash Flows...................................................................................F-4

Notes to Consolidated Financial Statements..............................................................................F-5


Consolidated Financial Statements as of December 29, 2001 and December 30, 2000
and for the Three Years Ended December 29, 2001

Independent Auditors' Report...........................................................................................F-13

Consolidated Balance Sheets............................................................................................F-14

Consolidated Statements of Operations..................................................................................F-15

Consolidated Statements of Stockholders' Equity........................................................................F-16

Consolidated Statements of Cash Flows..................................................................................F-17

Notes to Consolidated Financial Statements.............................................................................F-18


Other Financial Information - Pro Forma Financial Information

Introduction to Unaudited Pro Forma Financial Statements...............................................................F-41

Unaudited Pro Forma Consolidated Balance Sheets - March 30, 2002 and December 31, 2001.................................F-42

Unaudited Pro Forma Consolidated Statements of Operations - Three Months Ended March 30, 2002 and
Year Ended December 31, 2001...........................................................................................F-44

Notes to Unaudited Pro Forma Consolidated Financial Statements.........................................................F-45



                                     DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                                             CONSOLIDATED BALANCE SHEETS
                                        March 30, 2002 and December 29, 2001
                                  (in thousands, except shares and per share data)

                                                                                         March 30,     December 29,
                                                                                           2001            2001
                                                                                         ---------     ------------
                                                                                        (unaudited)

ASSETS
Current assets:
     Cash and cash equivalents                                                         $    2,999         $   3,668
     Accounts receivable                                                                   18,957            23,719
     Inventories                                                                            7,874             7,698
     Prepaid expenses                                                                       5,316             4,394
     Deferred income taxes                                                                  2,203             2,203
     Other                                                                                    184             3,668
                                                                                       ----------         ---------
         Total current assets                                                              37,533            41,891

Property, plant and equipment, less accumulated
   depreciation of $158,389 at March 30, 2002 and
   $155,555 at December 29, 2001                                                           75,064            74,744
Collection routes and contracts, less accumulated
   amortization of $21,587 at March 30, 2002 and
   $22,139 at December 29, 2001                                                            26,231            27,366
Goodwill, less accumulated amortization of $1,077
   at March 30, 2002 and December 29, 2001                                                  4,429             4,429
Assets held for sale                                                                        3,002             3,002
Other noncurrent assets                                                                     8,197             7,647
                                                                                       ----------         ---------

                                                                                       $  154,456         $ 159,079
                                                                                       ==========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Current portion of long-term debt                                                  $    5,120          $120,053
    Accounts payable, principally trade                                                     7,864            11,104
    Accrued expenses                                                                       22,310            24,069
    Accrued interest                                                                        5,525             3,383
                                                                                       ----------         ---------
         Total current liabilities                                                         40,819           158,609

Long-term debt, less current portion                                                      112,127                 -
Other non-current liabilities                                                               8,591             8,134
Deferred income taxes                                                                       1,990             1,990
                                                                                       ----------         ---------
         Total liabilities                                                                163,527           168,733
                                                                                       ----------         ---------

Stockholders' equity (deficit):
    Preferred stock, $0.01 par value; 1,000,000 shares
     authorized, none issued                                                                    -                 -
    Common stock, $0.01 par value; 25,000,000 shares authorized;
     15,589,362 shares issued and outstanding                                                 156               156
    Additional paid-in capital                                                             35,235            35,235
    Treasury stock, at cost;  21,000 shares at March 30, 2002 and
       December 29, 2001                                                                     (172)             (172)
    Accumulated comprehensive loss                                                           (533)             (533)
    Accumulated deficit                                                                   (43,757)          (44,340)
                                                                                       ----------         ----------
         Total stockholders' equity (deficit)                                              (9,071)           (9,654)
                                                                                       ----------         ----------
Contingencies (note 3)
                                                                                       $  154,456         $ 159,079
                                                                                       ===========        =========
 The accompanying notes are an integral part of these consolidated financial statements.


                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      Three months ended March 30, 2002 and
                          March 31, 2001 (in thousands,
                             except per share data)
                                   (unaudited)


                                                          Three Months Ended
                                                          ------------------
                                                      March 30,        March 31,
                                                        2002             2002
                                                     ----------        ---------

Net sales                                            $  61,681         $ 63,634
Costs and expenses:
    Cost of sales and operating expenses                46,395           48,312
    Selling, general and administrative expenses         7,160            7,005
    Depreciation and amortization                        4,392            6,814
                                                     ----------        ---------

         Total costs and expenses                       57,947           62,131
                                                     ----------        ---------

         Operating income                                3,734            1,503
                                                     ----------        ---------

Other income (expense):
    Interest expense                                    (3,885)          (3,227)
    Other, net                                             734              575
                                                     ----------        ---------

         Total other income (expense)                   (3,151)
                                                     ----------

         Income (loss) before income taxes                 583           (1,149)

Income taxes                                                 -                 -
                                                     ----------        ---------

         Net income (loss)                           $     583         $ (1,149)
                                                     ==========        =========

Basic and diluted income (loss) per share            $    0.04         $  (0.07)
                                                     ==========        =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    DARLING INTERNATIONAL INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                Three Months ended March 30, 2002 and March 31, 2001
                                                   (in thousands)
                                                    (unaudited)

                                                                                        Three Months Ended
                                                                                     March 30,        March 31,
                                                                                       2002              2001
                                                                                    -----------       ---------

Cash flows from operating activities:
    Net income (loss)                                                               $      583         $   (1,149)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Depreciation and amortization                                                    4,392              6,814
        Gain on disposal of property, plant, equipment and other assets                   (901)               (74)
        Changes in operating assets and liabilities:
          Accounts receivable                                                            4,762               (469)
          Inventories and prepaid expenses                                              (1,098)              (605)
          Accounts payable and accrued expenses                                         (4,999)            (2,724)
          Accrued interest                                                               2,142               (357)
          Other                                                                             25                343
                                                                                    -----------        -----------

              Net cash provided by operating activities                                  4,906               1,779
                                                                                    -----------        -----------

Cash flows from investing activities:
    Capital expenditures                                                                (3,622)            (1,532)
    Proceeds from disposal of property, plant, equipment and other assets                  946                112
                                                                                    -----------        -----------

              Net cash used by investing activities                                     (2,676)            (1,420)
                                                                                    -----------        -----------

Cash flows from financing activities:
    Proceeds from long-term debt                                                        47,291             53,042
    Payments on long-term debt                                                         (50,097)           (53,552)
    Contract payments                                                                      (93)              (505)
                                                                                    -----------        -----------

              Net cash used by financing activities                                     (2,899)            (1,015)
                                                                                    -----------        -----------

Net decrease in cash and cash equivalents                                                 (669)              (656)
Cash and cash equivalents at beginning of period                                         3,668              3,509
                                                                                    -----------        -----------
Cash and cash equivalents at end of period                                          $    2,999         $    2,853
                                                                                    ===========        ===========

Supplemental disclosure of cash flow information: Cash paid during the period for:
       Interest                                                                     $    1,743         $    3,584
                                                                                    -----------        -----------
       Income taxes, net of refunds                                                 $        -         $        -
                                                                                    -----------        -----------


 The accompanying notes are an integral part of these consolidated financial statements.


                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 30, 2002
                                   (unaudited)


(1)    General

       The accompanying consolidated financial statements for the three month periods ended March 30, 2002 and March 31, 2001 have been prepared by Darling International Inc. (Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management of the Company believes that the disclosures herein are adequate to make the information presented not misleading. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements contained in the Company's Form 10-K/A for the fiscal year ended December 29, 2001.

(2)    Summary of Significant Accounting Policies

       (a)    Basis of Presentation

              The consolidated  financial statements include the accounts of the
              Company  and  its  subsidiaries.   All  significant   intercompany
              balances and transactions have been eliminated in consolidation.

       (b)    Fiscal Periods

              The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31. Fiscal periods for the consolidated financial statements included herein are as of March 30, 2002, and include the 13 weeks ended March 30, 2002, and 13 weeks ended March 31, 2001.

       (c)    Earnings (Loss) Per Share

              Basic and diluted loss per common share are computed by dividing net earnings (loss) by the weighted average number of common stock shares outstanding during the period.

              The weighted average common shares used for basic earnings (loss) per common share was 15,568,362 for both the three months ended March 30, 2002 and March 31, 2001. The weighted average common shares used for diluted earnings (loss) per common share was 15,830,189 and 15,568,362 for the three months ended March 30, 2002 and March 31, 2001, respectively. Options to purchase 2,343,938 and 2,334,380 shares were excluded from diluted earning
              (loss) per common share for the three months ended March 30, 2002 and March 31, 2001, as their effect was antidilutive.

       (d)    New Accounting Standards

              The Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("Statement 142") and Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on December 30, 2001 (the first day of Fiscal
              2002).

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 30, 2002
                                   (unaudited)


              Statement 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit's goodwill is determined by allocating the unit's fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. The Company is evaluating the impact of adopting Statement 142, including whether any transitional goodwill impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

              Intangible assets subject to amortization under Statement 142 consist of collection routes and contracts and non-compete agreements. Amortization expense is calculated using the straight-line method over the estimated useful life of the asset ranging from 3 to 15 years.

              The gross carrying  amount of collection  routes and contracts and
              non-compete   agreements  subject  to  amortization   include  (in
              thousands):

                                                                                 March 30,      December 29,
                                                                                  2002              2001
                                                                                ----------------------------

                 Collection Routes and Contracts:
                    Routes                                                      $  42,307         $  42,307
                    Non-compete agreements                                          5,232             6,797
                    Royalty and consulting agreements                                 279               401
                                                                                ---------         ---------
                                                                                   47,818            49,505
                Accumulated Amortization:
                    Routes                                                        (18,341)          (17,498)
                    Non-compete agreements                                         (3,127)           (4,423)
                    Royalty and consulting agreements                                (119)             (218)
                                                                                ----------        ----------
                                                                                  (21,587)          (22,139)
                                                                                ----------        ----------
                Collection routes and contracts,
                   less accumulated amortization                                $  26,231         $  27,366
                                                                                ==========        ==========


              Amortization expense for the three months ended March 30, 2002 and March 31, 2001 was approximately $1,135,000 and $1,386,000, respectively. Amortization expense for the next five fiscal years is estimated to be $4,178,000, $4,061,000, $3,937,000, $3,937,000
              and $3,937,000.

              The Company has  identified  its  reporting  units for purposes of
              assessing   goodwill   impairment  to  be  the  individual   plant
              locations.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 30, 2002
                                   (unaudited)


              The effect of the adoption of Statement 142 on net income (loss) and earnings (loss) per share is as follows (in thousands, except per share date):

                                                           Three Months Ended
                                                       -------------------------
                                                        March 30,     March 31,
                                                          2002          2001
                                                       -------------------------

                Reported net income (loss)               $  583       $(1,149)
                Add back:  goodwill amortization              -            90
                                                         ------       --------
                Adjusted net income (loss)               $  583       $(1,059)
                                                         ======       ========

                Basic earnings (loss) per share:
                Reported net income (loss)               $ 0.04       $ (0.07)
                Add back:  goodwill amortization              -             -
                                                         ------       --------
                Adjusted net income (loss)               $ 0.04       $ (0.07)
                                                         ======       ========

              Statement 144 supercedes Statement 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Statement 144 retains the fundamental provisions of Statement 121 but eliminates the requirement to allocate goodwill to long lived assets to be tested for impairment. Statement 144 also requires discontinued operations to be carried at the lower of cost or fair value less costs to sell and broadens the presentation of discontinued operations to include a component of an entity rather than a segment of a business. The adoption of Statement 144 did not have a material impact on the consolidated financial statements.

(3)    Contingencies

       LITIGATION

              Melvindale

              A group of residents living near the Company's Melvindale, Michigan plant has filed suit, purportedly on behalf of a class of persons similarly situated. The class has been certified for injunctive relief only. The court declined to certify a damage class but has permitted approximately 300 people to join the lawsuit as plaintiffs. The suit is based on legal theories of trespass, nuisance and negligence and/or gross negligence, and is pending in the United States District Court, Eastern District of Michigan. Plaintiffs allege that emissions to the air, particularly odor, from the plant have reduced the value and enjoyment of Plaintiffs' property, and Plaintiffs seek unspecified compensatory and exemplary damages in an amount in excess of $25,000 per Plaintiff and unspecified injunctive relief. The Company is unable to estimate its potential liability from this lawsuit. In a lawsuit with similar factual allegations, also pending in United States District Court, Eastern District of Michigan, the City of Melvindale has filed suit against the Company based on legal theories of nuisance, trespass, negligence and violation of Melvindale nuisance ordinances seeking damages and declaratory and injunctive relief. The court has dismissed the trespass counts in both lawsuits, and all of the damage claims in the suit filed by the City of Melvindale have been dismissed. The City of Melvindale now seeks unspecified injunctive relief. The Company or its predecessors have operated a rendering plant at the Melvindale location since 1927 in a heavily industrialized area down river south of Detroit. The Company has taken and is taking all reasonable steps to minimize odor emissions from its recycling processes and is defending the lawsuit vigorously.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 30, 2002
                                   (unaudited)


              Long Island City, NY

              The Company is a party to a lawsuit that seeks to require an environmental cleanup at a property in Long Island City, New York where the Company formerly operated a rendering plant (referred to as the "Site"). DMJ Associates (DMJ), which holds a mortgage on the Site, has filed suit against the Company, as a former owner of the Site, as well as others including the present tenants and operators of the Site, the owner of an abandoned hazardous waste disposal site adjoining the Site (the "Disposal Facility"), and companies that disposed of wastes at the Disposal Facility (the "Generator Defendants"). DMJ argues that, inter alia, under federal law it is entitled to relief directed to have the defendants remediate the contamination. DMJ seeks both equitable and monetary relief from all defendants for investigation, abatement and remediation of the Site. DMJ has not yet provided information sufficient for the Company to ascertain the magnitude or amount of DMJ's total claim nor the Company's alleged share thereof. As a result, the Company is unable to estimate its potential liability from this lawsuit. The Company does not have information suggesting that it contributed in any material way to any contamination that may exist at the Site. The Company is actively defending the suit and is awaiting a decision on a motion on summary judgment regarding the standing of the plaintiff.

              Sauget, Illinois

              The Company is a party to a lawsuit that seeks to recover costs related to an environmental cleanup in or near Sauget, Illinois. The United States had filed a complaint against Monsanto Chemical Company, Solutia, Inc., Anheuser-Busch, Inc., Union Electric, and 14 other defendants, seeking to recover cleanup costs. Monsanto (which merged with Pharmacia and Upjohn, Inc. in 2000 and is now known as Pharmacia Corporation) and Solutia in turn filed a third party complaint seeking contribution from the United States, several federal agencies, and six more companies, in addition to the Company. As potentially responsible parties themselves, Pharmacia and Solutia are seeking to recover unspecified proportionate shares from each of the other parties, in addition to the Company, of an as yet undetermined total cleanup cost. A subsidiary of the Company had operated an inorganic fertilizer plant in Sauget, Illinois for a number of years prior to closing it in the 1960's. The Company is defending this case vigorously, and does not believe, based upon currently available information, that the fertilizer plant contributed in any significant way to the contamination that is leading to the environmental cleanup, or that its share, if any, of the cost of the cleanup will be material. Accordingly, the Company is unable to estimate its potential liability from this lawsuit.

              Other Litigation

              The Company is also a party to several other lawsuits, claims and loss contingencies incidental to its business, including assertions by certain regulatory agencies related to air, wastewater, and storm water discharges from the Company's processing facilities.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 30, 2002
                                   (unaudited)


              Self Insured Risks

              The Company purchases its workers compensation, auto and general liability insurance on a retrospective basis. The Company accrues its expected ultimate costs related to claims occurring during each fiscal year and carries this accrual as a reserve until such claims are paid by the Company.

              The Company has established loss reserves for insurance, environmental and litigation matters as a result of the matters discussed above. Although the ultimate liability cannot be determined with certainty, management of the Company believes that reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management. The accrued expenses and other noncurrent liabilities classifications in the Company's consolidated balance sheets include reserves for insurance, environmental and litigation contingencies of $10.6 million at March 30, 2002 and December 29, 2001. There can be no assurance, however, that final costs related to these matters will not exceed current estimates. The Company believes that any additional liability relative to such lawsuits and claims which may not be covered by insurance would not likely have a material adverse effect on the Company's financial position, although it could potentially have a material impact on the results of operations in any one year.

(4)    Business Segments

              The Company operates on a worldwide basis within two industry segments: Rendering and Restaurant Services. The measure of segment profit (loss) includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses.

              Included in corporate activities are general corporate expenses and the amortization of intangibles related to "Fresh Start Reporting." Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.

              Rendering

              Rendering consists of the collection and processing of animal by-products from butcher shops, grocery stores and independent meat and poultry processors, converting these by-products into similar products such as useable oils and proteins utilized by the agricultural and oleochemical industries.

              Restaurant Services

              Restaurant Services consists of the collection of used cooking oils from restaurants and recycling them into similar products such as high-energy animal feed ingredients and industrial oils. Restaurant Services also provides grease trap servicing.


                                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                            Notes to Consolidated Financial Statements (continued)
                                                March 30, 2002
                                                  (unaudited)


                                  Business Segment Net Sales (in thousands):

                                                                                    Three Months Ended
                                                                                -----------------------------
                                                                                 March 30,     March 31,
                                                                                   2002           2001
                                                                                -----------------------------

                Rendering:
                   Trade                                                        $  45,595         $  49,762
                   Intersegment                                                     7,879             6,188
                                                                                ----------        ---------
                                                                                   53,474            55,950
                                                                                ----------        ---------
                Restaurant Services:
                   Trade                                                           16,086            13,872
                   Intersegment                                                     1,976             1,799
                                                                                ----------        ---------
                                                                                   18,062            15,671
                                                                                 ---------        ---------

                Eliminations                                                       (9,855)           (7,987)
                                                                                ----------        ----------
                Total                                                           $  61,681         $  63,634
                                                                                ==========        ==========
              Business Segment Profit (Loss) (in thousands):


                                                                                    Three Months Ended
                                                                                -----------------------------
                                                                                 March 30,     March 31,
                                                                                   2002           2001
                                                                                -----------------------------

                Rendering                                                       $   4,149         $   2,500
                Restaurant Services                                                 3,839               935
                Corporate activities                                               (3,520)           (1,357)
                Interest expense                                                   (3,885)           (3,227)
                                                                                ----------        ----------
                Net earnings (loss) before income taxes                         $     583         $  (1,149)
                                                                                ==========        ==========


              Certain assets are not attributable to a single operating  segment but instead relate to multiple operating segments operating out of individual  locations.  These  assets  are  utilized  by both  the
              Rendering  and  Restaurant  Services  business  segments  and  are identified in the category Combined Rendering/Restaurant Services.
              Depreciation of Combined  Rendering/Restaurant  Services assets is
              allocated   based  upon  an   estimate   of  the   percentage   of
              corresponding  activity attributed to each segment.  Additionally, although  intangible  assets are allocated to operating  segments,
              the   amortization   related  to  the  adoption  of  "Fresh  Start
              Reporting" is not  considered in the measure of operating  segment profit (loss) and is included in Corporate Activities.

              Business Segment Assets (in thousands):


                                                                                    Three Months Ended
                                                                                -----------------------------
                                                                                 March 30,         March 31,
                                                                                   2002           2001
                                                                                -----------------------------
             Rendering                                                          $  55,493         $  56,847
             Restaurant Services                                                   16,158            14,779
             Combined Rendering/Restaurant Services                                58,756            64,155
             Corporate Activities                                                  24,049            23,298
                                                                                ---------          --------
             Total                                                              $ 154,456         $ 159,079
                                                                                =========          ========


                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 30, 2002
                                   (unaudited)

(5)    Income Taxes

       The Company assesses the amount of valuation allowance recorded as a reduction of deferred tax assets by considering its ability to carryback net operating losses, scheduled reversals of future taxable and deductible temporary differences, future taxable income and tax planning strategies. Based on the Company's assessment of these matters at March 30, 2002 and March 31, 2001, the Company recorded a valuation allowance to reduce its net deferred tax assets to zero.

(6)    Recapitalization

       On May 13, 2002, the Company consummated a recapitalization and executed a new amended and restated Credit Agreement with its lenders whereby the Company exchanged borrowings outstanding under its previous Credit Agreement, a portion of the accrued interest and commitment fees, and forbearance fees payable for newly issued common stock equal to 75% of the Company's total outstanding common stock on a fully diluted basis (exclusive of stock options issued and outstanding), and 6% cumulative redeemable preferred stock with a face value of $10.0 million. The Company's new Credit Agreement includes a term loan in the principal amount of $61.0 million and also provides for a revolving credit facility which will enable the Company to borrow or issue letters of credit of up to $17.3 million.

       Substantially all assets of the Company are either pledged or mortgaged as collateral for borrowings under the new Credit Agreement. The new Credit Agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios.

       The classification of long-term debt in the accompanying March 30, 2002 consolidated balance sheet is based on the repayment terms of the debt issued under the new Credit Agreement pursuant to the recapitalization and also reflects an estimate of the effect of applying the provisions of Statement 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. Statement 15 requires that the existing amount of debt owed by the Company to the lenders be reduced by the fair value of the equity interest granted and that no gain from restructuring the Company's debt be recognized. Interest expense on the remaining carrying amount of debt reported in our financial statements will be based on a new effective interest rate that equates the present value of the future cash payment specified by the new terms of the term loan with the carrying amount of the debt.

       Management believes the cash flow from operating activities at the same level as Fiscal 2001 and funds available under the new Credit Agreement will be sufficient to meet working capital and capital expenditure needs for at least the next 12 months.

(7)    Derivative Instruments

       The Company makes limited use of derivative instruments to manage cash flow risks related to interest and natural gas expense. The Company does not use derivative instruments for trading purposes.

       At March 30, 2002 and December 29, 2001, the Company was party to two interest rate swap agreements whereby the interest obligation on $45 million of floating-rate debt has been exchanged for fixed rate contracts which bear interest, payable quarterly. One swap agreement for $25 million matures June 27, 2002, bears interest at 6.5925% and the Company's receive rate is based on the three-month LIBOR. A second swap agreement for $20 million matures June 27, 2002, bears interest at 9.17% and the Company's receive rate is based on the Base Rate. The Company recorded $0.5 million of additional interest expense in the three months ended March 31, 2001 related to the change in fair value of these agreements. The portion of the interest rate swap agreements extending beyond June 30, 2001, the expiration date of the previous Credit Agreement, is not considered a hedge. Changes in the fair value of these agreements subsequent to June 30, 2001, have been included in other income (expense). The Company recorded a liability of $0.5 million and $1.0 million at March 30, 2002 and December 29, 2001, respectively, (the fair value of the interest rate swap agreements at such dates), which is included in accrued expenses.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)
                                 March 30, 2002
                                   (unaudited)

       Through March 2001, the Company was party to natural gas swap agreements representing approximately 300,000 mmbtu's of natural gas per month for January, February and March, 2001, with a NYMEX purchase price of approximately $4.682/mmbtu. All of the Company's positions in these swap agreements were settled during the three months ended March 31, 2001, and the Company recorded gains of $2.6 million as a reduction of operating expenses and $0.5 million as other income for the effective and ineffective portions of these hedge transactions during this period. The Company no longer uses natural gas swap agreements to manage its cash flow risk arising from the purchase of natural gas used in its plants.

       As of March 30, 2002, the Company had forward purchase agreements in place for purchases of approximately 624,000 mmbtu's of natural gas for the period April through December, 2002, based on an average purchase price of $2.78/mmbtu. These agreements have no net settlement provisions and the Company intends to take physical delivery, which it has done under similar forward purchase agreements from March through December, 2001. Accordingly, the agreements are not subject to the requirements of Statement 133 because they qualify as normal purchases as defined in the standard.

(8)    Comprehensive Income

       The Company follows the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (Statement 130). Statement 130 establishes standards for reporting and presentation of comprehensive income and its components. In accordance with Statement 130, the Company has presented the components of comprehensive income in its consolidated statement of stockholders' equity.

(9)    Revenue Recognition

       The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. Collection fees are recognized in the month the service is provided.

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors and Shareholders
Darling International Inc.:


We have audited the consolidated financial statements of Darling International Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Darling International Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has debt of $120,027,000 classified as a current liability at December 29, 2001 because it matured in June 2001 and is now subject to a recapitalization agreement pursuant to which the lenders have agreed to a forbearance period expiring April 30, 2002, during which time the Company will endeavor to consummate a new credit agreement. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                    KPMG LLP



Dallas, Texas
February 28, 2002

                               DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                       Consolidated Balance Sheets
                                 December 29, 2001 and December 30, 2000
                             (in thousands, except share and per share data)



                                                                         December 29,     December 30,
ASSETS (Notes 2 and 9)                                                       2001            2000
----------------------                                                   -------------    -------------

Current assets:
     Cash and cash equivalents                                             $  3,668         $  3,509
     Accounts receivable, less allowance for bad debts of $467
        at December 29, 2001 and $680 at December 30, 2000                   23,719           21,837
     Inventories (Note 3)                                                     7,698            8,300
     Prepaid expenses                                                         4,394            3,046
     Deferred income taxes (Note 11)                                          2,203            3,081
     Assets held for sale (Note 5)                                                -            3,161
     Other (Note 1)                                                             209            2,923
                                                                           ---------        ---------
              Total current assets                                           41,891           45,857

Property, plant and equipment, net (Note 4)                                  74,744           88,242
Collection routes and contracts, less accumulated amortization of
     $22,139 at Dec. 29, 2001 and $18,828 at Dec. 30, 2000                   27,366           32,140
Goodwill, less accumulated amortization of $1,077 at
     December 29, 2001 and $883 at December 30, 2000                          4,429            4,632
Deferred loan costs                                                               -              629
Assets held for sale (Note 5)                                                 3,002                -
Other assets (Note 6)                                                         7,647            3,005
                                                                           ---------        ---------
                                                                           $159,079         $174,505
                                                                           =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt (Note 9)                            $120,053         $109,528
     Accounts payable, principally trade                                     11,104           14,341
     Accrued expenses (Note 7)                                               24,069           23,160
     Accrued interest                                                         3,383            3,038
     Deferred income (Note 1)                                                       -          2,599
                                                                           ---------        ---------
              Total current liabilities                                     158,609          152,666

Other noncurrent liabilities (Note 10)                                        8,134           16,247
Deferred income taxes (Note 11)                                               1,990            2,868
                                                                           ---------        ---------
              Total liabilities                                             168,733          171,781
                                                                           ---------        ---------

Stockholders' equity (deficit) (Note 12):
     Preferred stock, $0.01 par value; 1,000,000 shares
         authorized,  none issued                                                 -                -
     Common stock, $.01 par value; 25,000,000 shares authorized,
         15,589,362 shares issued and outstanding
         at December 29, 2001 and December 30, 2000                             156              156
     Additional paid-in capital                                              35,235           35,235
     Treasury stock, at cost; 21,000 shares at December 29, 2001
         and December 30, 2000                                                 (172)            (172)
     Accumulated comprehensive loss                                            (533)               -
     Accumulated deficit                                                    (44,340)         (32,495)
                                                                           ---------        ---------
         Total stockholders' equity (deficit)                                (9,654)           2,724
                                                                           ---------        ---------
Commitments and contingencies (Notes 8 and 16)
                                                                           $159,079         $174,505
                                                                           =========        =========

 The accompanying notes are an integral part of these consolidated financial statements.


                                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                                      Consolidated Statements of Operations
                                       Three years ended December 29, 2001
                                      (in thousands, except per share data)



                                                        December 29,
                                                            2001            December 30,          January 1,
                                                                                2000                 2000
                                                       ----------------    ----------------     ---------------

Net sales                                                 $255,974            $242,795             $258,570
                                                          --------            --------             ---------
Costs and expenses:
    Cost of sales and operating expenses                   196,778             190,283              210,879
    Selling, general and administrative expenses            28,594              26,736               26,773
    Depreciation and amortization                           26,634              31,181               32,912
                                                          ---------           ----------           ----------
          Total costs and expenses                         252,006             248,200              270,564
                                                          ---------           ----------           ----------
          Operating income/(loss)                            3,968              (5,405)             (11,994)
                                                          ---------           ----------           ----------
Other income/(expense):
    Interest expense                                       (14,162)            (13,971)             (15,533)
    Other, net                                              (1,651)               (184)               1,812
                                                          ---------           ----------           ----------
          Total other income/(expense)                     (15,813)            (14,155)             (13,721)
                                                          ---------           ----------           ----------

Loss from continuing operations
    before income taxes                                    (11,845)            (19,560)             (25,715)
Income tax benefit (Note 11)                                      -                  -              (10,015)
                                                          ---------           ----------           ----------
    Loss from continuing operations                        (11,845)            (19,560)             (15,700)
    Gain/(loss) on disposal of discontinued
          operations, net of tax (Note 15)                        -                371                 (333)
                                                          ---------           ----------           ----------
Net loss                                                  $(11,845)           $(19,189)           $ (16,033)
                                                          =========           ==========           ==========

Basic and diluted earnings (loss) per share:
    Continuing operations                                 $  (0.76)           $  (1.25)            $  (1.01)
    Gain/(loss) on disposal of discontinued
          operations                                             -                0.02                (0.02)
                                                          ---------           ----------           ----------
                  Total                                   $  (0.76)           $  (1.23)            $  (1.03)
                                                          =========           ==========           ==========

 The accompanying notes are an integral part of these consolidated financial statements.



                                             DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                                           Consolidated Statements of Stockholders' Equity
                                                 Three years ended December 29, 2001
                                                  (In thousands, except share data)

                                                             Common stock
                                                       -----------------------


                                                                                                       Retained          Total
                                                             Additional                 Accumulated     earnings/    stockholders'
                                         Number    $.01 par    Paid-in     Treasury    comprehensive   (accumulated      equity
                                       of shares     value     capital       stock          loss         deficit)       (deficit)
------------------------------------------------------------------------------------------------------------------------------------

Balances at January 2, 1999            15,568,362   $  156     $  35,235    $ (172)    $       -      $   (2,727)       $ 37,946

Net loss                                        -        -             -         -             -         (16,033)        (16,033)
                                       ----------   ------     ---------    -------    ----------     -----------       ---------

Balances at January 1, 2000            15,568,362      156        35,235      (172)            -         (13,306)         21,913

Net loss                                        -        -             -         -             -         (19,189)        (19,189)
                                       ----------   ------     ---------    ------     ----------     -----------       ---------

Balances at December 30, 2000          15,568,362   $  156     $  35,235      (172)            -      $  (32,495)       $  2,724

Net loss                                        -        -             -         -             -         (11,845)        (11,845)

Minimum pension liability                       -        -             -         -          (533)              -            (533)

Derivative transition
adjustment (Note 1)                            -         -             -         -         2,220               -           2,220

Net change arising from current period
hedging transactions (Note 1)                  -         -             -         -           376               -             376

Reclassifications into earnings (Note 1)       -         -             -         -        (2,596)              -          (2,596)
                                                                                                                        ---------

Total comprehensive loss                                                                                                 (12,378)
                                       ----------   ------     ---------    -------    ----------     -----------       ---------

Balances at December 29, 2001          15,568,362   $  156     $  35,235    $ (172)    $    (533)      $ (44,340)       $ (9,654)
                                       ==========   ======     =========    =======    ==========      ==========       =========

The accompanying notes are an integral part of these consolidated financial statements.



                                         DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                                            Consolidated Statements of Cash Flows
                                             Three years ended December 29, 2001
                                                        (in thousands)

                                                                   December 29,         December 30,          January 1,
                                                                       2001                 2000                 2000
                                                                  ----------------     ----------------     ----------------

Cash flows from operating activities:
   Loss from continuing operations                                   $ (11,845)           $ (19,560)           $ (15,700)
   Adjustments to reconcile loss from continuing operations to net cash provided by continuing operating activities:
        Depreciation and amortization                                   26,634               31,181               32,912
        Deferred income tax benefit                                          -                    -               (9,911)
        Loss/(gain) on sale of assets                                      (80)                 144               (2,060)
        Changes in operating assets and liabilities:
               Accounts receivable                                      (1,882)              (4,850)                (372)
               Inventories and prepaid expenses                           (746)               2,246                2,092
               Accounts payable and accrued expenses                    (4,898)               3,070               (4,328)
               Accrued interest                                            345                2,928                 (546)
               Other                                                    (1,916)               1,084               (1,403)
                                                                     ----------           ----------           ----------
   Net cash provided by continuing operating activities                  5,612               16,243                  684
   Net cash provided by discontinued operations                              -                    -                  119
                                                                     ----------           ----------           ----------
        Net cash provided by operating activities                        5,612               16,243                  803
                                                                     ----------           ----------           ----------
Cash flows from investing activities:
   Recurring capital expenditures                                       (9,142)              (7,684)              (9,851)
   Gross proceeds from sale of property, plant and equipment,
      assets held for disposition and other assets                         145                4,412               32,150
   Payments related to routes and other intangibles                       (279)                (636)                (152)
   Net cash used in discontinued operations                                  -                    -                 (330)
                                                                     ----------           ----------           ----------
      Net cash provided by/(used in) investing activities               (9,276)              (3,908)              21,817
                                                                     ----------           ----------           ----------

Cash flows from financing activities:
   Proceeds from long-term debt                                        208,387              171,351              179,927
   Payments on long-term debt                                         (197,862)            (179,842)            (210,237)
   Contract payments                                                    (3,368)              (2,163)              (2,377)
   Deferred recapitalization costs                                      (3,334)                   -                    -
   Deferred loan costs                                                       -                    -                 (300)
   Net cash used in discontinued operations                                  -                    -                 (150)
                                                                     ----------           ----------           ----------
      Net cash provided by/(used in) financing activities                3,823              (10,654)             (33,137)
                                                                     ----------           ----------           ----------

Net change in cash and cash equivalents
   from discontinued operations                                              -                    -                   28
                                                                     ----------           ----------           ----------
Net increase/(decrease) in cash and cash equivalents                       159                1,681              (10,489)

Cash and  cash equivalents at beginning of year                          3,509                1,828               12,317
                                                                     ----------           ----------           ----------
Cash and cash equivalents at end of year                             $   3,668            $   3,509            $   1,828
                                                                     ==========           ==========           ==========

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
      Interest                                                       $  13,817            $   9,161            $  14,550
                                                                     ----------           ----------           ----------
      Income taxes, net of refunds                                   $    (141)           $  (1,777)           $    (625)
                                                                     ----------           ----------           ----------

The accompanying notes are an integral part of these consolidated financial statements.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(1)      GENERAL

         (a)      NATURE OF OPERATIONS

                  Darling International Inc. (the "Company") is a recycler of food processing by-products in the United States, operating a fleet of vehicles, through which it collects animal by-products and used restaurant cooking oil from butcher shops, grocery stores, independent meat and poultry processors and restaurants nationwide. The Company processes raw materials through facilities located throughout the United States into finished products, such as tallow, meat and bone meal, and yellow grease. The Company sells its finished products domestically and internationally to producers of soap, cosmetics, rubber, pet food and livestock feed for use as ingredients in such products.

                  On October 22, 1993, the Company entered into a settlement agreement approved by the U.S. District Court providing for a restructure of the Company's debt and equity and resolution of a class action lawsuit (the "Settlement"). The terms of the settlement were tantamount to a prepackaged bankruptcy despite the settlement not occurring under Chapter 11 of the
                  Bankruptcy Code. On December 29, 1993, the Settlement was consummated and became binding on all original note holders. The Company has accounted for the Settlement using "Fresh Start Reporting" as of January 1, 1994, in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the United States Bankruptcy Code" issued by the American Institute of Certified Public Accountants. Using a valuation of the Company performed by an independent appraiser, the Company determined the total reorganization value of all its assets to be approximately $236,294,000 as of January 1, 1994 and the Company's accumulated deficit was eliminated as of January 1, 1994.

         (b)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  (1)      Basis of Presentation

                           The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. As disclosed in Note 15, the operations of IPC, as defined below, are classified as discontinued operations.

                  (2)      Fiscal Year

                           The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31. Fiscal years for the consolidated financial statements included herein are for the 52 weeks ended December 29, 2001, the 52 weeks ended December 30, 2000, and the 52 weeks ended January 1, 2000.

                  (3)      Inventories

                           Inventories  are  stated  at the  lower  of  cost  or
                           market.   Cost  is  determined  using  the  first-in,
                           first-out (FIFO) method.

                  (4)      Property, Plant and Equipment

                           Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of assets: 1)
                           Buildings  and  improvements,  24  to  30  years;  2)
                           Machinery and equipment, 3 to 8 years; and 3) Vehicles, 4 to 6 years.

                           Maintenance and repairs are charged to expense as incurred and expenditures for major renewals and improvements are capitalized.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

                  (5)      Collection Routes and Contracts

                           Collection routes consist of groups of suppliers of raw materials in similar geographic areas from which the Company derives collection fees, and a dependable source of raw materials for processing into finished products. Restrictive covenants represent non-compete agreements with former competitors whose businesses were acquired. Amortization is computed by the straight-line method over the following periods: 1) Collection routes, 8 to 15 years; and 2) Restrictive covenants, 3 to 10 years.

                  (6)      Goodwill

                           Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, not exceeding 30 years. Annually, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

                  (7)      Environmental Expenditures

                           Environmental expenditures incurred to mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations are capitalized. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenues are expensed or charged against established environmental reserves. Reserves are established when environmental assessments and/or clean-up requirements are probable and the costs are reasonably estimable.

                  (8)      Income Taxes

                           The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  (9)      Earnings Per Common Share

                           Basic earnings per common share are computed by dividing net earnings attributable to outstanding common stock by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net earnings attributable to outstanding common stock by the weighted average number of common shares outstanding during the year increased by dilutive common equivalent shares (stock options) determined using the treasury stock method, based on the average market price exceeding the exercise price of the stock options.

                           The weighted average common shares used for basic earnings per common share was 15,568,362, 15,568,362 and 15,568,362 for 2001, 2000 and 1999, respectively.
                           The numbers of shares for 2000 and 1999 have been reduced for 21,000 treasury shares from numbers previously reported, which did not effect previously reported earnings per share.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

                           For 2001, 2000 and 1999 the effect of all outstanding stock options was excluded from diluted earnings per common share because the effect was anti-dilutive.

                  (10)     Stock Option Plans

                           The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                  (11)     Statements of Cash Flows

                           The Company considers all short-term highly liquid instruments, with an original maturity of three months or less, to be cash equivalents.

                  (12)     Use of Estimates

                           The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  (13) Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of

                           The Company applies the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                           In Fiscal 2001, Fiscal 2000, and Fiscal 1999, the Company recorded impairment charges of $840,000, $4,016,000, and $1,387,000, respectively, to reduce the value of goodwill and certain land, buildings and equipment to estimated fair value. The impairment charges are included in depreciation and amortization expense in the accompanying Fiscal 2001, Fiscal 2000 and Fiscal 1999 Consolidated Statements of Operations.

                           The Fiscal 2001 impairment charge of $840,000 pertains solely to assets held for sale (see Note 5) in the Company's rendering business segment. The impairment charges were necessary to reduce the carrying value of these assets to management's estimate of

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

                           their net realizable value in light of current economic conditions. Estimated net realizable values were based on information from business and real estate brokers, comparable sales, property tax valuations and internal discussions with Company employees working in the geographic areas who were familiar with the specific assets. A summary of the impairment charge follows (in thousands):


                                     Land                               $106
                                     Leaseholds and buildings            134
                                     Equipment and furniture             600
                                                                        ----

                                              Total impairment          $840
                                                                        ====

                           The  Fiscal  2000  impairment  charge  of  $4,016,000
                           consists of (1) $2,138,000 related to rendering business segment operating assets, (2) $162,000 and $375,000 related to restaurant services business segment equipment and allocable goodwill, respectively, and (3) $1,341,000 related to assets held for sale in the Company's rendering business segment. The impairment charges of the assets in operation were made to reduce the carrying value to estimated fair value based on the discounted future cash flows of the assets. The impairment charges of the assets held for sale were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value based on information from a business broker. A summary of the impairment charge follows (in thousands):

                                                                            Restaurant
                                                         Rendering           Services              Total
                                                         ---------          ----------             -----

                           Leaseholds
                           and buildings                 $    642             $     -            $    642
                           Equipment
                           and furniture                    2,837                 162               2,999
                           Goodwill                             -                 375                 375
                                                         --------             -------            --------
                                Total impairment         $  3,479             $   537            $  4,016
                                                         ========             =======            ========

                           The Fiscal 1999 impairment charge of $1,387,000 pertains solely to assets held for sale in the Company's rendering business segment. The impairment charges were necessary to reduce the carrying value of these assets to management's estimate of their net realizable value. Estimated net realizable values were based on an offer from a prospective buyer and information from real estate brokers. A summary of the impairment charge follows (in thousands):

                                     Leaseholds and buildings           $1,139
                                     Equipment                             248
                                                                        ------

                                              Total impairment          $1,387
                                                                        ======

                  (14)     Financial Instruments

                           The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

                   The carrying amount for the Company's outstanding borrowings under the Credit Agreement and Term Loan described in Note 9, approximates the fair value due to the floating interest rates on the borrowings.

                   The fair values of the interest rate swap agreements were liabilities of $1,020,000 and $874,400 at December 29, 2001, and December 30, 2000, respectively. Current market pricing models were used to estimate fair value of interest rate swap agreements. See Note 9.

                   (15) Derivative Instruments

                        The Company makes limited use of derivative instruments to manage cash flow risks related to interest and natural gas expense. Interest rate swaps are entered into with the intent of managing overall borrowing costs. The Company does not use derivative instruments for trading purposes.

                        Effective  December  31,  2000 (the  first day of Fiscal
                        2001), the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133). Statement 133, as amended, standardizes the accounting for derivatives instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to report all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows, or foreign currencies. The Company held no fair value hedge or foreign currency hedge derivative instruments at December 30, 2000 or December 29, 2001. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside of earnings) and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Upon adoption, the provisions of Statement 133 must be applied prospectively.

                        Upon adoption of Statement 133 on December 31, 2000, the Company was party to interest rate and natural gas swaps to manage the risk of changes in cash flows related to interest expense on floating-rate borrowings under its Credit Agreement and the purchase of natural gas used in its plants.

                        At December 30, 2000, the Company was party to three interest rate swap agreements whereby the interest obligation on $70 million of floating-rate debt has been exchanged for fixed rate contracts which bear interest, payable quarterly. One swap agreement for $25 million matures June 27, 2002, bears interest at 6.5925% and the Company's receive rate is based on the three-month LIBOR. A second swap agreement for $25 million matured June 27, 2001, bore interest at 9.83% and the Company's receive rate was based on the Base Rate. The third swap agreement for $20 million matures June 27, 2002, with a one-time option for the bank to cancel at June 27, 2001, which the bank declined to exercise, bears interest at 9.17% and the Company's receive rate is based on the Base Rate. Due to the uncertainty related to the Company's ability to renew its Credit Agreement (see Notes 2 and 9), the portion of the interest rate swap agreements extending beyond June 30, 2001, the expiration date of the Credit Agreement, was not considered a hedge. The Company recorded a liability of $0.5 million at December 30, 2000, with the related charge recorded in other expense. The Company continues to

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

                        follow this policy in Fiscal 2001. At December 29, 2001, the fair value of this liability is $1.0 million. The Company accounted for the portion of the interest rate swaps through June 30, 2001 as cash flow hedges. The fair value of this portion of the swaps was a liability of $0.4 million at December 30, 2000.

                        At December 30, 2000 and through March 2001, the Company was party to natural gas swap agreements representing approximately 300,000 mmbtu's of natural gas per month for January, February and March, 2001, with a NYMEX purchase price of approximately $4.682/mmbtu. At
                        December 30, 2000, the fair value of the Company's positions in these swap agreements was an asset of $2.6 million. All of the Company's positions in these swap agreements were settled during the three months ended March 31, 2001, and the Company no longer uses natural gas swap agreements to manage its cash flow risk arising from the purchase of natural gas used in its plants.

                        As of December 29, 2001, the Company has forward purchase agreements in place for purchases of approximately 1,500,000 mmbtu's of natural gas for the period January through December, 2002, based on an average purchase price of $3.47/mmbtu. These agreements have no net settlement provisions and the Company intends to take physical delivery, which it has done under similar forward purchase agreements from March through December, 2001. Accordingly, the agreements are not subject to the requirements of Statement 133 because they qualify as normal purchases as defined in the standard.

                        The Company has designated the interest rate and natural gas swap agreements as cash flow hedges and such agreements qualify for hedge accounting under Statement 133, except as described above for certain portions of two of the interest rate swaps. A summary of the transition adjustment recorded to other comprehensive income, the net change arising from hedging transactions, and the amounts recognized in earnings during the twelve-month period ended December 29, 2001 follows (in thousands):

                           Transition adjustment on December 31, 2000
                             to accumulated other comprehensive income                         $   2,220

                           Net change arising from current period
                             hedging transactions                                                    376

                           Reclassifications into earnings                                        (2,576)
                                                                                               ----------

                           Accumulated other comprehensive
                             loss at December 29, 2001                                         $       -
                                                                                               ==========
                           A summary of the gains and losses recognized in
                             earnings during the year ended December 29, 2001
                             follows (in thousands):

                           Loss to interest expense related to
                             interest rate swap agreements                                     $    (487)

                           Gain to operating expenses related to
                             natural gas swap agreements (effective portion)                       2,568

                           Gain to other income related to
                             natural gas swap agreements (ineffective portion)                       515
                                                                                               ----------
                           Total reclassifications into earnings for the
                             year ended December 29, 2001                                      $   2,596
                                                                                               ==========

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

                        Gains and losses reported in accumulated other comprehensive income are reclassified into earnings upon the occurrence of the hedged transactions (accrual of interest expense and purchase of natural gas).

                        The entire amount reported in accumulated other comprehensive income as of December 31, 2000 (transition), was reclassified into earnings by the second quarter of Fiscal 2001.

                        There was no income tax expense or benefit recorded related to the derivative transactions described above.

                        For Fiscal 2000 and 1999, interest rate swaps were accounted for under the accrual method, whereby the difference between the Company's pay and receive rate was recognized as an increase or decrease to interest expense. The natural gas fixed for float swap agreements to which the Company was party during Fiscal 2000 are traded on the NYMEX. Realized gains or losses from the settlement of these financial hedging instruments were recognized as an adjustment of the cost of purchased natural gas in the month of delivery during Fiscal 2000. The gains or losses realized as a result of these Fiscal 2000 hedging activities were substantially offset in the cash market when the hedged natural gas was delivered to the Company's facilities.

                  (16)  Comprehensive Income

                        The Company follows the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (Statement 130). Statement 130 establishes standards for reporting and presentation of comprehensive income and its components. In accordance with Statement 130, the Company has presented the components of comprehensive income in its consolidated statement of stockholders' equity.

                  (17)  Revenue Recognition

                        The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. Collection fees are recognized in the month the service is provided.

                  (18)  Reclassifications

                        Certain immaterial reclassifications of amounts previously reported have been made to the Fiscal 2000 and Fiscal 1999 consolidated financial statements to conform the presentation for each year.

(2)      LIQUIDITY AND GOING CONCERN RISK

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the Consolidated Balance Sheet at December 29, 2001, the Company has $120.0 million of debt due under its bank credit facilities classified as a current liability because the underlying Credit Agreement had a maturity date of June 30, 2001. Effective June 29, 2001, the Company entered into a series of forbearance agreements and amendments with the parties to its existing Credit Agreement. The forbearance agreements and amendments, among other things, provide that the lenders will not exercise their remedies under the Credit Agreement for certain defaults until the expiration of the forbearance period on April 30, 2002 (subject to a proposed amendment to the forbearance agreement that would extend the forbearance agreement to May 31, 2002) and will continue to make revolving loans to the Company, raise the interest rate under the Credit Agreement from 1% over prime to 3% over prime, require the payment of a fee of $3.9 million to the lenders with respect to the forbearance agreements, reduce the commitment during the forbearance period by $2.0 million, from $128.5 million to $126.5 million, and limit financial covenants to

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


         certain minimum cash flows, based upon the Company's own projected cash flow for certain periods during the forbearance period.

         On March 15, 2002, the Company entered into a Recapitalization Agreement. Under the terms of the Recapitalization Agreement, the forbearance period is extended to April 30, 2002 (subject to a proposed amendment to the forbearance agreement that would extend the forbearance agreement to May 31, 2002), if the recapitalization transaction is contemplated, the Company will exchange the borrowings outstanding under its existing Credit Agreement, a portion of the accrued interest and commitment fees, and forbearance fees payable for newly issued common stock equal to 75% of the Company's total outstanding common shares on a fully-diluted basis (exclusive of stock options issued and outstanding) and 6% cumulative redeemable preferred stock with a face value of $10.0 million. If the recapitalization is consummated, a new amended and restated credit agreement which is anticipated to result in borrowings under a term loan of $68.3 million, and a revolving credit agreement which will enable the Company to borrow up to $10.1 million. The consummation of the Recapitalization is subject to a number of conditions and termination rights.

         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments related to recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Because the Company did not make the principal payments under the credit facility when it matured on June 30, 2001, the Company is in default under its existing credit agreement. In connection with the Recapitalization Agreement, the Lenders agreed to extend the forbearance period and not exercise their remedies until April 30, 2002. We have agreed in principle with the Lenders on an amendment to the forbearance agreement that would extend the forbearance period to May 31, 2002 but this amendment has not been signed yet. If the Company is unable to consummate a new financing arrangement, then, in the absence of another business transaction or debt agreement, the Company cannot make the principal payment due under the existing Credit Agreement and, accordingly, after the expiration of the forbearance period, the lenders could exercise their rights to realize upon the collateral securing the debt (which comprises substantially all the Company's assets). As a result of this material uncertainty, there is doubt about the Company's ability to continue as a going concern. The absence of a new financing arrangement creates a material uncertainty regarding the ability of the Company to continue as a going concern. Management is not able to predict what the outcome or consequences of these matters might be.

(3)      INVENTORIES

         A summary of inventories follows (in thousands):

                                        December 29,      December 30,
                                             2001              2000
                                        ------------      ------------
     Finished product                       $  6,117         $  7,117
     Supplies and other                        1,581            1,183
                                            --------         --------
                                            $  7,698         $  8,300
                                            ========         ========

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(4)      PROPERTY, PLANT AND EQUIPMENT

         A summary of property, plant and equipment follows (in thousands):

                                         December 29,      December 30,
                                             2001              2000
                                         ------------      ------------
    Land                                 $    9,454        $    9,871
    Buildings and improvements               25,906            27,272
    Machinery and equipment                 139,248           139,678
    Vehicles                                 49,084            48,041
    Construction in process                   6,607             4,324
                                         ----------         ---------
                                            230,299           229,186
    Accumulated depreciation                155,555           140,944
                                         ----------         ---------
                                         $   74,744         $  88,242
                                         ==========         =========

(5)      ASSETS HELD FOR SALE

         Assets held for sale consist of the following (in thousands):

                                         December 29,       December 30,
                                                2001             2000
                                         -----------        ------------
         Esteem (Norfolk, NE)            $    1,200         $   1,400
         Peptide (Norfolk, NE)                  500               862
         Petaluma, CA                           497                 -
         Billings, MT                           421               372
         West Point, NE                         118                 -
         Lynchburg, VA                          100                 -
         Shelbyville, VA                         62                 -
         Zanesville, VA                          54                 -
         Goldsboro, NC                           50                 -
         Milwaukee, WI                            -               527
                                         ----------         ---------
                                         $    3,002         $   3,161
                                         ==========         =========

         The Esteem and Peptide assets are principally idle machinery and equipment. Assets at other locations are either closed rendering facilities or closed transfer stations (locations where raw materials collected from suppliers are aggregated and transferred to processing plants) and consist primarily of land. None of the above assets was operated during Fiscal 2001 and Fiscal 2000. The effect of suspending depreciation of these assets was approximately $0.2 million in both Fiscal 2001 and 2000.

         As discussed in Note 1, the Company recorded impairment charges related to certain of the assets held for sale in Fiscal 2001, Fiscal 2000 and Fiscal 1999. Included in the Fiscal 2001 and 2000 impairment charges are the following amounts to reduce the carrying value of assets held for sale to estimated net realizable value (in thousands):

                                         December 29,       December 30,
                                             2001              2000
                                         -----------        ------------
                       Esteem            $      210         $   1,083
                       Peptide                  439               258
                       Other assets             191                 -
                                         ----------         ---------

                         Total           $      840         $   1,341
                                         ==========         =========

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         During Fiscal 2001, management changed its assessment of the period of time in which the assets held for sale could likely be sold. Accordingly, the balance of assets held for sales is classified as a noncurrent asset at December 29, 2001. Management expects to dispose of the assets held for sale during Fiscal 2003.

(6)      OTHER ASSETS

         Other assets consist of the following (in thousands):

                                               December 29,     December 30,
                                                  2001             2000
                                            -----------------------------------
         Prepaid pension cost (Note 13)        $  2,359         $  2,054
         Deposits and other                       1,526              951
         Deferred recapitalization costs          3,762                -
                                                -------          -------
                                               $  7,647         $  3,005
                                                =======          =======
(7)      ACCRUED EXPENSES

         Accrued expenses consist of the following (in thousands):

                                                 December 29,   December 30,
                                                    2001           2000
                                                ----------------------------
Compensation and benefits                       $   6,750       $   4,093
Utilities and sewage                                3,944           3,981
Accrued plant expenses                              2,590           2,048
Accrued forbearance fees                            2,570               -
Insurance (Note 16)                                 2,604           6,004
Accrued freight cost                                1,208           1,053
Accrued interest rate swap liability                1,020             436
Accrued taxes                                         888           1,359
Reserve for environmental and litigation
  matters (Note 16)                                   599           1,149
Non-compete agreements                                363           1,620
Other accrued expense                               1,533           1,417
                                                 --------        --------
                                                 $ 24,069        $ 23,160
                                                  =======         =======

(8)      LEASES

         The Company leases five plants and storage locations, four office locations and a portion of its transportation equipment under operating leases. Leases are noncancellable and expire at various times through the year 2028. Minimum rental commitments under noncancellable leases as of December 29, 2001, are as follows (in thousands):

           Period Ending Fiscal               Operating Leases
           --------------------               ----------------

                 2002                            $   3,627
                 2003                                2,725
                 2004                                2,086
                 2005                                1,335
                 2006                                  515
                 Thereafter                          8,504
                                                   -------
                   Total                          $ 18,792
                                                    ======

         Rent expense for the years ended December 29, 2001, December 30, 2000, and January 1, 2000 was $4.2 million, $3.2 million and $2.6 million, respectively.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(9)      DEBT

         Debt consists of the following (in thousands):

                                            December 29,     December 30,
                                                2001             2000
                                         -----------------------------------
        Credit Agreement:
            Revolving Credit Facility        $120,027         $109,498
            Term Loan                               -                -
        Other notes                                26               30
                                             --------         --------
                                              120,053          109,528
        Less current maturities               120,053          109,528
                                             --------         --------
                                             $      -         $      -
                                             ========         ========

         See the discussion regarding Liquidity and Going Concern Risk in Note


2.       CREDIT AGREEMENT

         Effective June 5, 1997, the Company entered into a Credit Agreement (the "Credit Agreement") which originally provided for borrowings in the form of a $50,000,000 Term Loan and $175,000,000 Revolving Credit Facility. On October 3, 1998, the Company entered into an amendment of the Credit Agreement whereby BankBoston, N.A., as agent, and the other participant banks in the Credit Agreement (the "Banks") agreed to forbear from exercising rights and remedies arising as a result of several existing events of default of certain financial covenants (the "Defaults") under the Credit Agreement, as amended, until November 9, 1998.

         On November 6, 1998, the Company entered into an extension of the amended Credit Agreement whereby the Banks agreed to forbear from exercising rights and remedies arising as a result of the Defaults until December 14, 1998. The forbearance period was subsequently extended to January 22, 1999. On January 22, 1999, the Company and the banks amended and restated the Credit Agreement.

         The Credit Agreement, as amended, provided for borrowings in the form of a $36,702,000 Term Loan and $135,000,000 Revolving Credit Facility. At December 30, 2000, the Term Loan had been paid in full and the availability under the revolver was $128.5 million. Substantially all assets of the Company are either pledged or mortgaged as collateral for borrowings under the Credit Agreement. The Credit Agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios.

         As shown in the Consolidated Balance Sheet at December 29, 2001, the Company has $120.0 million of debt due under its bank credit facilities classified as a current liability because the underlying Credit Agreement had an expiration date of June 30, 2001. Effective June 29, 2001, the Company entered into a series of forbearance agreements and amendments with the parties to its existing Credit Agreement. The forbearance agreements and amendments, among other things, provide that the lenders will not exercise their remedies under the Credit Agreement for certain defaults until April 30, 2002 (subject to a proposed amendment to the forbearance agreement that would extend the forbearance agreement to May 31, 2002) and will continue to make revolving loans to the Company, raise the interest rate under the Credit Agreement from 1% over prime to 3% over prime, require the payment of a fee of $3.9 million to the lenders with respect to the forbearance agreements, reduce the commitment during the forbearance period by $2.0 million, from $128.5 million to $126.5 million, and limit financial covenants to certain minimum cash flows, based upon the Company's own projected cash flow for certain periods during the forbearance period.

         On March 15, 2002, the Company entered into a Recapitalization Agreement. Under the terms of the Recapitalization Agreement, the forbearance period is extended to April 30, 2002 (subject to a proposed

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         amendment to the forbearance agreement that would extend the forbearance agreement to May 31, 2002), and if the recapitalization transaction is consummated, the Company will exchange the borrowings outstanding under its existing Credit Agreement, accrued interest, and forbearance fees payable for newly issued common stock equal to 75% of the Company's total outstanding common shares on a fully-diluted basis (exclusive of stock options issued and outstanding) and 6% cumulative redeemable preferred stock with a face value of $10.0 million. The Company and its lenders will use their best efforts to consummate a new Credit Agreement which is anticipated to result in borrowings under a senior term loan of $68.3 million and a revolving credit agreement which will enable the Company to borrow up to $10.1 million.

(10)     OTHER NONCURRENT LIABILITIES

         Other noncurrent liabilities consist of the following (in thousands):

                                                 December 29,     December 30,
                                                     2001             2000
                                             ----------------------------------
    Reserve for insurance, environmental,
      litigation and tax matters (Note 16)        $  7,184          $13,214
    Liabilities associated with consulting and
      noncompete agreements                            758            2,868
    Other                                              192              165
                                                  --------         --------
                                                  $  8,134          $16,247
                                                   =======           ======

         During Fiscal 2001, the Company made cash payments under letter of credit arrangements to its insurance claims administrator and to one party to a noncompete agreement of $5.9 million and $1.8 million, respectively.

         The Company sponsors a defined benefit health care plan that provides postretirement medical and life insurance benefits to certain employees. The Company accounts for this plan in accordance with Statement of Financial Accounting Standards No. 106 and the effect on the Company's financial position and results of operations is immaterial.

(11)     INCOME TAXES

         Income tax expense (benefit) attributable to income (loss) from continuing operations before income taxes consists of the following (in thousands):


                              December 29,     December 30,       January 1,
                                  2001             2000              2000
                           ----------------------------------------------------
         Current:
              Federal         $        -       $        -         $      -
              State                    -                -                -
              Foreign                  -                -                -
         Deferred:
              Federal                  -                -           (9,183)
              State                    -                -             (796)
              Foreign                  -                -              (36)
                               ---------        ---------         --------
                              $        -       $        -         $(10,015)
                               =========        =========          =======

         Income tax benefit for the years ended December 29, 2001, December 30, 2000, and January 1, 2000, differed from the amount computed by applying the statutory U.S. federal income tax rate (35%) to loss from continuing operations before income taxes as a result of the following (in thousands):

                                DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                           Notes to Consolidated Financial Statements (continued)



                                                         December 29,      December 30,     January 1,
                                                             2001              2000            2000
                                                       ---------------------------------------------------
  Computed "expected" tax benefit                         $ (4,146)         $ (6,846)        $ (9,000)
  State income taxes, net of federal effect                      -                 -             (517)
  Change in valuation allowance                              4,289             7,554             (311)
  Other, net                                                  (143)             (708)            (187)
                                                          ---------         --------        ---------
                                                        $         -      $          -        $(10,015)
                                                         ==========       ===========         =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 29, 2001 and December 30, 2000 are presented below (in thousands):

                                                                          December 29,     December 30,
                                                                              2001             2000
                                                                        -----------------------------------
    Deferred tax assets:
      Net operating loss carryforwards                                      $  34,208        $  35,668
      Capital loss carryforwards                                                    -                -
      Loss contingency reserves                                                 4,229            5,457
      Other                                                                     1,753            1,314
                                                                            ---------        ---------
                Total gross deferred tax assets                                40,190           42,439
                Less valuation allowance                                      (25,994)         (21,705)
                                                                             --------         --------
                Net deferred tax assets                                        14,196           20,734
                                                                             --------         --------
    Deferred tax liabilities:
      Collection routes and contracts                                          (5,250)          (6,926)
      Property, plant and equipment                                            (8,016)         (13,023)
      Other                                                                      (717)            (572)
                                                                            ---------        ---------
                Total gross deferred tax liabilities                          (13,983)         (20,521)
                                                                              -------          -------
                                                                           $      213       $      213
                                                                            =========        =========

         The portion of the deferred tax assets and liabilities expected to be recognized in Fiscal 2001 has been recorded at December 29, 2001, in the accompanying consolidated balance sheet as a net current deferred income tax asset of $2,203,000. The remaining non-current deferred tax assets and liabilities have been recorded as a net deferred income tax liability of $1,990,000 at December 29, 2001 in the accompanying consolidated balance sheet.

         The valuation allowance for deferred tax assets as of December 29, 2001 and December 30, 2000 was $25,994,000 and $21,705,000, respectively.
         The net changes in the total valuation allowance was an increase of $4,289,000 for the year ended December 29, 2001 and an increase of $7,554,000 for the year ended December 30, 2000 . The Company believes that the remaining net deferred tax assets at December 29, 2001 will be realized primarily through future reversals of existing taxable temporary differences.

         At December 29, 2001, the Company had net operating loss carryforwards for federal income tax purposes of approximately $90,020,000 which are available to offset future federal taxable income through 2019. The availability of the net operating loss carryforwards to reduce future taxable income is subject to various limitations. As a result of the change in ownership, the Company believes utilization of its pre-1994 net operating loss carryforwards ($72,280,000) is limited to $3,400,000 per year for the remaining life of the net operating losses.

(12)     STOCKHOLDERS' EQUITY

         At December 29, 1993, the Company granted options to purchase 384,615 shares of the Company's common stock to the former owners of the Redeemable Preferred Stock. The options have a term of ten years from the date of grant and may be exercised at a price of $3.45 per share (approximated market value at the date of grant).

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

         The 1993 Flexible Stock Option Plan and the 1994 Employee Flexible Stock Option Plan provide for the granting of stock options to key officers and salaried employees of the Company and its subsidiaries. Options to purchase common stock were granted at a price approximating fair market value at the date of grant. Options granted under the plans expire ten years from the date of grant. Vesting occurs on each anniversary of the grant date as defined in the specific option agreement. The plans also provide for the acceleration by one year of vesting of all non-vested shares upon the termination of the employee's employment in certain circumstances or upon a change in management control.

         The Non-Employee Directors Stock Option Plan provides for the granting of options to non-employee directors of the Company. As of December 29, 2001, options to purchase 703,385 shares of common stock had been granted pursuant to this plan. The options have a term of ten years from the date of grant and may be exercised at a price of $1.75 - $9.042 per share (market value at the date of grant). The options vest 25% six months after the grant date and 25% on each anniversary date thereafter.

         The per share weighted average fair value of stock options granted during 2001, 2000 and 1999 was $0.46, $1.65 and $5.57, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted assumptions:


                                                        2001               2000               1999
                                                 --------------------------------------------------------
           Expected dividend yield                      0.0%               0.0%               0.0%
           Risk-free interest rate                     5.14%               5.28%             6.38%
           Expected life                              10 years           10 years           10 years
           Expected annual volatility              42.31-100.94%       42.31-98.64%       62.41-66.59%


         The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements as stock options were granted at market value on the grant date. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's earnings (loss) from continuing operations would have been reduced to the pro forma amounts indicated below (in thousands, except per share):


                                                                     2001          2000          1999
                                                                 -----------------------------------------
           Net loss
                                              As reported          $(11,845)     $(19,189)    $(16,033)
                                              Pro forma            $(12,132)     $(20,415)    $(16,534)
           Basic loss per common share
                                              As reported           $(0.76)       $(1.23)      $(1.03)
                                              Pro forma             $(0.78)       $(1.31)      $(1.06)


                                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                             Notes to Consolidated Financial Statements (continued)

                        A summary of transactions for all stock options granted follows:



                                                         Number of     Option exercise       Weighted-avg.
                                                          shares       price per share    exercise price per
                                                                                                 share
                                                      --------------------------------------------------------
      Options outstanding at January 2, 1999            3,078,322       $2.86-10.88          $6.05
            Granted                                       111,000        1.75-2.63            2.12
            Canceled                                     (952,687)      2.63-10.29            6.43
                                                       ----------
      Options outstanding at January 1, 2000            2,236,635       1.75-10.88            5.69
                                                        =========
            Granted                                     1,129,050        0.50-1.75            1.11
            Canceled                                   (1,031,305)     2.625-10.875           7.74
                                                       ----------
      Options outstanding at December 30, 2000          2,334,380        0.50-9.50            2.43
                                                        =========
            Granted                                       703,385          0.50               0.50
            Canceled                                      (11,900)      4.125-9.50            6.38
      Options outstanding at December 29, 2001          3,025,865       0.50-9.042            2.08
                                                        =========
      Options exercisable at December 29, 2001          2,407,867       0.50-9.042           $2.46
                                                        =========

         At December 29, 2001, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.50-9.042 and
         7.5 years, respectively.

         At December 29, 2001 and December 30, 2000, the number of options exercisable was 2,407,867 and 2,253,590, respectively, and the weighted-average exercise price of those options was $2.46 and $2.43, respectively.

(13)     EMPLOYEE BENEFIT PLANS

         The Company has retirement and pension plans covering substantially all of its employees. Most retirement benefits are provided by the Company under separate final-pay noncontributory pension plans for all salaried and hourly employees (excluding those covered by union-sponsored plans) who meet service and age requirements. Benefits are based principally on length of service and earnings patterns during the five years preceding retirement.

         The Company's funding policy for those plans is to contribute annually not less than the minimum amount required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

         The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets based on the measurement date (October 1, 2001 and 2000) (in thousands):

                                 DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                            Notes to Consolidated Financial Statements (continued)


                                                                    December 29,          December 30,
                                                                        2001                  2000
                                                                --------------------------------------------
       Change in benefit obligation:
            Benefit obligation at beginning of year                     $45,404              $45,991
            Service cost                                                  1,305                1,478
            Interest cost                                                 3,425                3,363
            Amendments                                                      301                    -
            Actuarial (gain)/loss                                         1,541               (2,973)
            Benefits paid                                                (2,515)              (2,455)
                                                                        -------              -------
              Benefit obligation at end of year                          49,461               45,404
                                                                         ------               ------

       Change in plan assets:
            Fair value of plan assets at beginning of year               48,881               46,683
            Actual return on plan assets                                 (4,727)               4,052
            Employer contribution                                           710                  601
            Benefits paid                                                (2,515)              (2,455)
                                                                        -------              -------
              Fair value of plan assets at end of year                   42,349               48,881
                                                                         ------               ------

       Funded status                                                     (7,112)               3,477
       Unrecognized actuarial (gain)/loss                                 8,543               (2,148)
       Unrecognized prior service cost                                      928                  725
                                                                       --------             --------
            Net amount recognized                                      $  2,359             $  2,054
                                                                        =======              =======
       Amounts recognized in the consolidated balance sheets consist of:
               Prepaid benefit cost                                      $2,359               $2,054
               Accrued benefit liability                                   (713)                   -
               Intangible asset                                             180                    -
               Accumulated other comprehensive income                       533                    -
                                                                         ------             --------
                     Net amount recognized                               $2,359               $2,054
                                                                          =====                =====


       During December 2001, the Company's pension plans received common stock resulting from the demutualization of an insurance company with an aggregate fair value of $4.0 million which has been considered in the determination of the amount of minimum liability reported at December 29, 2001. Since the common stock was received after the October 1, 2001 measurement date, it is not included in the fair value of plan assets at end of year in the table above. The common stock received will be considered an asset of the plans for purposes of determining Fiscal 2002 net pension cost.

       Net pension cost includes the following components (in thousands):


                                                              December 29,     December 30,    January 1,
                                                                  2001             2000          2000
                                                            ----------------------------------------------------
      Service cost                                              $1,305           $1,478         $1,781
      Interest cost                                              3,425            3,363          3,110
      Expected return on plan assets                            (4,424)          (4,217)        (3,894)
      Net amortization and deferral                                 98               98             73
                                                               -------          -------         ------
                      Net pension cost                         $   404          $   722         $1,070
                                                                ======           ======         ======

                                    DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements (continued)

         Assumptions used in accounting for the employee benefit pension plans were:


                                                              December 29,       December 30,       January 1,
                                                                   2001              2000              2000
                                                            ------------------------------------------------------
          Weighted average discount rate                          7.50%             7.75%              7.50%
          Rate of increase in future compensation levels          5.16%             5.08%              5.17%
          Expected long-term rate of return on assets             9.25%             9.25%              9.25%


       The Company participates in several multi-employer pension plans which provide defined benefits to certain employees covered by labor contracts. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over these pension plans' net assets is not available. The cost of such plans amounted to $1,491,000, $1,384,000 and $1,306,000 for the years ended
       December 29, 2001, December 30, 2000, and January 1, 2000, respectively.

(14)   CONCENTRATION OF CREDIT RISK

       Concentration of credit risk is limited due to the Company's diversified customer base and the fact that the Company sells commodities. No single customer accounted for more than 10% of the Company's net sales in 2001, 2000 and 1999.

(15)   DISCONTINUED OPERATIONS

       In 1998, the Company made a decision to discontinue the operations of the Bakery By-Products Recycling business segment in order to concentrate its financial and human resources on its other businesses. The disposal of this business was accounted for as a discontinued operation. Gain (loss) on disposal relates to an adjustment of the indemnification liability in Fiscal 1999 and write-off of the liability in Fiscal 2000 upon termination of the indemnification period.

(16)   CONTINGENCIES

       LITIGATION
       Melvindale

       A group of residents living near the Company's Melvindale, Michigan plant has filed suit, purportedly on behalf of a class of persons similarly situated. The class has been certified for injunctive relief only. The court declined to certify a damage class but has permitted approximately 300 people to join the lawsuit as plaintiffs. The suit is based on legal theories of trespass, nuisance and negligence and/or gross negligence, and is pending in the United States District Court, Eastern District of Michigan. Plaintiffs allege that emissions to the air, particularly odor, from the plant have reduced the value and enjoyment of Plaintiffs' property, and Plaintiffs seek unspecified compensatory and exemplary damages in an amount in excess of $25,000 per plaintiff and unspecified injunctive relief. The Company is unable to estimate its potential liability from this lawsuit. In a lawsuit with similar factual allegations, also pending in United States District Court, Eastern District of Michigan, the City of Melvindale has filed suit against the Company based on legal theories of nuisance, trespass, negligence and violation of Melvindale nuisance ordinances seeking damages and declaratory and injunctive relief. The court has dismissed the trespass counts in both lawsuits, and all of the damage claims in the suit filed by the City of Melvindale have been dismissed. The City of Melvindale now seeks unspecified injunctive relief. The Company or its predecessors have operated a rendering plant at the Melvindale location since 1927 in a heavily industrialized area down river south of Detroit. The Company has taken and is taking all reasonable steps to minimize odor emissions from its recycling processes and is defending the lawsuit vigorously.

       Long Island City, NY

       The Company is a party to a lawsuit that seeks to require an environmental cleanup at a property in Long Island City, New York where the Company formerly operated a rendering plant (referred to as the "Site"). DMJ Associates (DMJ), which holds a mortgage on the Site, has filed suit against the Company, as a former owner of the Site, as well as others including the present tenants and operators of the Site, the owner of an abandoned hazardous waste disposal site adjoining the Site (the "Disposal Facility"), and companies that disposed of wastes at the Disposal Facility (the "Generator Defendants"). DMJ argues that, inter alia, under federal law it is entitled to relief directed to have the defendants remediate the contamination. DMJ seeks both equitable and monetary relief from all defendants for investigation, abatement and remediation of the Site. DMJ has not yet provided information sufficient for the Company to ascertain the magnitude or amount of DMJ's total claim nor the Company's alleged share thereof. As a result, the Company is unable to estimate its potential liability from this lawsuit. The Company does not have information suggesting that it contributed in any material way to any contamination that may exist at the Site. The Company is actively defending the suit and is awaiting a decision on a motion on summary judgment regarding the standing of the plaintiff.

       Sauget, Illinois

       The Company is a party to a lawsuit that seeks to recover costs related to an environmental cleanup in or near Sauget, Illinois. The United States had filed a complaint against Monsanto Chemical Company, Solutia, Inc., Anheuser-Busch, Inc., Union Electric, and 14 other defendants, seeking to recover cleanup costs. Monsanto (which merged with Pharmacia and Upjohn, Inc in 2000 and is now known as Pharmacia Corporation) and Solutia in turn filed a third party complaint seeking contribution from the United States, several federal agencies, and six more companies, in addition to the Company. As potentially responsible parties themselves, Pharmacia and Solutia are seeking to recover unspecified proportionate shares from each of the other parties, in addition to the Company, of an as yet undetermined total cleanup cost. A subsidiary of the Company had operated an inorganic fertilizer plant in Sauget, Illinois for a number of years prior to closing it in the 1960's. The Company is defending this case vigorously, and does not believe, based upon currently available information, that the fertilizer plant contributed in any significant way to the contamination that is leading to the environmental cleanup, or that its share, if any, of the cost of the cleanup will be material. Accordingly, the Company is unable to estimate its potential liability from this lawsuit.

       Other Litigation

       The Company is also a party to several other lawsuits, claims and loss contingencies incidental to its business, including assertions by certain regulatory agencies related to air, wastewater, and stormwater discharges from the Company's processing facilities.


       Self Insured Risks

       The Company purchases its workers compensation, auto and general liability insurance on a retrospective basis. The Company accrues its expected ultimate costs related to claims occurring during each fiscal year and carries this accrual as a reserve until such claims are paid by the Company.

       The Company has established loss reserves for insurance, environmental and litigation matters as a result of the matters discussed above. Although the ultimate liability cannot be determined with certainty, management of the Company believes that reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management. The accrued expenses and other noncurrent liabilities classifications in the Company's consolidated balance sheets include reserves for insurance, environmental and litigation contingencies of $10.6 million and $20.4 million at December 29, 2001 and December 30, 2000, respectively. There can be no assurance, however, that final costs related to these matters will not exceed current estimates. The Company believes that any additional liability relative to lawsuits and claims which may not be covered by insurance would not likely have a material adverse effect on the

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

       Company's financial position, although it could potentially have a material impact on the results of operations in any one year.


(17)   BUSINESS SEGMENTS

       The Company  operates on a worldwide basis within two industry  segments:
       Rendering and Restaurant Services. The measure of segment profit (loss) includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses.

                  Rendering
                  ---------

                  Rendering consists of the collection and processing of animal by-products from butcher shops, grocery stores and independent meat and poultry processors, converting these wastes into similar products such as useable oils and proteins utilized by the agricultural and oleochemical industries.

                  Restaurant Services
                  -------------------

                  Restaurant Services consists of the collection of used cooking oils from restaurants and recycling them into similar products such as high-energy animal feed ingredients and industrial oils. Restaurant Services also provides grease trap servicing.

Included in corporate activities are general corporate expenses and the amortization of intangibles related to "Fresh Start Reporting." Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.


      Business Segment Net Revenues (in thousands):
      -----------------------------


                                                                December 29,      December 30,    January 1,
                                                                    2001              2000           2000
                                                              ----------------------------------------------------
                Rendering:
                   Trade                                           $194,960          $186,445         $204,631
                   Intersegment                                      31,182            26,011           27,970
                                                                   --------          --------         --------
                                                                    226,142           212,456          232,601
                                                                    -------           -------          -------
                Restaurant Services:
                   Trade                                             61,014            56,350           53,939
                   Intersegment                                       6,854             7,781            7,204
                                                                  ---------         ---------        ---------
                                                                     67,868            64,131           61,143
                                                                   --------          --------         --------

                Eliminations                                        (38,036)          (33,792)         (35,174)
                                                                   --------          --------          -------
                Total                                              $255,974          $242,795         $258,570
                                                                    =======           =======          =======

Business Segment Profit (Loss)  (in thousands):
-----------------------------

                                                                December 29,      December 30,    January 1,
                                                                    2001              2000            2000
                                                              -----------------------------------------------------

                Rendering                                         $14,000         $   8,170        $   3,249
                Restaurant Services                                 7,436             3,487              922
                Corporate Activities                              (19,119)          (17,246)         (15,882)
                Interest expense                                  (14,162)          (13,971)         (14,004)
                                                                  --------          -------          -------
                Loss from continuing operations
                   before income taxes                           $(11,845)         $(19,560)        $(25,715)
                                                                  =======           =======          =======

                                      F-36

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)



Certain assets are not attributable to a single operating segment but instead relate to multiple operating segments operating out of individual locations. These assets are utilized by both the Rendering and Restaurant Services business segments and are identified in the category Combined Rend./Rest. Svcs. Depreciation of Combined Rend./Rest. Svcs. assets is allocated based upon an estimate of the percentage of corresponding activity attributed to each segment. Additionally, although intangible assets are allocated to operating segments, the amortization related to the adoption of "Fresh Start Reporting" is not considered in the measure of operating segment profit (loss) and is included in Corporate Activities.



Business Segment Assets (in thousands):
-----------------------

                                                                                December 29,     December 30,
                                                                                    2001             2000
                                                                              -----------------------------------
             Rendering                                                          $  56,847        $  64,199
             Restaurant Services                                                   14,779           17,290
             Combined Rend./Rest. Svcs.                                            64,155           72,722
             Corporate Activities                                                  23,298           20,294
                                                                                 --------         --------
             Total                                                               $159,079         $174,505
                                                                                  =======          =======


Business Segment Property, Plant and Equipment (in thousands):
----------------------------------------------


                                                                              December 29,      December 30,
                                                                                  2001              2000
                                                                            -----------------------------------
           Depreciation and amortization:
             Rendering                                                          $17,823           $21,531
             Restaurant Services                                                  6,333             6,323
             Corporate Activities                                                 2,478             3,327
                                                                                -------           -------
           Total                                                                $26,634           $31,181
                                                                                 ======            ======
           Additions:
             Rendering                                                         $  3,327          $  2,168
             Restaurant Services                                                  1,544             2,897
             Combined Rend./Rest. Svcs.                                           1,292             2,159
             Corporate Activities                                                 2,979               460
                                                                                -------          --------
           Total                                                               $  9,142          $  7,684
                                                                                =======           =======


                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

The Company has no material foreign operations, but exports a portion of its products to customers in various foreign countries.

Geographic Area Net Trade Revenues (in thousands):
----------------------------------


                                                             December 29,     December 30,       January 1,
                                                                 2001             2000              2000
                                                           ----------------------------------------------------
        United States                                         $117,849         $114,102          $151,165
        Korea                                                    3,538            6,041            13,029
        Spain                                                      388              963             1,798
        Mexico                                                  23,390           25,090            19,320
        Japan                                                    1,075            1,916             2,162
        N. Europe                                                1,444              707             2,095
        Pacific Rim                                              9,838              889             9,008
        Taiwan                                                     552            1,775             2,415
        Canada                                                     993              864               580
        Latin/South America                                      9,192           13,408            13,413
        Other/Brokered                                          87,715           77,040            43,585
                                                              --------         --------          --------
        Total                                                 $255,974         $242,795          $258,570
                                                               =======          =======           =======


       Other/Brokered trade revenues represent product for which the ultimate destination is not monitored.


(18) QUARTERLY FINANCIAL DATA (UNAUDITED AND IN THOUSANDS EXCEPT PER SHARE AMOUNTS):

                                                               Year Ended December 29, 2001
                                             ------------------------------------------------------------------


                                              First Quarter   Second Quarter   Third Quarter   Fourth Quarter
        Net sales                                   $63,634        $58,614           $65,045         $68,681
        Operating income (loss)                       1,503         (1,342)              942           2,865
        Loss from continuing operations              (1,149)        (5,721)           (3,519)         (1,456)
        Net loss                                     (1,149)        (5,721)           (3,519)         (1,456)
        Basic loss per share                          (0.07)         (0.37)            (0.23)          (0.09)
        Diluted loss per share                        (0.07)         (0.37)            (0.23)          (0.09)


                                                               Year Ended December 30, 2000
                                             ------------------------------------------------------------------
                                              First Quarter   Second Quarter   Third Quarter   Fourth Quarter
        Net sales                                   $62,818        $61,557           $57,629         $60,791
        Operating income (loss)                         194         (1,200)           (1,550)         (2,849)
        Loss from continuing operations              (3,026)        (4,766)           (5,169)         (6,599)
        Discontinued operations -
           Gain on disposal                               -            121                 -             250
        Net loss                                     (3,026)        (4,645)           (5,169)         (6,349)
        Basic loss per share                          (0.19)         (0.30)            (0.33)          (0.41)
        Diluted loss per share                        (0.19)         (0.30)            (0.33)          (0.41)


                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

(19)   RECENTLY ISSUED ACCOUNTING STANDARDS

       Recently,   the  Financial   Accounting  Standards  Board  (FASB)  issued
       Statement of Financial Accounting Standards No. 141, Business Combinations (Statement 141), Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement 142), Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (Statement 143), and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement 144).

       Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. Statement 141 also specifies the criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. The Company does not believe Statement 141 will have a significant impact on its consolidated financial statements. Statement 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. Statement 142 also requires that intangible assets with estimated useful lives be amortized over their respective useful lives to their estimated residual values, and reviewed for impairment. Statement 142 is effective for fiscal years beginning after December 15, 2001. Amortization expense related to goodwill that will not be amortized under Statement 142 was $242,000, $142,000 and $228,000 for Fiscal 2001, 2000 and 1999,
       respectively. Because of the extensive effort needed to comply with adopting Statement 142, it is not practicable to reasonably estimate the impact of adopting this standard at the date of this report, including whether we will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

       Statement 143 establishes requirements for the accounting for removal costs associated with asset retirements and is effective for fiscal years beginning after June 15, 2002, with earlier adoption encouraged. The Company is currently assessing the impact of Statement 143 on its consolidated financial statements. Statement 144 supercedes Statement 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Statement 144 retains the fundamental provisions of Statement 121 but eliminates the requirement to allocate goodwill to long lived assets to be tested for impairment. Statement 144 also requires discontinued operations to be carried at the lower of cost or fair value less costs to sell and broadens the presentation of discontinued operations to include a component of an entity rather than a segment of a business. Statement 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those years with early adoption encouraged. The Company does not expect the adoption of Statement 144 to have a material impact on its consolidated financial statements.

SCHEDULE II

                                          Valuation and Qualifying Accounts
                                                    (In thousands)


                                                               Additions Charged to:
                                              Balance at       ---------------------                      Balance at
                                              Beginning        Costs and                                      End of
                Description                   of Period         Expenses        Other        Deductions       Period
-------------------------------------------- ------------- -------------- -------------- ---------------  ----------

Accumulated amortization of
collection routes and contracts:

   Year ended December 29, 2001                $ 18,828        $   5,014        $    -      $    1,703   $    22,139
                                                =======         ========         =====       =========     =========

   Year ended December 30, 2000                $ 15,819        $   5,498        $    -      $    2,489   $    18,828
                                                =======         ========         =====       =========     =========

   Year ended January 1, 2000                  $ 12,101        $   5,686        $    4      $    1,972   $    15,819
                                                =======         ========         =====       =========     =========

Accumulated amortization of
goodwill:

   Year ended December 29, 2001              $      883      $       242        $    -      $       48   $    1,077
                                              =========       ==========         =====       ==========    ========

   Year ended December 30, 2000              $      741      $       142        $    -      $        -   $      883
                                              =========       ==========         =====       =========     ========

   Year ended January 1, 2000                $      513      $       228        $    -      $        -   $      741
                                              =========       ==========         =====       =========     ========


Note: Deductions consist of the write-off of fully amortized collection routes and contracts and goodwill.



Reserve for bad debts:

   Year ended December 29, 2001              $      680      $       582        $    -      $     795    $      467
                                              =========       ==========         =====       ========      ========

   Year ended December 30, 2000               $   2,408      $       641        $    -      $   2,369    $      680
                                               ========       ==========         =====       ========      ========

   Year ended January 1, 2000                 $   1,169       $    1,604        $    -      $     365    $    2,408
                                               ========        =========         =====       ========      ========

Deferred tax valuation allowance:

   Year ended December 29, 2001                $ 21,705       $    4,289        $    -      $       -    $   25,994
                                                =======        =========         =====       ========      ========

   Year ended December 30, 2000                $ 14,151       $    7,554        $    -      $       -    $   21,705
                                                =======        =========         =====       ========      ========

   Year ended January 1, 2000                  $ 14,462       $        -        $    -      $     311    $   14,151
                                                =======        =========         =====       ========      ========


Note:  Deductions consist of write-offs of uncollectable accounts receivable.

                           DARLING INTERNATIONAL INC.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated financial information was prepared to give effect to the transactions outlined under the heading "Recapitalization."

         The unaudited pro forma consolidated balance sheet data as of March 30, 2002 and December 29, 2001 gives effect to the Recapitalization as if it had occurred on such dates. The unaudited consolidated statement of operations data for the three months ended March 30, 2002 and the year ended December 29, 2001 gives effect to the Recapitalization at the beginning of such periods.

         The  unaudited  pro forma  consolidated  financial  statements  are not necessarily indicative of what our results would have been if the Recapitalization had actually occurred as of the dates indicated or of what our future operating results will be.

         The unaudited pro forma consolidated financial statements should be read in conjunction with our unaudited consolidated financial statements as of and for the three months ended March 30, 2002, our audited consolidated financial statements as of and for the year ended December 29, 2001, and the information set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this registration statement.

                                    DARLING INTERNATIONAL INC. AND SUBSIDIARIES

                                  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                               As of March 30, 2002
                                 (in thousands, except shares and per share data)


                                                                                     Pro Forma
                                                                Historical          Adjustments         Pro Forma
Assets
   Current Assets:
     Cash and cash equivalents                             $           2,999         $      --       $      2,999
     Accounts receivable                                              18,957                --             18,957
     Inventories                                                       7,874                --              7,874
     Prepaid expenses                                                  5,316                --              5,316
     Deferred income taxes                                             2,203                --              2,203

     Other current assets                                                184                --                184
                                                           -----------------         ---------       ------------
       Total current assets                                           37,533                --             37,533
   Property, Plant and Equipment
     less accumulated depreciation and amortization                   75,064                --             75,064
   Collection Routes and Contracts, less accumulated                  26,231                --             26,231
     amortization
   Goodwill, less accumulated amortization                             4,429                --              4,429
   Assets held for sale                                                3,002                --              3,002
   Other Noncurrent Assets                                             8,197               2,273 (a)        3,421
                                                                                          (7,049)(b)

   Debt Issuance Costs                                                    --               4,478 (b)        4,478
                                                           -----------------        ----------------- -----------
Total Assets                                               $         154,456        $       (298)     $   154,158
                                                           =================        ================= ===========

Liabilities and Stockholders' Equity (Deficit)
   Current Liabilities:
     Current portion of long-term debt                     $           5,120        $     (5,097)(c)  $     3,646
                                                                                           3,623 (c)
     Accounts payable, principally trade                               7,864                  --            7,864
     Accrued expenses                                                 22,310               2,273 (a)       20,728
                                                                                          (3,855)(c)
     Accrued interest                                                  5,525              (4,775)(c)          750
                                                           -----------------        ----------------- -----------
       Total current liabilities                                      40,819              (7,831)          32,988
Long-term debt, less current portion                                 112,127            (112,127)(c)       76,328
                                                                                          76,328 (c)
Other noncurrent liabilities                                           8,591                  --            8,951
Deferred income taxes                                                  1,990                  --            1,990
                                                           -----------------        ----------------- ------------
       Total liabilities                                             163,527             (43,630)         119,897
   Series A 6% Cumulative Redeemable Preferred Stock,
     Liquidation Preference $10,000,000; none
     (historical)                                                         --               8,072 (c)        7,619
     and 100,000 (pro forma) shares issued and
     outstanding                                                                            (453)(b)
   Stockholders' Equity (Deficit):
     Preferred stock, $0.01 par value; 1,000,000 shares
     authorized, none issued                                              --                  --               --
     Common stock, $0.01 par value; 25,000,000
     (historical) and 100,000,000 (pro forma) shares
     authorized; 15,589,362 (historical) and 62,294,448
     (pro forma) shares issued and outstanding                           156                 467 (c)          623
     Additional paid-in capital                                       35,235              37,364 (c)       70,481
                                                                                          (2,118)(b)
     Treasury stock, at cost, 21,000 shares                             (172)                 --             (172)
     Accumulated comprehensive loss                                     (533)                 --             (533)
     Accumulated deficit                                             (43,757)                 --          (43,757)
                                                           -----------------        ----------------- ------------
       Total stockholders' equity (deficit)                           (9,071)             35,713           26,642
                                                           ------------------       ----------------- ------------
Total Liabilities and Stockholders' Equity (Deficit)       $         154,456        $       (298)     $   154,158
                                                           ==================       ================= ============




                                                        F-42

                                    DARLING INTERNATIONAL INC. AND SUBSIDIARIES

                                  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                              As of December 29, 2001
                                 (in thousands, except shares and per share data)


                                                                                     Pro Forma
                                                                Historical          Adjustments         Pro Forma
Assets
   Current Assets:
     Cash and cash equivalents                             $           3,668     $            --     $      3,668
     Accounts receivable                                              23,719                  --           23,719
     Inventories                                                       7,698                  --            7,698
     Prepaid expenses                                                  4,394                  --            4,394
     Deferred income taxes                                             2,203                  --            2,203

     Other current assets                                                209                  --              209
                                                           -----------------     ---------------     ------------
       Total current assets                                           41,891                  --           41,891
   Property, Plant and Equipment
     less accumulated depreciation and amortization                   74,744                  --           74,744
   Collection Routes and Contracts, less accumulated
     amortization                                                     27,366                  --           27,366
   Goodwill, less accumulated amortization                             4,429                  --            4,429
   Assets held for sale                                                3,002                                3,002
   Other Noncurrent Assets                                             7,647               3,715 (a)        3,885
                                                                                          (7,049) (b)
                                                                                            (428) (c)
   Debt Issuance Costs                                                    --               4,892 (b)        4,892
                                                           -----------------     ---------------     ------------
Total Assets                                               $         159,079     $         1,130     $    160,209
                                                           =================     ===============     ============

Liabilities and Stockholders' Equity (Deficit)
   Current Liabilities:
     Current portion of long-term debt                     $         120,053     $      (120,027)(c) $      5,097
                                                                                           5,071 (c)
     Accounts payable, principally trade                              11,104                --             11,104
     Accrued expenses                                                 24,069               3,715 (a)       25,214
                                                                                          (2,570)(c)
     Accrued interest                                                  3,383              (3,383)(c)          --
                                                           -----------------     ---------------     ------------
       Total current liabilities                                     158,609            (117,194)          41,415
Long-term debt, less current portion                                      --              82,051 (c)       82,051
Other noncurrent liabilities                                           8,134                  --            8,134
Deferred income taxes                                                  1,990                  --            1,990
                                                           -----------------     ---------------     ------------
       Total liabilities                                             168,733             (35,143)         133,590
   Series A 6% Cumulative Redeemable Preferred Stock,
     Liquidation Preference $10,000,000; none
     (historical)                                                         --               8,072 (c)        7,619
     and 100,000 (pro forma) shares issued and
     outstanding                                                                            (453)(b)
   Stockholders' Equity (Deficit):
     Preferred stock, $0.01 par value; 1,000,000 shares
     authorized, none issued                                              --                  --               --
     Common stock, $0.01 par value; 25,000,000
     (historical) and 100,000,000 (pro forma) shares
     authorized; 15,589,362 (historical) and 62,294,448
     (pro forma) shares issued and outstanding                           156                 467 (c)          623
     Additional paid-in capital                                       35,235              29,891 (c)       63,422
                                                                                          (1,704)(b)
     Treasury stock, at cost, 21,000 shares                             (172)                 --             (172)
     Accumulated comprehensive loss                                     (533)                 --             (533)
     Accumulated deficit                                             (44,340)                 --          (44,340)
                                                           ------------------    ---------------     ------------
       Total stockholders' equity (deficit)                           (9,654)             28,654           19,000
                                                           ------------------    ---------------     ------------
Total Liabilities and Stockholders' Equity (Deficit)       $         159,079     $         1,130     $    160,209
                                                           ==================    ===============     ============



                                                        F-43

                                    DARLING INTERNATIONAL INC. AND SUBSIDIARIES

                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Three Months Ended March 30, 2002
                                       (in thousands, except per share data)

                                                                                   Pro Forma
                                                               Historical         Adjustments      Pro Forma
Net sales                                                  $          61,681   $           --      $        61,681
                                                           -----------------   --------------      ---------------
Costs and Expenses:
   Cost of sales and operating expenses                               46,395               --               46,395
   Selling, general and administrative                                 7,160               --                7,160
   Depreciation and amortization                                       4,392               --                4,392
                                                           -----------------                       ---------------
     Total costs and expenses                                         57,947               --               57,947
                                                           -----------------                       ---------------
Operating Income                                                       3,734               --                3,734
                                                           -----------------                       ---------------
Other Income (Expense):
   Interest expense                                                   (3,885)           3,220 (d)             (665)
   Other, net                                                            734             (223)(e)              511
                                                           -----------------   --------------      ---------------
     Total costs and expense                                          (3,151)           2,997                 (154)
                                                           ------------------  --------------      ----------------
Income Before Income Taxes                                               583            2,997                3,580
Income Taxes                                                              --            1,083 (f)            1,083
                                                           ------------------  ------------------  ---------------
Net Income                                                               583            1,914                2,497
Preferred Dividends and Accretion                                         --             (380)(g)             (380)
                                                           ------------------  ------------------  ----------------
Net Income Applicable to Common Shareholders               $             583   $        1,534      $         2,117
                                                           =================   ==================  ===============
Basic and Diluted Income Per Share:                        $            0.04                       $          0.03
                                                           ==================                      ===============

                                    DARLING INTERNATIONAL INC. AND SUBSIDIARIES

                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                            Year Ended December 29, 2001
                                       (in thousands, except per share data)


                                                                                   Pro Forma
                                                               Historical         Adjustments      Pro Forma
Net sales                                                  $         255,974   $           --      $       255,974
                                                           -----------------   -----------------   ---------------
Costs and Expenses:
   Cost of sales and operating expenses                              196,778               --              196,778
   Selling, general and administrative                                28,594               --               28,594
   Depreciation and amortization                                      26,634               --               26,634
                                                           -----------------   -----------------   ---------------
     Total costs and expenses                                        252,006               --              252,006
                                                           -----------------   -----------------   ---------------
Operating Income                                                       3,968               --                3,968
                                                           -----------------   -----------------   ---------------
Other Income (Expense):
   Interest expense                                                  (14,162)          12,747 (d)           (1,415)
   Other, net                                                         (1,651)            (349) (e)          (2,000)
                                                           ------------------  ------------------  ----------------
     Total costs and expense                                         (15,813)          12,398               (3,415)
                                                           ------------------  ------------------  ----------------
Income (Loss) Before Income Taxes                                    (11,845)          12,398                  553
Income Taxes                                                            --                 --                   --
                                                           ------------------  ------------------  ---------------
Net Income (Loss)                                                    (11,845)          12,398                  553
Preferred Dividends and Accretion                                         --           (1,465) (g)          (1,465)
                                                           ------------------  ------------------  ----------------
Net Loss Applicable to Common Shareholders                 $         (11,845)  $       10,933      $          (912)
                                                           =================   ==================  ================
Basic and Diluted Loss Per Share:                          $           (0.76)                      $         (0.01)
                                                           ==================                      ================





                                                        F-44

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

(a) Represents estimated additional issuance costs of $2.3 and $3.7 million to be incurred after March 30, 2002 and December 29, 2001, respectively, related to the term loan, the revolving credit facility, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock.

(b) Represents the reclassification of total estimated capitalized issuance costs of $7.0 million related to the term loan, the revolving credit facility, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock on a pro rata basis as follows: $4.5 million and $4.9 million to debt issuance cost as of March 30, 2002 and December 29, 2001, respectively, $2.1 million and $1.7 million to additional paid in capital as of March 30, 2002 and December 29, 2001, respectively and $0.5 million to cumulative redeemable preferred stock.

(c) For accounting purposes, the Recapitalization is treated as the exchange of:

     i. Revolving debt (approximately $117.2 million and $120.0 million at March 30, 2002 and December 31, 2001, respectively),

     ii. Accrued and unpaid interest thereon (approximately $4.8 million and $3.4 million at March 30, 2002 and December 31, 2001, respectively), and

     iii. Forbearance fees (approximately $3.9 million and $2.2 million (consisting of a $2.6 million liability less a $0.4 million deferred cost included in other noncurrent assets) at March 30, 2002 and December 31, 2001, respectively), all under the previous credit facility,

     For:

     i. Term loan (face value of $68.25 million and $69.0 million and a carrying value of $80.0 million and $87.1 million at March 30, 2002 and December 31, 2001, respectively) due to troubled debt restructuring accounting,

     ii. Issuance of approximately 46.7 million shares of common stock (constituting 75% of the total issued and outstanding common shares as of both March 30, 2002 and December 29, 2001) with a market value of $0.81 per share and $0.65 per share at March 30, 2002 and December 29, 2001, respectively, and iii. Issuance of $10.0 million of Series A Preferred Stock with a dividend rate of 6% per annum and an estimated fair value of $8.1 million at both March 30, 2002 and December 31, 2001.

          Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," requires that the existing amount of debt owed by our company to the Lenders be reduced by the fair value of the equity interest granted and that no gain from restructuring our company's debt be recognized unless the remaining carrying amount of the debt exceeds the total future cash payments specified by the terms of the debt remaining unsettled after the restructuring. Accordingly, the remaining amount of debt owed by us to the Lenders has been adjusted to $80.0 million and $87.1 million at March 30, 2002 and December 31, 2001, respectively, which exceeds the contractual amount of the term loan by $11.8 million and $18.1 million at March 30, 2002 and December 31, 2001, respectively. Interest expense on the remaining carrying amount of debt reported in our financial statements will be based on a new effective interest rate that equates the present value of the future cash payments specified by the new terms of the term loan with the carrying amount of the debt.

                  DARLING INTERNATIONAL INC. AND SUBSIDIARIES
   Notes to Unaudited Pro Forma Consolidated Financial Statements (continued)

     (d) Represents the reduction in interest expense associated with the exchange of the revolving debt for the term loan, the revolving credit facility, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock. Interest expense for financial reporting purposes subsequent to the Recapitalization will be determined as described in note (c) above and will be substantially less than the amount based on the contractual amount of outstanding debt ($68.2 million and $69.0 million at May 30, 2002 and December 31, 2001, respectively) and the current interest rate (6.75% at both March 30, 2002 and December 31, 2001 based on our choice of the lesser of the prime rate plus 2% and LIBOR plus 5%). Interest expense reported over the term of the debt will be the amount by which the total cash payments for retirement of the debt and interest ($89.3 million and $90.3 million for the three months ended March 30, 2002 and year ended December 31, 2001, respectively, based on a current interest rate of 6.75%) exceed the adjusted carrying amount of our debt ($80.0 million and $87.1 million at March 30, 2002 and December 31, 2001, respectively). The effective interest rate on the term loan subsequent to the Recapitalization reflected in the accompanying pro forma statement of operations is 0.7% and 0.2% for the three months ended March 30, 2002 and year ended December 31, 2001, respectively. A 1/8 per cent variance in the interest rate utilized would have an effect of $0.1 million for both the three months ended March 30, 2002 and for the year ended December 29, 2001.

     (e) Represents the increase in debt issuance cost amortization associated with the exchange of the revolving debt for the term loan, the revolving credit facility, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock.

     (f)  Represents estimated income tax expense.

     (g)  Represents dividends on and accretion of the Series A Preferred Stock.

     (h) Pro forma basic and diluted loss per share is based on 62.3 million weighted average shares outstanding and includes the issuance of 46.7 million shares of new common stock in the exchange for the revolving commitments under the existing credit facility.

                      [Logo of Darling International Inc.]


                        46,705,086 shares of Common Stock

                   100,000 shares of Series A Preferred Stock
                               ------------------

                               P R O S P E C T U S

                               ------------------

                              [____________], 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The expenses to be paid by our company in connection with the distribution of the securities being registered are as follows:

                                                             Amount (1)
                                                         -----------------
Securities and Exchange Commission Registration Fee...    $   4,573
American Stock Exchange Listing Fee...................       22,500
Accounting Fees and Expenses..........................       25,000
Legal Fees and Expenses...............................       25,000
Transfer Agent and Registrar Fees and Expenses........            0
Printing and Engraving Expenses.......................        3,500
Miscellaneous Fees and Expenses.......................   -----------------
    Total.............................................    $  80,573
                                                         =================
-------------

(1) All amounts are estimates except the SEC filing fee and the American Stock Exchange listing fee.

Item 14.  Indemnification of Directors and Officers

     As permitted under Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation, as amended provides that our directors (including any advisory director) shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     In addition, as permitted by Section 145 of the Delaware General Corporation Law our restated certificate of incorporation, as amended, and our amended and restated bylaws, as amended, provide that we shall indemnify any person, including officers and directors, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company), by reason of the fact that such person is or was a director, officer, employee or agent of our company or is or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful.

     Furthermore, as permitted by Section 145, expenses (including attorneys fees) incurred by an officer or director defending or settling any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by us. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

     And as provided in Section 145, the indemnification and advancement of expenses provided by, or granted pursuant to, the above-described provisions shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     We have obtained a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

     Within the past three years, Darling has issued and sold unregistered securities in the transactions described below:

     As part of the Recapitalization, on May 13, 2002, we issued an aggregate of 46,705,086 shares of our common stock and 100,000 shares of our Series A Preferred Stock to our lenders in exchange for the lenders canceling an aggregate of $64.6 million of indebtedness owed by us, comprised of (i) $55.4 million principal amount of loans under our previous credit agreement, (ii) $5.3 million of accrued and unpaid interest and commitment fees owing under our previous credit agreement and (iii) the $3,855,000 forbearance fee we owed to the lenders under a forbearance agreement then existing. These securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     Of such 46,705,086 shares of common stock, 4,359,141 were issued to Credit Lyonnais New York Branch; 10,522,770 were issued to PPM America Special Investments Fund, L.P.; 719,940 were issued to Daple, S.A.; 6,659,897 were issued to PPM America Special Investments CBO II, L.P.; 6,434,923 were issued to Bank One N.A.; 2,075,782 were issued to Credit Agricole Indosuez; 363 were issued to Wells Fargo Bank (Texas) National Association; 1,037,891 were issued to Ark CLO 2000-1 Limited; 8,355,849 were issued to Cerberus Partners, L.P.; and 6,538,530 were issued to Avenue Special Situations Fund II, L.P.

     Of such 100,000 shares of Series A Preferred Stock, 9,333 were issued to Credit Lyonnais New York Branch; 22,531 were issued to PPM America Special Investments Fund, L.P.; 1,541 were issued to Daple, S.A.; 14,259 were issued to PPM America Special Investments CBO II, L.P.; 13,778 were issued to Bank One N.A.; 4,444 were issued to Credit Agricole Indosuez; 1 was issued to Wells Fargo Bank (Texas) National Association; 2,222 were issued to Ark CLO 2000-1, Limited; 17,891 were issued to Cerberus Partners, L.P.; and 14,000 were issued to Avenue Special Situations Fund II, L.P.

Item 16. Exhibits and Financial Statement Schedules

         (a)       Exhibits

Exhibit No.        Document
-----------        --------

    3.1 Restated Certificate of Incorporation of the Company, as amended.+

    3.2 Amended and Restated Bylaws of the Company, as amended (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed August 12, 1997 and incorporated herein by reference).

    4.1 Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    4.2 Certificate of Designation, Preference and Rights of Series A Preferred Stock.+

    5.1 Opinion of Dechert as to the legality of the shares of common stock and Series A Preferred Stock being registered (filed herewith).

    10.1 Recapitalization Agreement, dated as of March 15, 2002, among Darling International Inc., each of the banks or other lending institutions which is a signatory thereto or any successor or assignee hereof, and Credit Lyonnais New York Branch, individually as a bank and as agent (filed as Annex C to the Company's Definitive Proxy Statement filed on April 29, 2002 and incorporated herein by reference).

    10.2 First Amendment to Recapitalization Agreement, dated as of April 1, 2002, among Darling International Inc., each of the banks party to the Recapitalization Agreement, and Credit Lyonnais New York Branch, individually as a bank and as agent (filed as Annex D to the Company's Definitive Proxy Statement filed on April 29, 2002 and incorporated herein by reference).

    10.3 Second Amendment to Recapitalization Agreement, dated as of April 29, 2002, among Darling International Inc., each of the banks party to the Recapitalization Agreement, and Credit Lyonnais New York Branch, individually as a bank and as agent.+

    10.4 Amended and Restated Credit Agreement, dated as of May 10, 2002, among Darling International Inc., Credit Lyonnais New York Branch, individually as a bank and as agent, and the
                   other  banks  and  secured   parties  named  therein.+

    10.5 Registration Rights Agreement, dated as of December 29, 1993, between Darling International Inc. and the signatory holders identified therein (filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.6 Registration Rights Agreement, dated as of May 10, 2002, between Darling International Inc. and the holders identified therein.+

    10.7 Form of Indemnification Agreement (filed as Exhibit 10.7 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.8 Form of Executive Severance Agreement (filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.9 Lease, dated November 30, 1993, between the Company and the Port of Tacoma (filed as Exhibit 10.8 to the Company's
                   Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.10 Leases, dated July 1, 1996, between the Company and the City and County of San Francisco (filed pursuant to temporary hardship exemption under cover of Form SE).

    10.11 1993 Flexible Stock Option Plan (filed as Exhibit 10.2 to the Company's Registration Statement on

Exhibit No.        Document
-----------        --------

                   Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.12 1994 Employee Flexible Stock Option Plan (filed as Exhibit 2 to the Company's Revised Definitive Proxy Statement filed on April 20, 2001 and incorporated herein by reference).

    10.13          Non-Employee  Directors  Stock  Option Plan (filed herewith).

    10.14 International Swap Dealers Association, Inc. (ISDA) Master Agreement and Schedule between Credit Lyonnais and Darling International Inc. dated as of June 6, 1997, related to interest rate swap transaction (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed August 12, 1997 and incorporated herein by reference).

    10.15 International Swap Dealers Association, Inc. (ISDA) Master Agreement and Schedule between Wells Fargo Bank, N.A. and Darling International Inc. dated as of June 6, 1997, related to interest rate swap transaction (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed August 12, 1997 and incorporated herein by reference).

    10.16 Confirmation dated September 20, 1999 which supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of June 6, 1997 between Credit Lyonnais and Darling International Inc (filed as Exhibit 10.17B to the Company's Annual Report on Form 10-K filed March 31, 2000 and incorporated herein by reference).

    10.17 Master Lease Agreement between Navistar Leasing Company and Darling International Inc. dated as of August 4, 1999 (filed as Exhibit 10.18 to the Company's Annual Report on Form 10-K filed March 31, 2000 and incorporated herein by reference).

    21.1           Subsidiaries of the Registrant.+

    23.1           Consent of Dechert (included in Exhibit 5).

    23.2           Consent of KPMG (filed herewith).

    24.1           Power of Attorney.+

-----------------------
    +   Previously filed.

         (b)       Financial Statement Schedules

                   Schedule II Valuation and Qualifying Accounts
                   Three Years Ended December 29, 2001 (Page F-40)

     Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

Item 17. Undertakings

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To  reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on the 5th day of June, 2002.

                                                DARLING INTERNATIONAL INC.



                                                By: /s/ John O. Muse
                                                   ----------------------------
                                                   John O. Muse
                                                   Executive Vice President -
                                                   Finance and Administration



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                                  Date
---------                  -----                                  ----

          *                Chairman of the Board and              June 5, 2002
-----------------------
Denis J. Taura             Chief Executive Officer


/s/ James A. Ransweiler    President and Chief Operating Officer  June 5, 2002
-----------------------
James A. Ransweiler        (Principal Executive Officer)


/s/ John O. Muse           Executive Vice President - Finance     June 5, 2002
-----------------------    and Administration (Principal
John O. Muse               Financing and Accounting Officer)


          *                Director                               June 5, 2002
-----------------------
Fredric J. Klink


          *                Director                               June 5, 2002
-----------------------
O. Thomas Albrecht


          *                Director                               June 5, 2002
-----------------------
Charles Macaluso


          *                Director                               June 5, 2002
-----------------------
Richard A. Peterson


* By: /s/ John O. Muse
     ------------------
     John O. Muse
     Attorney-In-Fact

                                 EXHIBIT INDEX

Exhibit No.        Document
-----------        --------

    3.1 Restated Certificate of Incorporation of the Company, as amended.+

    3.2 Amended and Restated Bylaws of the Company, as amended (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed August 12, 1997 and incorporated herein by reference).

    4.1 Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    4.2 Certificate of Designation, Preference and Rights of Series A Preferred Stock.+

    5.1 Opinion of Dechert as to the legality of the shares of common stock and Series A Preferred Stock being registered (filed herewith).

    10.1 Recapitalization Agreement, dated as of March 15, 2002, among Darling International Inc., each of the banks or other lending institutions which is a signatory thereto or any successor or assignee thereof, and Credit Lyonnais New York Branch, individually as a bank and as agent (filed as Annex C to the Company's Definitive Proxy Statement filed on April 29, 2002 and incorporated herein by reference).

    10.2 First Amendment to Recapitalization Agreement, dated as of April 1, 2002, among Darling International Inc., each of the banks party to the Recapitalization Agreement, and Credit Lyonnais New York Branch, individually as a bank and as agent (filed as Annex D to the Company's Definitive Proxy Statement filed on April 29, 2002 and incorporated herein by reference).

    10.3 Second Amendment to Recapitalization Agreement, dated as of April 29, 2002, among Darling International Inc., each of the banks party to the Recapitalization Agreement, and Credit Lyonnais New York Branch, individually as a bank and as agent.+

    10.4 Amended and Restated Credit Agreement, dated as of May 10, 2002, among Darling International Inc., Credit Lyonnais New York Branch, individually as a bank and as agent, and the other banks and secured parties named therein.+

    10.5 Registration Rights Agreement, dated as of December 29, 1993, between Darling International Inc. and the signatory holders identified therein (filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.6 Registration Rights Agreement, dated as of May 10, 2002, between Darling International Inc. and the holders identified therein.+

    10.7 Form of Indemnification Agreement (filed as Exhibit 10.7 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.8 Form of Executive Severance Agreement (filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.9 Lease, dated November 30, 1993, between the Company and the Port of Tacoma (filed as Exhibit 10.8 to the Company's
                   Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

    10.10 Leases, dated July 1, 1996, between the Company and the City and County of San Francisco (filed pursuant to temporary hardship exemption under cover of Form SE).

    10.11 1993 Flexible Stock Option Plan (filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

Exhibit No.        Document
-----------        --------

    10.12 1994 Employee Flexible Stock Option Plan (filed as Exhibit 2 to the Company's Revised Definitive Proxy Statement filed on April 20, 2001 and incorporated herein by reference).

    10.13          Non-Employee Directors Stock Option Plan (filed herewith).

    10.14 International Swap Dealers Association, Inc. (ISDA) Master Agreement and Schedule between Credit Lyonnais and Darling International Inc. dated as of June 6, 1997, related to interest rate swap transaction (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed August 12, 1997 and incorporated herein by reference).

    10.15 International Swap Dealers Association, Inc. (ISDA) Master Agreement and Schedule between Wells Fargo Bank, N.A. and Darling International Inc. dated as of June 6, 1997, related to interest rate swap transaction (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed August 12, 1997 and incorporated herein by reference).

    10.16 Confirmation dated September 20, 1999 which supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of June 6, 1997 between Credit Lyonnais and Darling International Inc (filed as Exhibit 10.17B to the Company's Annual Report on Form 10-K filed March 31, 2000 and incorporated herein by reference).

    10.17 Master Lease Agreement between Navistar Leasing Company and Darling International Inc. dated as of August 4, 1999 (filed as Exhibit 10.18 to the Company's Annual Report on Form 10-K filed March 31, 2000 and incorporated herein by reference).

    21.1           Subsidiaries of the Registrant.+

    23.1           Consent of Dechert (included in Exhibit 5).

    23.2           Consent of KPMG (filed herewith).

    24.1           Power of Attorney.+

-------------------

    +   Previously filed.